Exhibit 10.21

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “MSA”), effective as of January 01, 2005 (the “Effective Date”), is made and entered into by and between ProQuest Company, a Delaware corporation having its principal offices at 300 North Zeeb Road, Ann Arbor, MI 48106 (“Client Parent”), and International Business Machines Corporation, a New York corporation having its principal offices at Route 100, Somers, New York 10589 (“Supplier Parent”).

RECITALS

WHEREAS, Client Parent and Supplier Parent have engaged in extensive negotiations, discussions and due diligence that have culminated in the formation of the contractual relationship described in this MSA; and

WHEREAS, Client Parent desires to procure from Supplier Parent, and Supplier Parent desires to provide to Client Parent, the information technology products and services described in this MSA and in Service Agreements entered to by the Parties from time to time under this MSA, on the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

INTRODUCTORY PROVISIONS

1.1 Scope of Agreement. This MSA establishes a contractual framework for Supplier’s provision of Services under Service Agreements worldwide. In order to provide a uniform mechanism for implementing the principles of this MSA, the provisions of this MSA, as between Supplier Parent and Client Parent, shall be applicable worldwide and shall be implemented by Client Parent and Supplier Parent, and their respective domestic and foreign subsidiaries and business units, entering into Service Agreements which incorporate the principles of the applicable provisions of this MSA, modified as may be necessary by reason of local Laws or commercial custom. Client Parent and Supplier Parent each acknowledge and understand that their respective subsidiaries are not parties to this MSA and will not be legally bound by the provisions of this MSA unless and until they agree to be so bound. However, during any period and to the extent that a locally appropriate Service Agreement for any such Services is not then currently in effect, Client Parent and Supplier Parent shall each remain obligated to the other for the performance of the respective obligations of Client and Supplier stated herein.

1.2 Definitions.

(a) As used in this MSA, the terms set forth in Exhibit A shall have the respective meanings set forth therein.

(b) The term “Client Direct Competitor” means the Entities described in an applicable Statement of Work and the Affiliates and successors in interest of such Entities, as may be updated by Client from time to time upon written notice to Supplier.

(c) The term “Contracting Party” shall mean (1) with respect to this MSA, Client Parent or Supplier Parent, and (2) with respect to any Service Agreement, the Client Contracting Party receiving Services pursuant to the Service Agreement or the Supplier Contracting Party providing such Services.

(d) The term “Service Agreement” shall mean any written agreement, as provided for in Section 2.1 hereof, that is entered into between a Client Contracting Party and a Supplier Contracting Party for the provision of Services to that Client Contracting Party by the Supplier Contracting Party.

Other terms used in this MSA are defined in the context in which they are used and, unless otherwise specified herein, shall have the meanings there indicated wherever they are used in this MSA.

1.3 Term.

(a) The term of this MSA shall commence as of the Effective Date and shall continue until the expiration of an initial term of five (5) years. The term of this MSA may be extended for an additional term upon mutual agreement by Client Parent and Supplier Parent prior to the end of the initial term.

(b) Service Agreement terms which extend beyond the term of this MSA shall be subject to the approval of the Corporate Contract Managers. If this MSA expires or is terminated, Client Parent and Supplier Parent will not enforce any Service Agreement term which purports to extend beyond the expiration or termination of this MSA unless such extension is or has been mutually agreed upon by the Corporate Contract Managers. With respect to any Service Agreement which survives expiration or termination of this MSA (as a result of such approval by the Corporate Contract Managers), the provisions of this MSA that have been incorporated into such Service Agreement shall remain valid provisions of that Service Agreement unless and until the Contracting Parties thereto otherwise agree, notwithstanding termination of this MSA.

1.4 Applicability of Terms and Conditions. The Terms and Conditions set forth in Exhibit B hereto are intended to be applicable to both this MSA and each Service Agreement and, when used in connection with a Service Agreement, a reference to the applicable provisions of this MSA shall be considered a reference to the provisions of Exhibit B hereto, except to the extent that any such provisions are expressly modified or excluded therefrom in a Service Agreement.

1.5 Fundamental Principle of Good Faith and Fair Dealing. In entering into this MSA, Client Parent and Supplier Parent each acknowledge and agree that all aspects of the worldwide business relationship and dealings between Client and Supplier contemplated by this MSA and each Service Agreement, including the performance of all obligations and the exercise of all rights under this MSA and each Service Agreement, will be governed by the fundamental principle of good faith and fair dealing. Client Parent and Supplier Parent shall assure that each Client Contracting Party and Supplier Contracting Party, respectively, complies with this principle of good faith and fair dealing.

ARTICLE II.

SERVICE AGREEMENTS

2.1 Service Agreements. As of the Effective Date, each Client Contracting Party and the corresponding Supplier Contracting Party have agreed upon and entered into or shall, as soon as practicable, agree upon and enter into one or more Service Agreements for the performance of Services for that Client Contracting Party on mutually agreeable terms and conditions, subject to the limitations set forth in this MSA. If and to the extent applicable, each such Service Agreement shall:

(a) Refer to this MSA, which reference shall be deemed to incorporate into the Service Agreement the applicable provisions of this MSA.

(b) Designate the date as of which the provisions of the Service Agreement will be effective and the term or period of time during which Supplier will perform Services pursuant to the Service Agreement.

(c) Describe the obligations of Supplier related to the Service Agreement, including any Hardware or Materials to be delivered and any Services to be performed by Supplier pursuant to the Service Agreement, together with the general performance standards and related provisions agreed to by the Parties.

(d) Describe the obligations of Client related to the Service Agreement, including without limitation any space, facilities, Hardware, Materials, Client Assets or other support to be provided by Client.

(e) Specify the mutually agreed upon pricing structure, method and amounts of payment to be made to Supplier for the Services performed pursuant to the Service Agreement.

(f) Establish specific measurable standards of performance applicable to Supplier’s performance under the Service Agreement, such as function point analysis for application software development and Hardware and Software availability standards, as well as related remedies and rewards available if the Supplier Contracting Party’s performance fails to meet or exceeds those performance standards. Any such remedies and rewards shall be designed to incent and reward good performance and not to distort the intended economic effects of the Service Agreement.

(g) Identify any provisions of the Terms and Conditions that are expressly excluded from the Service Agreement and any provisions of the Service Agreement that shall supersede and prevail over any conflicting or inconsistent provisions of the Terms and Conditions.

(h) Include any other provisions deemed necessary or desirable by the Contracting Parties to the Service Agreement, such as, but not limited to, provisions enabling the Service Agreement to conform to the requirements of any applicable local Laws and government contracting requirements.

The general format for each Service Agreement is set forth in Exhibit C to this MSA.

2.2 Service Agreement Objectives. Each applicable Client Contracting Party and Supplier Contracting Party will negotiate in good faith to agree upon and enter into Service Agreements under this MSA.

2.3 Continued Services to Divested Business Units. In any situation where an existing Service Agreement does not accommodate the continued provision of Services to a divested Client business unit, Supplier will negotiate in good faith with the divested Client business unit to either enter into an agreement pursuant to which Supplier will continue providing services to the divested Client business unit on such terms and conditions as may be mutually agreed upon by Supplier and the divested Client business units.

ARTICLE III.

OPERATIONAL PROVISIONS

3.1 Client/Supplier Relationship. Client Parent and Supplier Parent will establish a group, which will include the Corporate Contract Managers and other executive key to the Client/Supplier relationship as may be designated by each Party, to ensure that the Parties are acting in a manner consistent with the principles of this MSA, and to address any issues that may arise in connection with this MSA.

3.2 Information Technology Strategy and Architecture. The respective roles and responsibilities of Client and Supplier in connection with the performance of the Services pursuant to the Service Agreements will be governed by the following:

(a) Client will be responsible for, and will decide and direct, its information technology strategies and requirements, including Client’s computing and communications architecture.

This includes Client’s right (1) to develop, maintain and publish technology standards that support the implementation of Client’s architecture, and architecture and technology compliance processes, and (2) to identify and select vendors of hardware and software used by Supplier to provide Services that are performed for Client on a dedicated basis. In this regard, Supplier will cooperate, as reasonably requested by Client, in preparing and updating any such strategies and requirements.

(b) Supplier will be responsible for, and will decide and direct, its performance of the Services in furtherance of Client’s information technology strategies and requirements, and will retain specific responsibility for the computing and communications architecture and technology at the Supplier Sites.

(c) In managing its own functions and operations in performing the Services, Supplier will consult with Client and take into account Client’s legitimate suggestions and concerns regarding the delivery of the Services.

3.3 Contract Administration. Client Parent and Supplier Parent shall each designate a Corporate Contract Manager who shall be responsible for, among other things:

(a) The implementation, management and enforcement of this MSA on behalf of that Parent, including overall management of its performance under this MSA.

(b) Exercising day-to-day responsibility for achieving resolution of corporate-wide issues relating to this MSA or the Service Agreements.

(c) Working with the Contract Managers designated under each Service Agreement to establish, where appropriate, uniform policies applicable to the Services provided to Client by Supplier.

(d) Interfacing with any committees or other bodies of that Parent with responsibility for reviewing or approving any matters relating to this MSA or the Service Agreements and otherwise satisfying any administrative requirements internally required by that Parent.

(e) Monitoring the activities of the Contract Managers designated under each Service Agreement, as applicable, of that Parent.

The Supplier Corporate Contract manager shall be considered a Key Employee and the provisions related to Key Employees set forth in the Terms and Conditions shall apply with respect to the designated individual.

ARTICLE IV.

GENERAL PROVISIONS

4.1 Termination of MSA. This MSA may be terminated as follows:

(a) In the event either Supplier Parent or Client Parent defaults in the performance of any of its duties or obligations that are material in the context of the overall relationship between Client and Supplier and fails to cure such default within thirty (30) days after being given written notice specifying the default, or, with respect to any default which cannot reasonably be cured within thirty (30) days, if the defaulting Party fails to provide, promptly after being given written notice specifying the default, a specific written action plan for curing the default as expeditiously as reasonably possible, including a specified schedule for the action plan and a mutually agreed upon end date by which the action plan is to be completed and the default cured, and to proceed utilizing its reasonable best efforts to cure the default in accordance with and on the schedule specified in the action plan, then the Party not in default may, by giving written notice thereof to the defaulting Party, terminate this MSA as of a date specified in such notice of termination. Additionally, in the event that the defaulting Party fails to cure the default by the mutually agreed upon end date as set forth in the action plan, the Party not in default may, by giving written notice thereof to the defaulting Party, immediately terminate this MSA.

(b) In the event that either Party is unable to pay its debts generally as they come due or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other Party hereto may, by giving written notice thereof to such Party, terminate this MSA as of a date specified in such notice of termination.

(c) Expiration or termination of this MSA shall not relieve the Parties of their respective obligations which survive expiration or termination under the Terms and Conditions, including, without limitation, any obligation to provide Termination Assistance Services.

4.2 Amendment or Modification. This MSA may be amended or modified upon mutual agreement of Client Parent and Supplier Parent; provided, however, such amendment or modification shall only be effective if made in writing by the Corporate Contract Managers or other authorized representatives of Client Parent and Supplier Parent.

4.3 Incorporation of Exhibits. The provisions of the Exhibits hereto are hereby incorporated into and made a part of this MSA for all purposes. Notwithstanding anything to the contrary in Exhibit B hereto, for purposes of these provisions as incorporated into this MSA (a) the Effective Date shall mean the Effective Date of this MSA, (b) the Contracting Parties shall mean Client Parent and Supplier Parent, and (c) the Contract Managers of the Contracting Parties shall mean the Client and Supplier Corporate Contract Managers.

4.4 Governing Law. This MSA shall be governed by the laws of the State of Michigan without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, the Parties hereto, by their duly authorized representatives, have executed this MSA effective as of the Effective Date first above written.

INTERNATIONAL BUSINESS MACHINES CORPORATION	PROQUEST COMPANY

By:	By:

(Print):	(Print):

Title:	Title:

Date:	Date:

EXHIBIT A

to the

MASTER SERVICES AGREEMENT

DEFINITIONS

The terms defined in this Exhibit include the plural as well as the singular. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the MSA as a whole and not to any particular Article, Section, Subsection or other subdivision. Article, Section, Subsection, Exhibit and Schedule references refer to articles, sections and subsections of, and schedules to, the MSA. The words “include” and “including” shall not be construed as terms of limitation. The word “or” shall mean “and/or” unless the context requires otherwise. The words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year, and the words “writing” or “written” mean preserved or presented in retrievable or reproducible written form. Except as provided in the MSA, “writing” or “written” may mean electronic (including E-mail transmissions where receipt is acknowledged by the recipient, but excluding voice-mail), or hard copy, including by facsimile (with acknowledgment of receipt from the recipient’s facsimile machine) unless otherwise stated. Other terms used in the MSA or any Service Agreement entered into under the MSA are defined in the context in which they are used and shall have the meanings there indicated.

“Act” shall have the meaning given in Section 4.12.h of the Terms and Conditions.

“Acquired Assets” means the Hardware, Software and other assets owned or controlled by Client and listed in a Service Agreement that Supplier will acquire as of the Effective Date.

“Acquired Assets Credit” means the amount set forth in a Service Agreement that Supplier will pay to Client as consideration for the Acquired Assets.

“Additional Resource Charge” is the charge for additional utilization of a predefined Service or resource in excess of the defined Resource Baseline volume, as set forth in a Service Agreement.

“Affiliate” shall mean, generally, with respect to any Entity, any other Entity Controlling, Controlled by or under common Control with such Entity.

“Benchmarker” shall have the meaning given in the Statement of Work.

“Benchmarking” shall have the meaning given in the Statement of Work.

“Cause” shall mean the flagrant disregard of the rules and regulations of Supplier; insubordination, negligence, or misconduct as defined in Supplier’s human resource policies and procedures; or commission of a felony.

“Change” shall have the meaning given in Section 10.2 of the Terms and Conditions.

“Change Control Procedures” shall have the meaning given in Section 10.2 of the Terms and Conditions.

“Charges” shall have the meaning given in Section 17.1 of the Terms and Conditions.

“Claim” shall have the meaning given in Section 27.5 of the Terms and Conditions.

“Client” shall mean Client Contracting Party and any related Entities that have entered into any applicable Service Agreements or that are receiving any of the Services.

“Client Agents” shall mean the subcontractors, consultants, representatives, agents and suppliers of Client (other than Supplier and those subcontractors, agents and suppliers acting for or on behalf of Supplier).

“Client Assets” shall have the meaning given in Section 12.3 of the Terms and Conditions.

“Client Confidential Information” shall mean any information of a confidential or proprietary nature received by Supplier, directly or indirectly, from Client, or acquired or developed pursuant to the provision of the Services, including, but not limited to, business affairs, data, designs, manuals, training materials and documentation, formulas, ideas, inventions, knowledge of manufacturing processes, mask-works, methods, prices, financial and accounting data, products and product specifications, systems, and technical information and the terms of the Agreement.

“Client Contracting Party” shall mean the Client Entity that enters into a Service Agreement and is identified as such therein.

“Client Contract Manager” shall have the meaning given in Section 12.1 of the Terms and Conditions.

“Client Consents” shall have the meaning given in Section 14.1.b.3. of the Terms and Conditions.

“Client Data” shall have the meaning given in Section 15.1 of the Terms and Conditions.

“Client Hardware” shall mean the Hardware owned or leased by, or under the control of, Client or a Client Agent.

“Client Sites” shall mean the facilities or sites owned or leased by, or under the control of, Client or a Client Agent.

“Client Materials” shall mean the Client Proprietary Materials and the Client Third Party Materials, collectively.

“Client Personnel” means the employees, agents, contractors or representatives of Client who are listed in a schedule to a Service Agreement.

“Client Proprietary Materials” shall have the meaning given in Section 13.1.a. of the Terms and Conditions.

“Client Third Party Materials” shall have the meaning given in Section 13.1.a. of the Terms and Conditions.

“Confidential Information” shall mean Client Confidential Information and Supplier Confidential Information, collectively.

“Contracting Party” shall mean Client Contracting Party or Supplier Contracting Party, as the case may be.

“Control” and its derivatives shall mean the legal, beneficial, or equitable ownership, directly or indirectly, of at least 50% of the aggregate of all voting equity interests in an Entity or equity interests having the right to at least 50% of the profits of an Entity or, in the event of dissolution, to at least 50% of the assets of an Entity and, in the case of a partnership, also includes the holding by an Entity (or one of its Affiliates) of the position of sole general partner.

“Corporate Contract Manager” shall have the meaning given in the MSA.

“Critical Systems” shall mean the systems identified as critical in a Service Agreement.

“Designated Services” shall have the meaning given in Section 4.1.a. of the Terms and Conditions.

“Developed Materials” shall mean the Materials developed and written by or on behalf of Supplier and/or Supplier Agents for Client pursuant to the provision of the Services unless agreed otherwise between Client and Supplier as a specific amendment to a Service Agreement.

“Disclosing Party” shall have the meaning given in Section 15.6.c. of the Terms and Conditions.

“Direct Client Competitors” shall mean the Entities identified in the Statement of Work.

“Direct Damages Cap” shall have the meaning given in Section 27.6 of the Terms and Conditions.

“Documentation” shall mean the user guides, operating manuals, education materials, product descriptions and specifications, technical manuals, supporting materials, and other information relating to the Software or used in conjunction with the Services, whether distributed in print, magnetic, electronic, or video format.

“Effective Date” shall have the meaning set forth in the applicable Service Agreement.

“Employment Effective Date” shall have the meaning given in the Statement of Work.

“Entity” shall mean a corporation, partnership, joint venture, trust, limited liability company, limited partnership, limited liability partnership, governmental agency, association or other organization or Entity.

“Expiration Date” shall have the meaning set forth in the applicable Service Agreement.

“Force Majeure Event” shall have the meaning given in Section 16.2 of the Terms and Conditions.

“Hardware” shall mean the computers and related equipment used in connection with the provision of the Services, including central processing units and other processors, controllers, modems, communications and telecommunications equipment (voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

“Illicit Code” shall mean any hidden files, any automatically replicating, transmitting or activating computer program, any virus (or other malicious computer program), or any Hardware-limiting, Software-limiting or Services-limiting function (including, but not limited to, node lock, time-out or other similar functions), whether implemented by electronic or other means.

“Indemnified Party” shall have the meaning given in Section 27.5 of the Terms and Conditions.

“Indemnifying Party” shall have the meaning given in Section 27.5 of the Terms and Conditions.

“Initial Term” shall have the meaning given in Section 2.1 of the Terms and Conditions.

“Intellectual Property” is defined in the definition for Work Product below.

“Key Employees(s)” shall have the meaning given in the Statement of Work.

“Laws” shall mean all federal, provincial, state and local laws, statutes, regulations, rules, executive orders, government directives, government circulars, or binding pronouncements of or by any government (including any department or agency thereof) having jurisdictional authority over a Party.

“Losses” shall mean all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

“Materials” shall mean Intellectual Property and Software.

“MSA” shall mean the Master Services Agreement, including all exhibits and schedules attached thereto.

“Net Book Value” shall mean the original asset value less any accumulated amortization or depreciation (as calculated under the rules of generally accepted accounting principles in the United States).

“Non-Solicitation Period” shall have the meaning given in the Statement of Work.

“Official Action” shall have the meaning given in Section 4.13.a. of the Terms and Conditions.

“Parties” shall mean Client and Supplier, collectively, and each of Supplier and Client may be referred to as a “Party.”

“Performance” shall mean that the Transitioned Employee’s level of performance is at a level that would justify dismissal under the human resource policies of Supplier.

“Personal Information” shall mean any individually identifiable information from or about an individual consumer, or information, when associated with other information in the hands of or available to, supplier, including, but not limited to (a) first & last name; (b) a home address or other physical address, including street name and name of city or town; (c) an email address or other online contact information (e.g., instant messaging user identifier); (d) a telephone number; (e) a social security number or other government-issues personal identifier such as a tax identification number; (f) an Internet Protocol address; (g) a persistent identifier (e.g., a unique customer number in a cookie); and (h) any other information that is combined with any of the above.

“Policy and Procedures Manual” shall have the meaning given in Section 4.10.a. of the Terms and Conditions.

“Privileged Work Product” shall have the meaning given in Section 15.7 of the Terms and Conditions.

“Project Managers” shall mean the Client and Supplier project or systems operations managers for the applicable project or system.

“Project Staff “ shall mean the individuals appointed by Supplier to provide the Services.

“Receiving Party” shall have the meaning given in Section 15.6.c. of the Terms and Conditions.

“Reduced Resource Credit” is the credit for reduced utilization of a predefined Service or resource below the defined Resource Baseline volume, as set forth in a Service Agreement.

“Renewal Term” shall have the meaning given in Section 2.2 of the Terms and Conditions.

“Resource Baselines” are the annual volumes of specific resources or Services expected to be delivered or performed by Supplier under a Service Agreement.

“Resource Unit” means a particular unit of resource, as described in a Service Agreement, which is measured to determine Client’s actual utilization of such resource compared to the applicable Resource Baseline for purposes of calculating Additional Resource Charges and Reduced Resource Credits under the applicable Service Agreement.

“Root Cause Analysis” is a formal process that diagnoses systemic, catastrophic or other problems at the lowest reasonable level necessary to establish the cause of such problems.

“Service Agreement” shall mean an agreement entered into by Client Contracting Party and Supplier Contracting Party for the provision of certain services that refers to and incorporates the MSA and the Terms and Conditions, and as may be amended during the Term. A Service Agreement shall consist of the Statement of Work (SOW) and its Schedules.

“Service Levels” shall have the meaning given in the Statement of Work.

“Service Level Credits” shall have the meaning given in the Statement of Work.

“Services” shall mean the Designated Services and the Supplemental Services.

“Schedules” shall mean the Schedules expressly referenced in and attached to a Service Agreement.

“Sites” shall mean the Client Sites and the Supplier Sites, collectively.

“Software” shall mean the Source Code and object code versions of any applications programs, operating system software, computer software languages, utilities and other computer programs (i.e., any set of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), and documentation and supporting materials relating thereto, in whatever form or media, used or developed in connection with the provision of the Services, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities and other computer programs, and documentation and supporting materials relating thereto are recorded or printed, together with all corrections, improvements, updates and releases thereof.

“Source Code” means a human-readable copy of the source code (the computer instructions in human readable computer language) to the Software and the Developed Materials, plus any pertinent commentary or explanation that may be used by Supplier’s programmers, although not necessarily those incorporating the program, and shall include Documentation, statements or principles of operation, and schematics, all as necessary or useful for the effective understanding, maintenance and use of the Source Code. To the extent that the development environment employed by Supplier for the development, maintenance, compilation, and implementation of the Source Code includes any device, programming, or Documentation not commercially available to Client on reasonable terms through readily known sources other than Supplier, the Source Code shall include all such devices, programming, or Documentation. The foregoing reference to such development environment is intended to apply to any programs, including compilers, workbenches, tools, and high-level (or proprietary) languages, used by Supplier for the development, maintenance, and implementation of the Source Code.

“Specialized Services” shall have the meaning given in the Statement of Work.

“Specifications” shall mean any specifications for Services, Hardware or Materials that are agreed upon by Client and Supplier, as set forth in a Service Agreement.

“Supplemental Services” shall have the meaning given in Section 4.2.a. of the Terms and Conditions.

“Supplier” shall mean Supplier Contracting Party and any related Entities that have entered into any applicable Service Agreements or that are providing any of the Services.

“Supplier Administered Agreements” shall have the meaning given in Section 7.3.a. of the Terms and Conditions.

“Supplier Agents” shall mean the subcontractors, consultants, representatives, agents and suppliers of Supplier.

“Supplier Confidential Information” shall mean any information of a confidential or proprietary nature that is received and approved by Client in accordance with Section 15.6.d. of the Terms and Conditions.

“Supplier Consents” shall have the meaning given in Section 14.1.a.2. of the Terms and Conditions.

“Supplier Contract Manager” shall have the meaning given in the Statement of Work.

“Supplier Contracting Party” shall mean the Supplier Entity that enters into a Service Agreement and is identified as such therein.

“Supplier Hardware” shall mean the Hardware owned or leased by Supplier.

“Supplier Materials” shall mean the Supplier Proprietary Materials and the Supplier Third Party Materials, collectively.

“Supplier’s Pension Plan” shall have the meaning given in the Statement of Work.

“Supplier Proprietary Materials” shall have the meaning given in Section 13.2.a. of the Terms and Conditions.

“Supplier Reimbursement Account Plan” shall have the meaning given in the Statement of Work.

“Supplier Savings Plan” shall have the meaning given in the Statement of Work.

“Supplier Sites” shall mean the facilities or sites owned, leased or under the control of, Supplier or a Supplier Agent.

“Supplier Third Party Materials” shall have the meaning given in Section 13.3.a. of the Terms and Conditions.

“Supplier Tools” shall mean Supplier and third party tool kits used by Supplier to provide the Services and needed by Client for ongoing execution and delivery thereof.

“Taxes” shall mean any value-added, country or local sales, use or similar taxes imposed by and collected on behalf of any taxing authority and any telecommunications excise taxes, except taxes on net income of a Party.

“Term” shall mean the Initial Term and the Renewal Terms, if any, under a Service Agreement.

“Termination Assistance Period” shall have the meaning given in the Statement of Work.

“Termination Assistance Services” shall have the meaning given in Section 25.1 of the Terms and Conditions.

“Terms and Conditions” shall mean the Terms and Conditions attached to the MSA as Exhibit B.

“Third Party Agreements” shall have the meaning given in Section 7.1 of the Terms and Conditions.

“Third Party Approval” shall have the meaning given in Section 4.13.a. of the Terms and Conditions.

“Third Party Services” shall have the meaning given in Section 5.1.a.4. of the Terms and Conditions.

“Transitioned Employees” shall have the meaning given in the Statement of Work.

“Transition Plan” shall have the meaning given in Section 8.1 of the Terms and Conditions.

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act, as amended, together with all implementing regulations.

“Welfare Plans” shall have the meaning given in the Statement of Work.

“Work Product” shall mean all of the following: (a) patents, patent applications, inventions, designs, mask works, processes, methodologies, copyrights and copyrightable works, trade secrets including confidential information, data, designs, manuals, training materials and documentation, formulas, knowledge of manufacturing processes, methods, prices, financial and accounting data, products and product specifications and all other intellectual property rights, as the foregoing terms are understood under United States law (collectively “Intellectual Property”), created, developed or prepared, documented and/or delivered by Supplier, pursuant to the provision of the Services, including, but not limited to, all modifications or enhancements to Client Confidential Information and Client Materials and all manuals, training materials and documentation relating to the Materials; and (b) Developed Materials (including all Intellectual Property related thereto); but in each case excluding the skill and knowledge of Supplier’s employees and Supplier Agents resulting from the provision of the Services.

EXHIBIT B

TERMS AND CONDITIONS

FOR

INCORPORATION INTO

SERVICE AGREEMENTS

9.0	SERVICE LEVEL AGREEMENT	17
9.1	Service Level Agreement	17
9.2	Service Level Credits	17
9.3	Benchmarking	17

10.0	CONTRACT MANAGEMENT	17
10.1	Change Requests	17
10.2	Change Control Procedures	18

11.0	Reserved	18

12.0	CLIENT RESPONSIBILITIES AND ASSETS	18
12.1	Client Contract Manager	18
12.2	Provision of Premises	18
12.3	Client Assets	18

13.0	PROPRIETARY RIGHTS	19
13.1	Client Materials	19
13.2	Supplier Proprietary Materials	19
13.3	Supplier Third Party Materials	20
13.4	Work Product	20
13.5	Changes and Upgrades to Materials	21
13.6	Supplier Tools	21

14.0	CONSENTS	22
14.1	Supplier and Client Consents	22

15.0	DATA PROTECTION AND SECURITY	22
15.1	Client Data	22
15.2	Return or Destruction of Data	22
15.3	Data Security	23
15.4	Sites	23
15.5	Security Procedures	23
15.6	Confidentiality	23
15.7	Legal Professional Privilege	24
15.8	Media Releases/Publicity	25
15.9	Unauthorized Access	25
15.10	Direct Client Competitors	25

16.0	CONTINUED PROVISION OF SERVICES	26
16.1	Business Continuity	26
16.2	Force Majeure	27
16.3	Allocation of Resources	27

17.0	SUPPLIER COMPENSATION	27
17.1	Charges	27
17.2	Expenses	27
17.3	Pricing Methodology	28
17.4	Cost of Living Adjustment	28
17.5	Proration	28
17.6	Recurring Costs	28
17.7	Supplier’s Efforts to Minimize Charges	28

18.0	PAYMENT PROCEDURES	28
18.1	Pricing Detail	28
18.2	Invoicing	29

18.3	Supporting Documentation	29
18.4	Payment	29
18.5	Fee Disputes	29

19.0	TAXES FOR SERVICES PERFORMED IN THE U.S.	30
19.1	Information	30
19.2	Taxes	30
19.3	Structure	30
19.4	Payment	30
19.5	Tax Credit	30
19.6	Cooperation	31
19.7	Segregation of Payment Streams	31

20.0	TAXES FOR SERVICES PERFORMED OUTSIDE THE U.S.	31
20.1	Taxes	31
20.2	Segregation of Payment Streams	32
20.3	Cooperation	32

21.0	CLIENT REVIEW RIGHTS	32
21.1	Processing	32
21.2	Supplier Non-compliance	33
21.3	Record Retention	33
21.4	Access and Reports	34
21.5	Audit Software	34
21.6	Facilities	34

22.0	VOLUME CHANGES AND ADDITIONAL BUSINESS UNITS	34
22.1	Substantial Change in Volume	34
22.2	Additional Business Units	34

23.0	DISPUTES	35
23.1	Project Managers	35
23.2	Contract Managers	35

24.0	TERMINATION	35

25.0	TERMINATION ASSISTANCE	35
25.1	Termination Assistance Services	35

26.0	WARRANTIES	36
26.1	By Client	36
26.2	By Supplier	36
26.3	Disclaimer	37

27.0	INDEMNITIES AND LIABILITY	37
27.1	Indemnity by Client	37
27.2	Indemnity by Supplier	37
27.3	Cross-Indemnity	38
27.4	Infringement	38
27.5	Indemnification Procedures	39
27.6	Direct Damages	39
27.7	Consequential Damages	40
27.8	Exclusions	40
27.9	Injunctive Relief	40

28.0	INSURANCE	40
28.1	Insurance	40
28.2	Insurance Documentation	40

29.0	MISCELLANEOUS PROVISIONS	41
29.1	Assignment	41
29.2	Notices	41
29.3	Counterparts	41
29.4	Relationship	41
29.5	Consents, Approvals, Notices and Requests	41
29.6	Severability	42
29.7	Waiver	42
29.8	Entire Agreement	42
29.9	Amendments	42
29.10	Governing Law	42
29.11	Survival	42
29.12	Third Party Beneficiaries	42
29.13	Covenant of Further Assurances	42
29.14	Cumulative Remedies	43

ARTICLE I.

1.0	GENERAL PROVISIONS

1.1	Incorporation into Service Agreements.

These Terms and Conditions are incorporated by reference into all Service Agreements entered into between the Client Contracting Party and the Supplier Contracting Party under the MSA. These Terms and Conditions shall apply unless stated to the contrary in a Service Agreement.

1.2	Conflicts.

In the event of a conflict between these Terms and Conditions and the terms of a Service Agreement, the terms of the Service Agreement shall prevail. Notwithstanding the foregoing, the order of precedence applies only to the extent a conflict exists (and only for the purpose of resolving such conflict as it applies to the terms and conditions comprising a particular undertaking as defined by a Service Agreement). Any conflicting terms shall not be deemed to be amended, modified, cancelled or waived with respect to any other Service Agreement or for any other purpose whatsoever.

ARTICLE II.

2.0	TERM AND RENEWAL

2.1	Initial Term.

The term of a Service Agreement shall commence on the Effective Date set forth in the Service Agreement and shall continue until the Expiration Date set forth in the Service Agreement, unless the Service Agreement is renewed pursuant to Section 2.2 of these Terms and Conditions, or is terminated earlier pursuant to the applicable Services Agreement (the “Initial Term”).

2.2	Renewal Term.

The term of a Service Agreement shall automatically extend for the number of additional terms as set forth in the Service Agreement (each, a “Renewal Term”) following the conclusion of the Initial Term and each Renewal Term, if any, thereafter, unless terminated prior to such extension as provided in this Section. If Client does not want this Agreement to automatically extend at the conclusion of the Initial Term (or any Renewal Term, whichever is applicable), then Client shall give Supplier written notice to that effect not less than six (6) months before the expiration of the existing term (whether the Initial Term or a Renewal Term. In the event Client provides Supplier with notice of non-renewal, Client may, by written notice delivered to Supplier at least ninety (90) days prior to the expiration of the then-current term, revoke such notice of non-renewal.

2.3	Expiration of Term of Master Services Agreement.

Any Service Agreement which provides for a Term which extends beyond the expiration date of the Master Services Agreement must be approved in advance by the Corporate Contract Managers of the Parties.

ARTICLE III.

3.0	STRATEGIC CONTROL

3.1	Retention of Strategic Control.

Client shall retain strategic control of all aspects of the services, products and processes used in Client’s business, including decisions concerning the Services, Hardware and Materials, architecture and technical standards. Changes to Services, Hardware and Materials not contemplated by a particular Service Agreement shall be subject to the Change Control Procedures and may result in additional costs to Client.

3.2	Implementation of Strategic Control.

In connection with implementing such strategic control, as described in each Services Agreement, Client shall: (a) establish processes and designate decision-makers to exercise strategic control over the Services; and (b) establish procedures to consult with Supplier and other vendors when and to the extent Client determines it to be appropriate. To the extent required by the applicable Services Agreement, Supplier shall provide assistance and advice to Client pursuant to such procedures.

3.3	Supplier’s Obligations.

Supplier shall: (a) comply with Client’s information management, technical architecture and product standards as may be in effect during the Term, subject to the Change Control Procedures; and (b) subject to the requirements of the applicable Service Agreement and upon Client’s request, provide to Client and Client Agents, assistance, training and Documentation in connection with the operation of the Hardware, Materials and processes used to provide the Services.

3.4	Technology Changes.

Supplier and Client shall cooperate in order to identify the least cost, or highest benefit, or both methods, to implement technology changes. Any change of technology in the Hardware or Materials (as it affects Client’s execution environment or the execution of the Services), other than a change to the products listed in the Standards Schedule included as part of a Services Agreement, shall be subject to Client’s written approval prior to it being implemented or incorporated into the Services.

3.5	Architecture, Standards and Information Technology Planning.

a.	Supplier Assistance. As requested by Client, Supplier shall assist Client in defining information technology architectures and standards on an ongoing basis and in preparing long-term strategic information technology plans and short-term implementation plans on an annual basis. The assistance to be provided by Supplier shall include (1) active participation with Client representatives on permanent and ad-hoc committees and working groups addressing such issues; (2) assessments of the then-current information technology architectures, standards and systems; (3) analyses of the appropriate direction for such architectures, standards and systems in light of business priorities, business strategies and competitive market forces; and (4) recommendations regarding information technology architectures and platforms, software and hardware products, information technology strategies and directions, and other enabling technologies. With respect to each recommendation, Supplier shall provide: (A) cost projections and cost/benefit analyses; (B) the changes, if any, in the personnel and other resources required to operate and support the changed environment; (C) the resulting impact on Client’s information technology costs; (D) the expected performance, quality, responsiveness, efficiency, reliability and other service levels; and (E) high level plans and high level projected time schedules for development and implementation. To the extent the foregoing Services are not defined as being in- scope under a Service Agreement, such Services may be subject to the payment of additional Charges by Client.

b.	Final Authority. Client shall have final authority to promulgate information technology architectures, standards and plans and to modify or grant waivers from such architectures, standards or plans. Supplier shall (1) comply with and enforce the information technology architectures, standards and plans established by Client, (2) modify the Services as and to the extent necessary to conform to such architectures, standards and plans, and (3) obtain Client’s prior approval for any deviations from such architectures, standards or plans. Modification of the Services and changes to the information technology architectures, standards and plans not contemplated by a particular Service Agreement shall be subject to the Change Control Procedures and may result in additional charges to Client.

c.	Forecasting and Budgeting. Supplier shall provide the following information to Client for its forecasting and budgeting processes: (1) base utilization; (2) changes to the environment impacting known Client costs or resource utilization; and (3) opportunities to modify or improve the Services to reduce the Charges (e.g., through reductions in resource utilization, process improvements or increases in productivity) and pass-through expenses incurred by Client. Such information shall be provided at Client’s request and in accordance with a reasonable schedule established under the applicable Service Agreement. To the extent the foregoing Services are not defined as being in-scope under a Service Agreement, such Services may be subject to the payment of additional Charges by Client.

ARTICLE IV.

4.0	SERVICES

4.1	Designated Services.

a.	Service Agreements. During the Term, Supplier shall provide the services, functions and responsibilities described in the applicable Service Agreement to Client (the “Designated Services”).

b.	Collateral Services. If any collateral services, functions or responsibilities not specifically described in the applicable Service Agreement are an inherent and customary part of the Designated Services or are required for proper performance or provision of the Designated Services in accordance with the applicable Service Agreement, they shall be deemed to be included within the scope of the Services to be delivered for the Charges, as if such services, functions or responsibilities were specifically described in the applicable Service Agreement.

c.	Provision of Facilities, Hardware and Software. Except as otherwise expressly provided in the applicable Service Agreement and subject to Section 12.2, Supplier shall be responsible for providing the facilities, personnel, Supplier Hardware, Supplier Software and other resources necessary to provide the Designated Services. The Designated Services shall be performed at the Client Sites and the Supplier Sites designated in the applicable Service Agreement.

4.2	Supplemental Services.

a.	Client’s Request and Supplier’s Response. During the Term, Client may wish to obtain services that are logically related to, or closely integrated with, the Designated Services (the “Supplemental Services”). Client shall communicate to Supplier its request for any Supplemental Services, and Supplier shall respond to such request, pursuant to the Change Control Procedures. As soon as reasonably practicable after Supplier’s receipt of Client’s request, Supplier shall inform Client as to whether Supplier desires to perform such Supplemental Services and shall provide Client, as and when appropriate, with:

1.	a written description of the work Supplier anticipates performing in connection with such Supplemental Services;

2.	a schedule for commencing and completing the Supplemental Services;

3.	Supplier’s prospective non-recurring Charges for such Supplemental Services;

4.	any increase or decrease in the recurring Charges as a result of the implementation of the Supplemental Services;

5.	a description of any Materials to be developed or modified by Supplier or Hardware to be provided by Supplier in connection with such Supplemental Services;

6.	the Materials, Hardware, and other resources and run-time requirements necessary to develop and operate any new applications;

7.	the human resources necessary to develop and operate any new applications or provide the Supplemental Services;

8.	a list of any existing Materials, Hardware and other resources included in or to be used in connection with such Supplemental Services; and

9.	assistance in the development of acceptance test criteria and procedures in respect of any new applications or any products or services.

b.	Amendments. In the event Client elects to have Supplier perform the Supplemental Services, Client and Supplier shall amend the applicable Service Agreement(s) pursuant to Section 29.9 or as otherwise set forth in the Change Control Procedures. Client shall not be responsible for payment to Supplier and Supplier shall not be responsible for rendering of the Supplemental Services until the applicable Service Agreement(s) have been amended to include such Supplemental Services.

4.3	Provision of Services.

Subject to the Service Agreement and any agreed notification periods and any forecasting processes agreed therein, Supplier shall increase or decrease the amount of the Services according to Client’s demand for the Services. All of Supplier’s activities in connection with providing the Services shall be included in the Charges.

4.4	Changes to the Services.

Subject to the Service Agreement and except as may be necessary on an emergency basis to maintain the continuity of the Services, Supplier shall not, without Client’s written consent, modify the Services.

4.5	Hardware.

a.	Use of Hardware. Supplier shall provide the Services using the Client Hardware and the Supplier Hardware as set forth in the applicable Service Agreement.

b.	Inventory. Supplier shall provide to Client in January of each year of the Term an inventory, effective January 1 in any given year, of all Supplier Hardware located on the Client Sites and utilized by Supplier in the provision of the Services. Such inventory shall identify, in respect of each major Supplier Hardware component, whether the Supplier Hardware is: (1) leased or owned and, if leased, who the lessor and lessee are; and (2) dedicated to Client or shared with third parties.

4.6	Materials.

a.	Use of Materials. Supplier shall provide the Services using the Client Materials and the Supplier Materials as set forth in the applicable Service Agreement and in accordance with Article XIII.

b.

Inventory. Supplier shall provide to Client in January of each year of the term, an inventory, effective January 1 in any given year, of all Materials located on the Client Sites and utilized by Supplier in connection with the provision of the Services. Such inventory shall identify, in respect of each Software program, the version or release number and whether the copy of the Software program is: (1) Client Materials or Supplier Materials; and (2) dedicated to Client or shared with third parties.

c.	Materials. The Developed Materials and Supplier Proprietary Materials:

1.	shall not contain Illicit Code; and

2.	shall not, except as expressly contemplated by the Services Agreement, alter, damage or erase any data or Materials without control of a person operating the computing equipment on which it resides.

To the extent that Illicit Code is found in the Developed Materials or Supplier Proprietary Materials, Supplier, at its expense, shall immediately undertake to remove such Illicit Code, and to correct and repair any damage to Client Data or Materials caused by such Illicit Code. Supplier’s obligations to restore damaged, corrupt or erased Client Data or Materials shall be subject to Client abiding by its published data backup and recovery procedures.

Notwithstanding the foregoing, with respect to Supplier Third Party Materials which may be embedded into Client Materials or Developed Materials, Supplier’s obligations with respect to any Illicit Code which may be contained in any Supplier Third Party Materials is limited to (A) at Supplier’s expense, immediately undertake to remove such Illicit Code, and (B) at Client’s expense, assist Client in correcting and repairing any damage to Client Data or Materials caused by such Illicit Code.

4.7	Communication Services.

Supplier shall provide the Services using the communication lines and associated services specified in the applicable Service Agreement.

4.8	Use of Client Hardware and Client Materials.

Supplier shall use any Client Hardware and Client Materials solely for Client’s use and benefit in the provision of the Services.

4.9	Productivity and Management Tools.

Supplier shall consult with Client regarding the use of project management tools, including productivity aids and project management systems. Supplier shall use mutually acceptable project management tools in all major projects and employ a regular reporting mechanism to identify project tasks, present current status reports and identify potential problems.

4.10	Policy and Procedures Manual.

a.	Development of Manual. As part of the Services, and at no additional cost to Client, Supplier shall deliver to Client within the time periods specified in the applicable Services Agreement, for its review, comment and approval (1) an outline of the topics to be addressed in the Policy and Procedures Manual, and (2) an initial draft of the Policy and Procedures Manual (the “Policy and Procedures Manual”). Client shall provide reasonable cooperation to Supplier in connection with Supplier’s preparation of the Policy and Procedures Manual. At a minimum, the Policy and Procedures Manual shall include the following:

1.	a detailed description of the Services and the manner in which each will be performed by Supplier, including (A) the Hardware, Software, and systems to be procured, operated, supported or used together with related Documentation; (B) Documentation providing further details regarding such Services; (C) the specific activities to be undertaken by Supplier in connection with each Service, including, where appropriate, the direction, supervision, monitoring, staffing, reporting, planning and oversight activities to be performed by Supplier under the applicable Service Agreement; (D) the Change Control Procedures; and

2.	the procedures for Client/Supplier interaction and communication, including (A) call lists; (B) procedures for and limits on direct communication by Supplier with Client personnel; (C) problem management and escalation procedures; (D) priority and project procedures; (E) acceptance testing; (F) quality assurance procedures and checkpoint reviews; and (G) annual and quarterly financial objectives, budgets, and performance goals.

Supplier shall consider any comments or suggestions of Client for incorporation into the Policy and Procedures Manual and shall deliver a final version to Client within fifteen (15) days after its receipt of such comments and suggestions. The Parties shall agree on the final form of the Policy and Procedures Manual. The Policy and Procedures Manual will be delivered and maintained by Supplier in web-enabled format and will be accessible electronically.

b.	Compliance. Supplier shall perform the Services in accordance with the Policy and Procedures Manual. In the event of a conflict between the provisions of the applicable Service Agreement and the Policy and Procedures Manual, the provisions of the Service Agreement shall control unless the Parties expressly agree otherwise and such agreement is set forth in the relevant portion of the Policy and Procedures Manual approved by Client in writing.

c.	Current Activities. Supplier shall perform the Services in accordance with Client’s then current policies and procedures, which shall be presented to Supplier prior to the Effective Date of the applicable Service Agreement, until the Policy and Procedures Manual is finalized and agreed upon by the Parties. Thereafter, Supplier shall perform the Services in accordance with the Policy and Procedures Manual.

d.	Updates. Supplier shall promptly modify and update the Policy and Procedures Manual to reflect changes in the operations or procedures described therein, and shall provide the proposed changes in the manual to Client for review, comment, and approval.

4.11	Regulatory Licenses and Permits.

a.	Supplier Responsibility. Supplier shall be responsible for obtaining the licenses, authorizations and permits that Supplier is required to have in relation to the Supplier Hardware, Supplier Materials and Supplier’s obligations pursuant to the applicable Service Agreement in order to perform the Services (excluding items provided by the Client or the Client Agents). Supplier shall have financial and administrative responsibility for the charges and Taxes associated with such licenses, authorizations and permits.

b.	Client Responsibility. Unless otherwise provided in the applicable Service Agreement, Client shall be responsible for obtaining the licenses, authorizations and permits that Client is required to have in relation to the Client Hardware, Client Materials and Client’s obligations pursuant to the applicable Service Agreement in order to perform the Services (excluding items provided by the Supplier or the Supplier Agents). Except to the extent provided in the applicable Service Agreement, Client shall have financial and administrative responsibility for the charges and Taxes associated with such licenses, authorizations and permits.

4.12	Laws.

a.	Compliance. Supplier shall be responsible for complying with Laws applicable to Supplier or as specified in the applicable Service Agreement relating to the delivery or receipt of the Services.

b.	Notification of Changes. Supplier shall use commercially reasonable efforts to identify and notify Client of any changes in applicable Laws that may relate to the delivery or receipt of the Services. Supplier shall be responsible for any fines and penalties arising from any noncompliance by Supplier or Supplier Agents with Laws applicable to Supplier or the delivery of the Services.

c.	Continuity. Subject to subsections d. and e. below, in the event changes in Laws prevent or impair Supplier from delivering the Services under a Service Agreement, Supplier shall use commercially reasonable efforts to develop and, upon Client’s approval, implement a suitable work-around until such time as Supplier can perform the Services under the applicable Service Agreement without such work-around.

d.	Changes Applicable to Supplier. If the changes are to Laws primarily applicable to Supplier and not to Client, then (1) Supplier shall develop and implement a work-around at its own expense; and (2) pay to Client an amount equal to Client’s actual and direct costs associated with the work around, if any.

e.	Changes Applicable to Client. If the changes are due to Laws primarily applicable to Client and not to Supplier, then (1) Supplier shall develop and implement a work-around at Client’s expense; and (2) Client and Supplier shall, in accordance with the Change Control Procedures, re-negotiate the applicable terms pursuant to Section 10.2 to account for the increase in the Charges associated with the work-around, if any.

f.	Changes Applicable to Both. If the changes are due to Laws applicable to both Client and Supplier, then: (1) Supplier shall develop and implement a work-around, the expense of which shall be shared by Client and Supplier as mutually agreed; and (2) Client and Supplier shall re-negotiate the applicable terms pursuant to Section 10.2 to account for the increase in Supplier’s costs associated with the work-around, if any, and Client’s actual and direct costs associated with the work-around, if any.

g.	Amendments. Client and Supplier shall amend the applicable Service Agreement(s) as necessary to comply with local legal and regulatory requirements.

h.	Information. Notwithstanding any other provisions herein, Supplier agrees to provide to Client data and, other information regarding the Services requested by Client that Client believes is necessary for Client to comply with the Sarbanes-Oxley Act of 2002 (the “Act”), including but not limited to the internal control structure and procedures required in Section 404 of the Act. The parties acknowledge that to the extent the provision of such information or data is not in the scope of work of an applicable Service Agreement or readily available to Supplier, additional charges may apply.

4.13	Conditions Precedent.

a.	Official Action and Third-Party Approval. Neither Party shall be obligated to perform its obligations under any Service Agreement: (1) to the extent that there is issued and outstanding any official action of a court or tribunal of competent jurisdiction (each, an “Official Action”) restraining or enforcing the performance of either Party’s obligations hereunder; or (2) until all licenses, authorizations or permits of any person or Entity, the granting of which is required by an Official Action (each, a “Third Party Approval”), and which is necessary for the performance of such obligations hereunder, have been obtained.

b.	Continuing Obligations. In the event that any such Official Action is issued and outstanding or any such Third Party Approval has not been obtained, Client and Supplier shall: (1) perform that portion of its obligations under the applicable Service Agreement as to which such Official Action or Third Party Approval is not applicable; and (2) each continue to use commercially reasonable efforts to cause to have lifted or stayed such Official Action or to obtain such Third Party Approval.

c.	Supplier’s Obligations and Continuity. Subject to subsections d. and e. below, in the event the performance of obligations is or becomes prohibited or delayed by an Official Action or lack of a Third Party Approval, Supplier shall use commercially reasonable efforts to develop and, upon Client’s approval, implement a suitable work-around until such time as Supplier can perform its obligations under the applicable Service Agreement without such work-around. Supplier shall use commercially reasonable efforts to minimize the cost of, and requirement for, such a work-around. Client shall be responsible for all such documented, out-of-pocket costs, except to the extent that Supplier has responsibility for such costs as described in paragraph d. below.

d.	Official Action Applicable to Supplier. If the Official Action is applicable to Supplier and not to Client or the Third Party Approval is one which Supplier is obligated to obtain, then Supplier shall: (1) develop and implement a work-around at its own expense; and (2) pay to Client an amount equal to Client’s actual and direct costs associated with the work-around, if any.

e.	Official Action Applicable to Client. If the Official Action is applicable to Client and not to Supplier or the Third Party Approval is one which Client is obligated to obtain, then: (1) Supplier shall develop and implement a work-around at Client’s expense; and (2) Client and Supplier shall re-negotiate the applicable terms pursuant to Article X to account for the increase in Supplier’s costs associated with the work-around, if any, and Client’s actual and direct costs associated with the work-around, if any.

f.	Official Action Applicable to Both. If the Official Action is applicable to both Client and Supplier, then: (1) Supplier shall develop and implement a work-around, the expense of which shall be shared by Client and Supplier as mutually agreed; and (2) Client and Supplier shall re-negotiate the applicable terms pursuant to Article X to account for the increase in Supplier’s costs associated with the work-around, if any, and Client’s actual and direct costs associated with the work-around, if any.

ARTICLE V.

5.0	THIRD PARTY SERVICES

5.1	Third Party Services.

a.	Client’s Rights. Client shall have the right to contract with a third party to perform:

1.	subject to the obligations to pay any minimum charges under the Services Agreement, any services (Supplier acknowledging and agreeing that services, including services that may comprise part of the Services may be provided by multiple vendors);

2.	services in respect of business processes related to specific applications and corporate-wide initiatives;

3.	any services to the extent required by applicable Laws; and

4.	consulting services relating to general industry information or systems or benchmarking or auditing services ((1), (2), (3) and (4) collectively, the “Third Party Services”).

b.	Supplier’s Cooperation and Obligations. In the event Client contracts with a third party to perform any Third Party Services, Supplier shall (at Client’s expense) cooperate with Client and any such third party to the extent reasonably required by Client, including:

1.	providing written requirements, standards and policies for systems operations so that the developments of such third party may be operated by Supplier and providing such third party with the written requirements, standards and procedures applicable to Client’s business environment as requested by Client;

2.	providing assistance, integration and support services to such third party at the rates set forth in the applicable Service Agreement;

3.	to the extent permitted by the applicable third party agreements, providing third party access to the Hardware and Materials in connection with such Third Party Services and as may reasonably be required by such third party and approved by Client; and

4.	participating in, and complying with, multiple-vendor problem resolution and interface procedures established by Client.

c.	Client’s and Third Party’s Obligations. Client shall require any such third party to comply with Supplier’s reasonable requirements regarding operations, confidentiality, licensing and security. Supplier shall not be liable for Client’s failure to comply with agreements relating to Third Party Services. Alternatively, upon Client’s request, Client and Supplier may jointly negotiate with a third party the terms and conditions relating to the Services Supplier will be providing to Client through such third party.

5.2	Access to Third Party Suppliers.

Client may contact, and have access to information from, third party suppliers of services.

ARTICLE VI.

6.0	MATERIALS DEVELOPMENT AND INTEGRATION SERVICES

6.1	Services.

Supplier shall provide Services for materials development and integration described in the applicable Service Agreement in accordance with the applicable Specifications.

6.2	Third Party Packages.

Client shall retain the right to substitute a third party package for any functionality included in the Materials. Such changes shall be subject to the Change Control Procedures. If Client exercises this right: (a) Supplier shall provide to Client a proposal describing the financial and operational impacts of the substitution; (b) Client and Supplier shall negotiate the appropriate adjustments to each Party’s performance and financial obligations that are affected by such substitution; and (c) the Parties shall amend the applicable Service Agreement accordingly.

6.3	Additional Third Party Materials.

Any additional third party Materials requested by Client pursuant to Section 6.2 shall, at Client’s option and subject to Section 13.3, be: (a) licensed in Supplier’s name and be transferable to Client or its designee upon expiration or termination of the Services in connection with which the Materials are being used; or (b) licensed in Client’s name, with Supplier having the right to have access to, and use of such Materials solely to the extent contemplated by the applicable Service Agreement.

6.4	Delivery Requirements.

a.	Development of Criteria. Supplier, together with Client, shall develop a list of acceptance criteria, Specifications, deliverables, deliverable and payment criteria to be included in the applicable Service Agreement that Supplier must meet as part of providing the Services.

b.	Delivery of New Systems and Releases. Supplier shall deliver new systems and releases and versions, together with any other deliverables specified in the applicable Service Agreement, to Client, at the location(s) and in the manner specified in the applicable Service Agreement or, if not so specified, as agreed by the Client Contract Manager and the Supplier Contract Manager. Supplier shall deliver new systems and releases or versions so that they run within the context of relevant design criteria and the runtime caps, as set forth in the applicable Service Agreement.

c.	Plan for Testing. Supplier shall propose for Client’s review and approval a plan for testing new systems and releases or versions prior to such systems, releases or versions being placed in production, including the type and responsibility for providing a testing environment. Subject to Client’s approval and where testing with data representative of the production environment is necessary, Supplier may use a copy of Client production data with Client’s prior written approval; provided, however, that Client shall remove all information prohibited by statutory or regulatory requirements of the applicable country from such data or made unrecognizable in accordance with such requirements.

6.5	Acceptance of Developed Materials.

a.	Satisfaction of Acceptance Criteria. Client shall accept the Developed Materials when such Materials satisfy the criteria for acceptance testing set forth in the applicable Service Agreement. On or prior to the completion of such acceptance tests, Client shall provide notice to Supplier of either: (1) satisfactory performance and Client’s acceptance of the Developed Materials as delivered under the applicable Service Agreement; or (2) unsatisfactory performance and Client’s rejection of the Developed Materials together with a description of how it fails to meet the performance criteria. Additionally, during the acceptance testing, Client shall give Supplier notice as soon as practicable of any failure identified. Supplier shall supply the appropriate personnel to investigate the cause of the failure and make such corrections as are necessary to fulfill Supplier’s obligations under the applicable Service Agreement.

b.	Deemed Acceptance. “Acceptance” of the Developed Materials shall be deemed to have occurred upon the earliest to occur of the following: (1) passing of previously agreed written acceptance tests; (2) expiry of the period specified in the applicable Services Agreement after receipt of notice from Supplier of successful implementation without notification of failure by Client to Supplier; (3) use of the Developed Materials for anything except testing; or (4) modification of the Developed Materials by Client or any third party without written consent of Supplier.

6.6	Development Metrics.

The metrics applicable to the materials development and integration services, if any, to be provided by Supplier under a Services Agreement will be described in such Services Agreement.

6.7	Reports.

During the Term, Supplier shall provide to Client a quarterly report (or at such other interval as agreed in the applicable Service Agreement or by the Client in writing from time to time) specifying: (a) the amount of work expended to date by project; and (b) the anticipated expenditure necessary to complete each such project.

ARTICLE VII.

7.0	THIRD PARTY AGREEMENTS

7.1	Third Party Agreements.

Client and Supplier shall agree and shall identify in the applicable Service Agreement those third party agreements to which Client is a party that will affect or be affected by the provision of the Services (the “Third Party Agreements”), and Client shall provide Supplier with copies of the same to the extent permitted by the terms thereof. Client shall inform Supplier of all changes/amendments to such Third Party Agreements from time to time. Supplier shall abide by, and comply with, the terms of the Third Party Agreements and any changes thereto insofar as Supplier has agreed to, and has been made aware of, the same. Supplier’s agreement to such changes shall not be unreasonably withheld. For the avoidance of doubt, Client retains responsibility for acts and omissions of all Client Agents. Unless otherwise provided in the Services Agreement, Client shall be responsible for and shall pay any associated costs in obtaining all consents, approvals, authorization notices, requests and acknowledgments that are necessary to allow Supplier to use, if required, the Third Party Agreements. Third Party Agreements, if any, will be set forth in a schedule to the applicable Service Agreement.

7.2	Performance under Third Party Agreements.

Each Party shall promptly upon discovery inform the other of any breach of, or misuse or fraud in connection with any Third Party Agreements and shall cooperate with each other to prevent or stay any such breach, misuse or fraud.

7.3	Supplier Administered Agreements.

a.	Identification of Supplier Administered Agreements. Client and Supplier shall identify in the applicable Service Agreement those Third Party Agreements for which Supplier shall be responsible for administering, managing and maintaining (the “Supplier Administered Agreements”). Supplier Administered Agreements, if any, will be set forth in a schedule to the applicable Service Agreement.

b.	Supplier Responsibilities. Subject to Supplier being informed of the terms of the Supplier Administered Agreements and subject to Client obtaining authorization for Supplier to do all of the following, Supplier shall be responsible for: (1) notifying Client of any performance obligations, and maintaining any warranties, under the Supplier Administered Agreements; (2) interfacing with the supplier, including problem resolution in respect of the services provided under the Supplier Administered Agreements; and (3) providing Client reasonable notice of any renewal, termination or cancellation dates and charges in respect of the Supplier Administered Agreements. At Supplier’s request and with Client’s written consent, Supplier shall, to the extent permitted by the Supplier Administered Agreements, modify, terminate or cancel any such Supplier Administered Agreements. Any modification, termination or cancellation charges or charges imposed upon Client in connection with any such modification, termination or cancellation shall be borne by Client.

ARTICLE VIII.

8.0	TRANSITION

8.1	Contents of Transition Plan.

Supplier shall develop and implement a transition plan as may be necessary to deliver the Services set forth in the Service Agreement that describes how Supplier shall assume responsibility for all functions and services necessary to accomplish the transition of the responsibility of the Designated Services to Supplier (the “Transition Plan”).

8.2	Reports.

Supplier shall report to Client not less frequently than weekly on its progress in performing its responsibilities and meeting the transition milestones set forth in the Transition Plan. Promptly upon receiving any information indicating that Supplier may not perform its responsibilities or meet the transition milestones set forth in the Transition Plan, Supplier shall disclose such information to Client and shall identify for Client consideration and approval specific measures to address such delay and mitigate the risks associated therewith.

8.3	Service Levels and Business Continuity.

During the implementation of the Transition Plan, Supplier shall provide the Services in accordance with the Service Levels. Supplier shall implement the Transition Plan without causing a material disruption of the Client’s operations and capabilities. The Client resources to be devoted to transitional activities shall be set forth in the applicable Transition Plan. Supplier shall develop and implement a transition plan similar to the Transition Plan in accordance with this Article VIII as may be necessary to transition responsibility of any of the Supplemental Services to Supplier.

ARTICLE IX.

9.0	SERVICE LEVEL AGREEMENT

9.1	Service Level Agreement.

Supplier represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in a diligent, professional and workmanlike manner, in accordance with the performance standards and service levels set forth in the Service Level Agreement included as part of each Service Agreement.

9.2	Service Level Credits.

Supplier recognizes that its failure to meet the performance standards and service levels set forth in a Service Agreement will have a material adverse impact on the business and operations of Client and that the damages resulting from Supplier’s failure to meet such performance standards and service levels are not capable of precise determination. Accordingly, if Supplier fails to meet the performance standards or service levels set forth in a Service Agreement, then Supplier shall pay Client the Service Level Credits specified in the applicable Services Agreement.

9.3	Benchmarking.

Client’s Benchmarking rights with respect to the Services will be as set forth in an applicable Service Agreement.

ARTICLE X.

10.0	CONTRACT MANAGEMENT

10.1	Change Requests.

a.	Supplier Evaluation of Client’s Change Requests. Supplier shall evaluate as soon as practicable all requests by Client for changes to the scope or composition of the Services or the manner in which the Services are provided, delivered or charged. Supplier shall promptly advise Client of the potential implications of such changes on the Services, Service Levels and Charges. With the information that Supplier has provided to Client, Client shall make an initial decision regarding whether to proceed with the changes and their requirements. Upon Client’s initial decision to proceed with the changes, Supplier and Client shall proceed in accordance with the Change Control Procedures.

b.	Client Evaluation of Supplier’s Change Requests. Supplier may make suggestions for changes to the scope or composition of the Services or the manner in which the Services are provided, delivered or charged, together with potential implications of such changes, on the Services, Service Levels, and Charges. Client may in its sole discretion choose to proceed or act upon such proposals. Any refusal to proceed will not affect the Services, Service Levels or Charges.

10.2	Change Control Procedures.

The Policy and Procedures Manual prepared in accordance with the applicable Service Agreement will set forth the change control procedures (“Change Control Procedures”) that shall be applicable to any change to the Services, Software and Hardware that would materially alter the Service Levels or the functionality, performance standards or technical environment of the Software or the Hardware, or the manner in which the Services are provided or the composition of the Services (each, a “Change”). Supplier shall, with Client’s approval, update the Change Control Procedures as and when appropriate and shall incorporate therein any reasonable comments and suggestions made by Client.

ARTICLE XI.

11.0	Reserved.

ARTICLE XII.

12.0	CLIENT RESPONSIBILITIES AND ASSETS

12.1	Client Contract Manager.

The Client Contracting Party shall be responsible for assigning an individual who will act as the primary point of contact for Supplier with respect to each Party’s obligations under a Service Agreement (the “Client Contract Manager”).

12.2	Provision of Premises.

Client shall be responsible for providing to those members of the Project Staff to whom Client consents to be located on Client’s premises in connection with the performance of the Services, office space and office furnishings, office/janitorial services and utilities in connection with such office space. All such space, furnishings and utilities shall be consistent with those that Client provides to its own similarly situated employees. Supplier may not provide services to other customers from space provided by Client without Client’s prior written consent which consent may be withheld in Client’s sole discretion. Client shall have the option during the Term to relocate Project Staff located on Client’s premises to another comparable location or facility.

12.3	Client Assets.

All assets owned, leased or otherwise held by Client during the Term and to be used in connection with the Services as set forth in the applicable Service Agreement (the “Client Assets”) shall at all times remain the property of Client. Supplier shall have access to and use of the Client Assets set forth in the applicable Service Agreement, and such ability to manage the Client Assets as may be necessary or appropriate to enable Supplier to properly perform its obligations pursuant to the applicable Service Agreement. As and when any Client Assets are no longer required for the Services, Supplier shall return such Client Assets to Client, in good condition and repair, ordinary wear and tear excepted.

ARTICLE XIII.

13.0	PROPRIETARY RIGHTS

13.1	Client Materials.

a.	License to Supplier. Client, at no cost to Supplier, hereby grants to Supplier for the limited purpose of providing the Services in any relevant jurisdiction, a nonexclusive, nontransferable, royalty-free right to do the following in respect of any Materials owned by Client (the “Client Proprietary Materials”) and any Materials licensed or leased by Client from a third party to the extent permitted by such licenses and leases (the “Client Third Party Materials”): (1) have access to or use, operate and maintain the Client Materials where appropriate; (2) copy the Client Materials for archival, backup and testing purposes or as may otherwise be required by the applicable Service Agreement; (3) to the extent permitted by the licenses or leases in respect of the Client Third Party Materials, modify and create derivative works of the Client Materials, but only for such purposes as may be required by the applicable Service Agreement; and (4) sublicense Supplier Agents to do any of the foregoing; provided, however, that Supplier shall not reverse engineer or decompile the Client Materials except to the extent permitted, by relevant Law.

b.	Expiration or Termination of Services. Upon expiration or termination of all or part of the Services, the rights granted to the Supplier in Section 13.1.a. shall immediately revert to Client in respect of the Client Materials used in connection with the expired or terminated Services and Supplier shall, at no cost to Client: (1) deliver to Client: (A) a complete and accurate list of Client Materials in use as of the date of such expiration or the termination of the Services, and (B) complete copies of all of the Client Materials (including any related Source Code in Supplier’s possession) in the form in use as of the effective date of such expiration or termination; and (2) destroy or erase all other copies of the Client Materials in its possession or the possession of Supplier and Supplier Agents, unless otherwise instructed by Client.

13.2	Supplier Proprietary Materials.

a.	Definition. All Materials owned or developed by or on behalf of Supplier that are not Client Materials (the “Supplier Proprietary Materials”) shall be and shall remain the property of Supplier, and Client shall have no rights or interests in the Supplier Proprietary Materials except as described in this Section 13.2.

b.	Use of Supplier Proprietary Materials. Subject to Client’s written consent to the contrary, Supplier shall:

1.	use the Supplier Proprietary Materials identified or used by Supplier to provide the Services pursuant to the applicable Service Agreement;

2.	make available to Client the Supplier Proprietary Materials for use by or on behalf of Client solely in connection with the Services.

c.	License and Delivery to Client. In relation to the Supplier Proprietary Materials which may be embedded into any Client Materials or Developed Materials, unless otherwise agreed in writing by Client prior to any such utilization, incorporation, embedding or involvement, Supplier shall do the following:

1.

Grant of License. Supplier shall grant to Client an irrevocable, perpetual, non-exclusive, non-transferable, world-wide, royalty-free license to do the following in respect of such Supplier Proprietary Materials : (A) have access to or use, operate and maintain the Supplier Proprietary Materials; (B) copy the Supplier Proprietary Materials for archival, backup and testing purposes or as may otherwise be required by the applicable Service Agreement; (C) modify and create derivative works of the Supplier Proprietary Materials; and (D) grant the right to do any of the foregoing to third parties engaged by Client solely for Client’s business operations. This license may incorporate other standard industry terms but none which would in any way affect the validity or enforceability of the terms outlined above.

2.	Delivery of Supplier Proprietary Materials. Supplier shall deliver to Client complete and correct copies of all such Supplier Proprietary Materials in the form and the media being used by Supplier in connection with the Services as of the effective date of such expiration or termination.

13.3	Supplier Third Party Materials.

a.	Definition. All Materials licensed or leased from a third party by Supplier (the “Supplier Third Party Materials”) shall be and shall remain the exclusive property of such third party licensors and Client shall have no rights or interests in the Supplier Third Party Materials except as described in this Section 13.3.

b.	Use of Supplier Third Party Materials. Subject to Client’s written consent to the contrary, Supplier shall:

1.	use the Supplier Third Party Materials identified or used by Supplier to provide the Services pursuant to the applicable Service Agreement;

2.	make available to Client such Supplier Third Party Materials for use by Client solely in connection with the Services; and

3.	maintain on Client’s premises, and make available to Client upon Client’s request to the extent permitted by such third party license agreements, a copy of the Supplier Third Party Materials for archival purposes only.

c.	Incorporation and Embedding of Supplier Third Party Materials. Supplier shall not utilize, incorporate, embed or otherwise involve any Supplier Third Party Materials in any Client Materials or Developed Materials without Client’s prior consent in writing.

d.	License and Delivery to Client. In relation to Supplier Third Party Materials referred to in subsection b.3. above, unless otherwise agreed in writing by Client prior to any such utilization, incorporation, embedding or involvement, Supplier shall do the following:

1.	Transfer or License. Supplier shall either:

(a)	transfer or assign to Client, effective upon the expiration or termination of all or part of the Services, the licenses for the Supplier Third Party Materials being used by Supplier to provide the expired or terminated Services as of the effective date of such expiration or termination; or

(b)	grant Client a non-exclusive, irrevocable, non-transferable, world-wide, royalty-free sub-license or obtain a non-exclusive, irrevocable, non-transferable, royalty-free license, to use, operate, maintain, copy, modify and create derivative works of the Supplier Third Party Materials, to the extent permitted by such third party license agreements, and to grant the right to do the foregoing, to the extent granted to Client, to third parties engaged by Client for Client’s business operations.

2.	Delivery. Supplier shall deliver to Client complete and correct copies of such Supplier Third Party Materials (including any related Source Code unless agreed otherwise by Client in writing) in the form and media being used by Supplier in connection with the Services.

13.4	Work Product.

a.	Ownership. With respect to any Work Product developed by Supplier, unless otherwise expressly provided in the applicable Service Agreement Supplier shall own such Work Product and all Intellectual Property rights therein.

b.	Client License to Work Product. Client shall have the following license rights in and to all Work Product:

1.	an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute copies of and create Derivative Works of such Work Product internally within Client;

2.	the right to sublicense to successors to Client, affiliates of Client and acquirers of some or part of Client’s business or operations the right to do any or all of the foregoing; and

3.	grant the right to do any of the foregoing to third parties engaged by Client solely for Client’s business operations.

c.	Expiration or Termination of Service Agreement.

1.	At the expiration or earlier termination of a Service Agreement, Supplier will deliver to Client complete and correct copies of all Work Product (including any related Source Code) utilized in performing the Services under such Service Agreement, in the form and on the media in use as of such expiration or termination, as the case may be, and Supplier shall grant to Client the following license rights in and to such Work Product:

(a)	an irrevocable, nonexclusive, non-transferable (except as set forth below), worldwide, paid-up license to use, execute, reproduce, display, perform and distribute such Work Product internally within Client and to prepare Derivative Works from such Work Product;

(b)	the right to sublicense to successors to Client, affiliates of Client and acquirers of some or part of Client’s business or operations the right to do any or all of the foregoing; and

(c)	grant the right to do any of the foregoing to third parties engaged by Client solely for Client’s business operations.

d.	Limitation on Supplier’s Use of Work Product for Direct Client Competitors. For a period of twenty four (24) months following the development and implementation of Work Product into the Services provided by Supplier under a Services Agreement, Supplier shall not use, or license the right to use, any such Work Product on behalf of a Direct Client Competitor.

13.5	Changes and Upgrades to Materials.

Except as may be approved by Client, Supplier shall not make any changes or modifications to the Materials that would adversely affect Supplier’s ability to provide the Services or alter the functionality of the Hardware or Materials or materially degrade the performance of the Hardware or Materials, except as may be necessary on a temporary basis to maintain the continuity of the Services.

13.6	Supplier Tools.

Supplier or its licensor shall own all Supplier Tools. Supplier shall provide Client, for the limited purpose of providing the Services, with access to and use of Supplier Tools. Upon expiration or termination of all or part of the Services, Supplier and Client may enter into a license agreement pursuant to which Supplier shall deliver to Client at no additional charge to Client other than that identified (if any) in the applicable Service Agreement the Supplier Tools, including software if not licensed separately, in the form and on the media in use as of the date of such expiration or termination, solely for purposes of maintaining Developed Materials created with the aid of such Supplier Tools. Materials provided with a Supplier Tool for which a separate license is necessary shall be treated as Supplier Proprietary Materials or Supplier Third Party Materials, as appropriate.

ARTICLE XIV.

14.0	CONSENTS

14.1	Supplier and Client Consents.

a.	Supplier Obligations. Supplier shall be responsible for and shall pay any associated costs in obtaining all consents, approvals, authorization notices, requests and acknowledgments that are necessary to allow:

1.	Supplier to use Supplier Materials and Supplier Hardware to provide the Services; and

2.	Client to use Work Product, Supplier Materials and Supplier Tools during the Term and upon expiration or termination of the applicable Service Agreement pursuant to Article XXIV (the “Supplier Consents”). Client shall cooperate with Supplier in obtaining the Supplier Consents.

b.	Client Obligations. Client shall be responsible for and shall pay any associated costs in obtaining all consents, approvals, authorization notices, requests and acknowledgments that are necessary to allow:

1.	Supplier to use Client Materials and Client Hardware during the Term;

2.	Supplier to use the services under Third Party Services and related service contracts; and

3.	Supplier to use Client Materials and Client Hardware during the Term and as required to perform Termination Assistance Services and perform obligations under any outstanding warranty agreement pursuant to the applicable Service Agreement (the “Client Consents”). Supplier shall cooperate with Client in obtaining the Client Consents.

ARTICLE XV.

15.0	DATA PROTECTION AND SECURITY

15.1	Client Data.

All data and information submitted by or on behalf of Client to Supplier or otherwise in Supplier’s possession or accessible by Supplier pursuant to provision of the Services, including without limitation all Personal Information (“Client Data”), are and shall remain the property of Client or applicable third parties. The Client Data shall not be: (a) used by Supplier or any Supplier Agent other than in connection with providing the Services; (b) disclosed, sold, assigned, leased or otherwise provided to third parties or to anyone not having a specific need to know if the information for providing the Services, by Supplier or any Supplier Agent; or (c) commercially exploited by or on behalf of Supplier or any Supplier Agent.

15.2	Return or Destruction of Data.

Upon Client’s request at any time and upon the cessation of the Services or Termination Assistance Services, whichever is later, Supplier shall, as directed by Client: (a) promptly return to Client, in the format and on the media in use as of the date of the request, all, or the portion requested, of the Client Data; or (b) erase or destroy all or a portion of the Client Data in Supplier’s possession prior to the cessation of the Termination Assistance Services and destroy all media containing Client Data. If Client directs Supplier to erase or destroy all or a portion of the Client Data, Supplier shall promptly confirm to Client in writing that such erasure or destruction has occurred. Archival tapes containing any Client Data shall be used solely for back-up purposes and shall be returned or destroyed pursuant to this Section 15.2.

15.3	Data Security.

Supplier shall establish and maintain safeguards against the destruction, loss, alteration or unauthorized disclosure of the Client Data in the possession of Supplier or any Supplier Agent in accordance with Client’s security standards set out in the applicable Service Agreement or as notified by Client to Supplier from time to time. Client shall be responsible for reasonable costs incurred by Supplier in the event of changes to such standards after the Effective Date of the applicable Service Agreement.

15.4	Sites.

Client or Client Agents shall be permitted access to any Supplier Site, subject to Supplier’s consent (not to be unreasonably withheld), and subject to any reasonable security provisions of Supplier in effect at the time of such access, and subject to the following: (a) upon receipt of Supplier’s consent, access to Supplier Sites by Client or Client Agents may only be permitted subject to reasonable prior notice (specifying details of personnel that require access) during normal business hours of the Supplier Site and only to those Supplier Sites where Services are being developed or carried out; (b) Supplier shall be entitled to deny access to Client Agents where in Supplier’s reasonable opinion such Client Agent is a Direct Supplier Competitor; and (c) access by Client or Client Agents is to be conducted in such a manner as not to adversely affect Supplier’s performance of the Services or services to other customers of Supplier.

15.5	Security Procedures.

Supplier shall maintain and enforce data and physical security standards and procedures at each of the Sites in accordance with the applicable Service Agreement.

15.6	Confidentiality.

a.	Standard of Care. Each Party shall protect all Confidential Information of the other Party with the same degree of care as it uses to avoid unauthorized use, disclosure, publication or dissemination of its own confidential information of a similar nature, but in no event less than a reasonable degree of care. For purposes of this Agreement, Confidential Information of Client shall mean Client Confidential Information and Confidential Information of Supplier shall mean Supplier Confidential Information.

b.	Restricted Disclosure. Each Party shall not use for its own benefit or the benefit of any third party, or disclose, publish, release, transfer or otherwise make available to any third party, any Confidential Information of the other Party without the other Party’s prior written consent. Each of Client and Supplier, however, shall be permitted to disclose Confidential Information of the other to Client Agents and Supplier Agents, respectively, and its accountants, attorneys and other agents and its affiliates or subsidiaries to the extent such disclosure is reasonably necessary for the performance of its duties and obligations hereunder or, with respect to Client, its use and enjoyment of the Services, Hardware and Materials; provided, however, that each of Supplier and Client shall be responsible for any violation of the confidentiality obligations set forth herein by any of the foregoing.

c.	Exclusions. The obligations in this Section 15.6 shall not restrict any disclosure of Confidential Information received by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) where the Receiving Party can demonstrate that:

1.	such Confidential Information was independently developed by the Receiving Party prior to its receipt thereof without violating its obligations hereunder or any of the Disclosing Party’s proprietary rights;

2.	such Confidential Information is or becomes publicly known (other than through unauthorized disclosure by the Receiving Party);

3.	such Confidential Information is disclosed by the Disclosing Party to a third party without any obligation of confidentiality;

4.	such Confidential Information was already known to the Receiving Party prior to its receipt thereof without any obligation of confidentiality;

5.	such Confidential Information is received by the Receiving Party from a third party without any obligation of confidentiality;

6.	the Receiving Party is required to do so pursuant to any applicable Law (provided that the Receiving Party shall provide reasonable prior written notice to the Disclosing Party of such disclosure); or

7.	if Client is the Receiving Party, such Confidential Information was developed by Supplier at Client’s expense.

d.	Supplier Confidential Information.

1.	Approval Process. Any information disclosed by Supplier to Client shall not be deemed or considered Supplier Confidential Information unless: (A) Supplier believes in good faith that such information is of a confidential or proprietary nature; and (B) Client Project Manager deems such information to be of a confidential or proprietary nature and agrees to accept such information on a confidential basis after receiving a non-confidential written description of such information from Supplier. All such information accepted by Client Project Manager pursuant to the foregoing shall be deemed “Supplier Confidential Information”.

2.	Limitation. Any information disclosed to Client by Supplier not accepted by Client Project Manager pursuant to the process set forth above shall not be deemed or considered Supplier Confidential Information and Client shall have no obligation to protect or not to use such information. To the extent a decision not to accept such information on a confidential basis jeopardizes Supplier’s ability to perform its obligations under the applicable Service Agreement, Supplier shall be relieved of adverse consequences, solely and to the extent its performance is materially and adversely affected thereby; provided, however, that Supplier shall promptly notify Client of the possibility of such adverse consequences and both parties shall attempt to reach a mutually satisfactory solution to alleviate or prevent such adverse consequences.

e.	Non-Proprietary Know-How. For the avoidance of doubt neither Client nor Supplier shall be prevented from making use of ideas, concepts know-how and principles learned or experience gained during the performance of services that relate to such party’s core business. This does not grant a party any license to information of the other party that is not generally known to the public, including, but not limited to, planning information, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities, and their customers, clients, and suppliers, nor any search algorithms (or combinations). To avoid the potential for dispute, Client will not make available and Supplier will not accept any information regarding unannounced or potential products or technologies. Further, this section does not provide a license to any patients or copyrights to Supplier.

15.7	Legal Professional Privilege.

Supplier acknowledges that certain documents, data and databases to which Supplier has access or created by Supplier for Client and all associated communications thereto may be subject to the legal professional client privilege (“Privileged Work Product”) and that Supplier is performing the services in respect of Privileged Work Product as an agent of Client. Client shall notify Supplier of any Privileged Work Product to which Supplier has or may have access. After the Supplier Contract Manager is notified or otherwise becomes aware that such documents, data, database or communications are Privileged Work Product, only Project Staff for whom such access is necessary for the purpose of providing Services to Client as provided in the applicable Service Agreement may have access to Privileged Work Product. Should Supplier ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, Supplier shall: (a) immediately notify Client; and (b) take such reasonable actions (at Client’s cost) as may be specified by Client to resist providing such access. Client shall have the right to approve any legal representation selected by Supplier in such resistance.

If Supplier is ultimately required, pursuant to an order of a court of competent jurisdiction, to produce documents, disclose data or otherwise act in contravention of the confidentiality obligations imposed in the applicable Service Agreement or otherwise with respect to maintaining the confidentiality, proprietary nature and secrecy of Privileged Work Product, Supplier shall not be liable for breach of such obligation. Client shall indemnify Supplier against any liability of expenses (including reasonable attorneys’ fees and expenses) arising out of Supplier’s compliance with obligations pursuant to this Section 15.7).

15.8	Media Releases/Publicity.

Neither Party shall use the other Party’s name or refer to the other Party directly or indirectly in any media release, public announcement or public disclosure relating to the MSA or their subject matter, including in any promotional or marketing materials, customer lists, referral lists or business presentations without written consent from the other Party for each such use or release. Neither Party may use any trademark or service mark of the other Party without that Party’s written consent, which consent shall be given in that Party’s sole discretion.

15.9	Unauthorized Access.

a.	Notification of Unauthorized Access. Each Party shall, as soon as reasonably practicable, notify the other Party of any unauthorized possession, disclosure, use or knowledge, or attempt thereof, of the other Party’s Confidential Information of which it is or becomes aware, including any material breach or potential material breach of security on a system or network which contains, processes or transmits Confidential Information.

b.	Furnishing Details of Unauthorized Access. Each Party shall, as soon as reasonably practicable, furnish to the other full details of the unauthorized possession, disclosure, use or knowledge, or attempt thereof, and use reasonable efforts to assist the other in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information of the other Party.

c.	Cooperation. Each Party shall use reasonable efforts to cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights. Each Party shall have the right to conduct and control any investigation relating to such breach or potential breach of its Confidential Information that it determines is appropriate.

d.	Recurrence. Each Party shall use all reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge of the other Party’s Confidential Information.

e.	Return of Confidential Information. Each Party shall, in the event of the expiration or termination of the applicable Service Agreement, return to the other Party all Confidential Information of the other Party disclosed and all copies thereof, or at the other Party’s option, destroy such Confidential Information and provide to the other certificates evidencing such return or destruction.

15.10	Direct Client Competitors.

Supplier shall not provide any of the Services to Client from within a site or facility of any person or Entity that is now or in the future a Direct Client Competitor without Client’s written consent. Subject to Section 4.8, if: (a) Supplier provides services to Client from a Supplier Site that is shared with a third party or third parties; and (b) any part of the business of Supplier or any such third party is now or in the future a Direct Client Competitor, then Supplier shall develop a process, subject to Client’s approval, to restrict access in any such shared environment so that Supplier and Supplier Agents providing services to such Direct Client Competitor shall have no access to Client Confidential Information. Supplier may not provide or market services to a third party from a Client Site without Client’s written consent. Direct Client Competitors will be set forth in a schedule to the applicable Service Agreement.

ARTICLE XVI.

16.0	CONTINUED PROVISION OF SERVICES

16.1	Business Continuity.

a.	Minimum Planning Requirements. In relation to disaster recovery at each Client Site at which Services are being performed, Supplier shall be responsible for the following minimum requirements for which Supplier shall not charge Client any additional usage charges (in addition to any other applicable requirements pursuant to subsection b. below):

1.	participate in an assessment of Client’s disaster recovery requirements and provide for Client’s approval a reasonable set of alternatives for the development of an executable Client disaster recovery program and the estimated Charges associated with each alternative;

2.	upon Client’s request, participate in the certification of the disaster recovery plan then in effect for each Client Site.

b.	Supplier Performance Responsibilities at Client Sites. Supplier shall perform the following if the Services include business continuity or disaster recovery services at a Client Site:

1.	within 30 days after the Effective Date submit to Client for Client’s approval a disaster recovery plan;

2.	update the disaster recovery plan (upon Client’s approval) to reflect changes in technology and industry standards;

3.	upon Client’s request but in any event at least once during each twelve (12) month period of the Term, test and certify the disaster recovery plan then in effect;

4.	upon the occurrence of a disaster at a Client Site, implement Supplier’s tasks under the disaster recovery plan for such Client Site;

5.	use best efforts to reinstate the Critical Systems as soon as practicable but in any event within any period of time set out in the applicable Service Agreement; and

6.	upon Client’s request, certify the disaster recovery plan then in effect for each Client Site.

c.	Supplier Performance Responsibilities at Supplier Sites. Supplier shall perform the following business continuity or disaster recovery services at each Supplier Site at which Services are being performed:

1.	within 30 days after the Effective Date submit to Client a copy of Supplier’s disaster recovery plan for such Supplier Site;

2.	Regularly update the disaster recovery plan to reflect changes in technology and industry standards;

3.	At least once during each twelve (12) month period of the Term, test and certify the disaster recovery plan then in effect;

4.	upon the occurrence of a disaster at a Supplier Site, implement Supplier’s disaster recovery plan for such Supplier Site;

5.	use best efforts to reinstate the Critical Systems as soon as practicable but in any event within any period of time set out in the applicable Service Agreement; and

6.	upon Client’s request, certify the disaster recovery plan then in effect for each Supplier Site.

d.	Change Control Procedures. All changes pursuant to subsection b. above shall be subject to the Change Control Procedures where appropriate.

16.2	Force Majeure.

Any failure or delay by Client or Supplier in the performance of its obligations pursuant to the applicable Service Agreement shall not be deemed a default under the applicable Service Agreement or grounds for termination hereunder (except as provided in this Section 16.2), provided that such failure or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work-around plans or other means to the extent such failure or delay is caused by fire, flood, earthquake, elements of nature or acts of God, public utility electrical failure, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts, or labor difficulties, court order, third party nonperformance (except the non-performing Party’s subcontractors, suppliers or agents) or any other similar cause beyond the reasonable control of such Party and without the fault or negligence of such Party (each, a “Force Majeure Event”). The occurrence of a Force Majeure Event does not limit or otherwise affect Supplier’s obligation to provide either normal recovery procedures or any disaster recovery services described in Section 16.1 to the extent practicable in the circumstances. The Party delayed by a Force Majeure Event shall, as soon as practicable, notify the other Party by telephone (to be confirmed in a notice within five (5) days of the inception of such delay) of the occurrence of a Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. If any Force Majeure Event results in a failure to reinstitute the Critical Systems which lasts for more than the period of time specified in the applicable Service Agreement, Client may, upon notice to Supplier:

a.	cease payment of the Charges applicable to the non-performing Critical Systems (other than those already accrued and due under the applicable Service Agreement) until the recovery from such Force Majeure Event has been completed and procure the Services from an alternate source; or

b.	terminate the affected portion of the Services as of a date specified by Client without regard to Section 24.3.

16.3	Allocation of Resources.

Whenever a Force Majeure Event or a disaster causes Supplier to allocate limited resources between or among Supplier’s customers and affiliates, Client shall receive no less priority in respect of such allocation as any of Supplier’s other customers where taking into account the scope and nature of the Services.

ARTICLE XVII.

17.0	SUPPLIER COMPENSATION

17.1	Charges.

In consideration of Supplier providing the Services, Client shall pay to Supplier the charges (at the rates and on the basis) set forth in the applicable Service Agreement in the currency specified in the Service Contract (the “Charges”). All of Supplier’s obligations and services described in a Service Agreement are included in the Charges and no additional compensation shall be due to Supplier other than the Charges.

17.2	Expenses.

a.	Non-Travel Expenses. Except for expenses for travel and communication lines covered by subsection b., all expenses relating to the Services are included in the Charges and shall not be reimbursed by Client unless otherwise agreed to by Client in writing.

b.	Travel and Communication Expenses. Supplier shall itemize expenses for travel and communication lines. Client shall reimburse Supplier for its out-of-pocket expenditures for such travel and communication lines pursuant to subsection c. below.

c.	Reimbursement Guidelines. To the extent Client agrees to reimburse Supplier for any out-of-pocket expenditures, such expenditures shall be passed through to Client at actual cost with no markup. To be eligible for reimbursement, such expenses must be properly documented and incurred by Supplier in connection with providing the Services in accordance with Client’s corporate travel policies or other Client expense guidelines which shall be provided to Supplier prior to the Effective Date of the applicable Service Agreement; provided, however, that Supplier shall be responsible for travel expenses relating to Supplier’s internal operations that are not directly related to performing Services for Client, including account management, training for Supplier’s staff, meetings and seminars.

17.3	Pricing Methodology.

The pricing methodology shall be established in the applicable Service Agreement. Supplier shall change the pricing methodology applicable to the Services upon Client’s request. If Client requests a change to the pricing methodology and such change results in a change to the underlying Services, Client and Supplier shall negotiate an appropriate adjustment to the Services and the Charges, and the change to the pricing methodology shall not become effective until such adjustment is agreed upon between Client and Supplier.

17.4	Cost of Living Adjustment.

Except as otherwise expressly provided in the applicable Service Agreement, there shall be no adjustment in the pricing terms to reflect any price increases, including, without limitation, a cost of living adjustment.

17.5	Proration.

All Charges are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

17.6	Recurring Costs.

If general conditions or technology changes materially reduce Supplier’s recurring costs in providing the Services, without prejudice to Service Agreements executed prior to such general conditions or technology changes, Supplier shall negotiate with Client with a view to potential sharing of those reduced costs with Client. This provision is not intended to provide a mechanism for reducing Charges as the price/performance characteristics of technology continue to improve over time, but only to the extent that such improvements could not have been reasonably anticipated as of the Effective Date of an applicable Service Agreement.

17.7	Supplier’s Efforts to Minimize Charges.

To the extent any Services are rendered on a time and materials basis or cost basis under any Service Agreement, Supplier shall use commercially reasonable efforts to complete each assigned task in as economical a manner as practicable and to minimize the time and materials charges or costs and other charges or charges and expenses incurred in connection therewith, to the maximum extent practicable, consistent with Supplier’s other obligations under the applicable Service Agreement.

ARTICLE XVIII.

18.0	PAYMENT PROCEDURES

18.1	Pricing Detail.

Supplier shall provide Client with detailed price, delivery, cost to Client and utilization information in the format set forth in the applicable Service Agreement. Supplier shall use a pricing methodology and provide billing detail that will permit a commercial understanding of the price of the Services and compliance with the applicable pricing terms and shall enable Client to assess from such information the reasonableness of the price of the Services. Pricing detail shall be constructed to reflect the content of Services (e.g., hardware units, software units, person-hours) and the impact of performance levels.

18.2	Invoicing.

As set forth in an applicable Service Agreement, Supplier shall issue invoices to the Entities and units specified by the Client Contract Manager with the pricing detail and in a format and on the media agreed upon by Client and Supplier.

18.3	Supporting Documentation.

Supplier shall provide Client with such supporting documentation and other information as reasonably requested by Client to verify the accuracy of any invoice.

18.4	Payment.

a.	Client will pay Supplier’s invoices as set forth in the applicable Services Agreement. Client will pay Supplier’s invoices on or before thirty (30) days after Client’s receipt of such invoice.

b.	Client will pay each invoice by wire funds transfer or other electronic means acceptable to both Parties to an account specified by Supplier.

c.	Payment will be made in US dollars.

d.	If any payments or portions thereof are not received by Supplier within five days after the due date, Client will also pay Supplier a late fee for each day between and including the sixth day after the due date and the date Supplier receives such late payment in full. The amount of the late fee will be invoiced to Client and payable in accordance with Section 18.4.a. above. The late fee will be based on a rate equal to the lesser of:

1.	one percent of such payments per every thirty days or portion thereof; or

2.	the maximum amount permissible by the applicable law.

18.5	Fee Disputes.

a.	Continuing Obligation of Parties. Each of Client and Supplier acknowledges that the performance of each Service Agreement is critical to the business and operations of Client and Supplier. Therefore, in the event Client disputes all or any portion of an invoice submitted by Supplier, Client may withhold payment of the amount subject to the dispute; provided, however, that: (1) Client shall continue to pay any undisputed amount when it becomes due and payable in accordance with the applicable Service Agreement; and (2) Supplier shall continue to provide the Services or otherwise perform its obligations under the applicable Service Agreement. However, in no event may Client withhold more than one (1) months fee.

b.	Resolution of Disputes. The Parties shall resolve the dispute in accordance with the audit or dispute resolution procedures set forth in the applicable Service Agreement. No failure by Client to identify a contested Charge or charges prior to payment of the invoiced amount shall limit or waive any of Client’s rights or remedies with respect to such Charges, including Client’s right to withhold such disputed amounts from subsequent Charges or charges due to Supplier. Unpaid Charges or charges that are in dispute shall not be considered a basis for default under the applicable Service Agreement.

c.	Payment of Disputed Amount. In the event that it is determined that one Party should pay all or part of a disputed amount to the other, such Party shall pay such amount plus interest at a rate per annum equal to the base rate established by LIBOR as of the date the disputed amount would otherwise have been due or a comparable financial institution mutually agreed to by Client and Supplier. Unpaid Charges or charges that are in dispute shall not be considered a basis for termination under the applicable Service Agreement.

ARTICLE XIX.

19.0	TAXES FOR SERVICES PERFORMED IN THE U.S.

19.1	Information.

Each Party shall provide and make available to the other Party any applicable resale certificates, information regarding out-of-jurisdiction sales or use of products or services, and other exemption certificates or information reasonably requested by the other Party. The Parties will work together to pay the correct amount of tax.

19.2	Taxes.

Each Party shall be responsible for any real or personal property Taxes, assessments or levies on property it owns or leases, for any franchise, business and occupation and privilege Taxes on its business and for any Taxes based on its net income or gross receipts. Supplier shall be responsible for any sales, use, excise, value-added, services, consumption and other Taxes and duties payable by Supplier on any goods or services used or consumed by Supplier in providing the Services where the tax is imposed on Supplier’s acquisition or use of such goods or services and the amount of tax is measured by Supplier’s costs in acquiring such goods or services. Client shall be financially responsible and liable to Supplier for the amount of any sales, use, excise, value-added, services, consumption or other tax during the Term that is imposed on the provision of the Services as a whole, on any particular Service provided by Supplier, or on Supplier’s charges for some or all of the Services.

19.3	Structure.

The Parties agree to utilize reasonable efforts to structure the provision and receipt of Services, as the case may be, in such a fashion as to minimize, to the extent legally permissible, any sales, use, value-added, withholding, and similar Taxes payable by the Client.

19.4	Payment.

The applicable Service Agreement shall specify whether the Charges include all Taxes and, if not, allocate responsibility for payment of Taxes between Client and Supplier.

19.5	Tax Credit.

In the event that the Supplier has incurred a creditable foreign tax with regard to withholding Taxes associated with cross border payments under any Service Agreement, the Parties agree that the Client shall not be charged or otherwise billed for such Taxes, provided Client furnishes Supplier with a valid receipt for such Taxes.

19.6	Cooperation.

Client and Supplier shall work together to pay the correct amount of tax and reasonably cooperate with each other in connection with the other Party’s efforts to minimize its liability for Taxes, to the extent legally permissible, and to support the other Party upon audit by applicable taxing authorities in the following manner:

a.	Audit. In the event that a taxing authority does not agree to audit the charges payable in connection with the applicable Service Agreement for sales and use tax purposes, as part of Supplier’s sales and use tax audits, and proposes to assess sales and use Taxes directly against Client on the aggregate charges for Services provided to Client for which Taxes are not collected, Supplier shall work directly with the taxing authority to address audit concerns as they pertain to the charges or sales and use Taxes payable in connection with the applicable Service Agreement. In the event that the taxing authority requires any documentation to be submitted directly by Client, Supplier agrees to cooperate with Client in providing the necessary documentation.

b.	Payment of Penalties. Supplier agrees to pay and to hold Client harmless against any penalty, interest, or additional tax that may be assessed or levied as a result of the failure or delay of Supplier or its agents to file any return or information required by law, rule or regulation. Supplier agrees to provide reasonable assistance to Client should Client contest any Taxes imposed on it that results from the Service Agreement.

19.7	Segregation of Payment Streams.

Client and Supplier shall cooperate to segregate the Charges into the following separate payment streams: (a) those for taxable Services; (b) those for nontaxable Services; (c) those for which a sales, use or other similar Taxes have already been paid by the Supplier; and (d) those for which Supplier functions merely as a paying agent for Client in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax.

ARTICLE XX.

20.0	TAXES FOR SERVICES PERFORMED OUTSIDE THE U.S.

20.1	Taxes.

a.	Supplier shall be responsible for any sales, use, excise, value-added, services, consumption and other Taxes and duties payable by Supplier on any goods or services used or consumed by Supplier in providing the Services where the tax is imposed on Supplier’s acquisition or use of such goods or services and the amount of tax is measured by Supplier’s costs in acquiring such goods or services.

b.	Sales, Use or Excise Taxes. In the event that a sales, use, excise, VAT, consumption or services tax is assessed on the provision of the Services by Supplier to Client or on Supplier’s charges to Client under any Service Agreement, however levied or assessed, Client shall be responsible for and pay the amount of any such tax.

c.	Taxes on Relocation/Rerouting of Delivery of Services. Any increase in Taxes assessed as determined by Client, including a gross-up thereon, on the provision of the Services resulting from Supplier relocating or rerouting the delivery of Services for Supplier’s convenience to, from or through a location other than the Site used to provide the Services as of the Effective Date, shall be paid by Client and Client shall receive a credit with respect to the Charges invoiced under the applicable Service Agreement equal to such payments made pursuant to this Article XX.

d.	Personal Property or Use Taxes. Client will also be responsible for paying all personal property or use Taxes due on or with respect to Client Hardware and Client Materials.

e.	Real Property Taxes. Client and Supplier each shall bear sole responsibility for all Taxes, assessments and other real property-related levies on its owned or leased real property.

20.2	Segregation of Payment Streams.

Client and Supplier shall cooperate to segregate the Charges into the following separate payment streams: (a) those for taxable Services; (b) those for nontaxable Services; (c) those for which a sales, use or other similar Taxes have already been paid by the Supplier; and (d) those for which Supplier functions merely as a paying agent for Client in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax.

20.3	Cooperation.

Client and Supplier shall work together to pay the correct amount of tax and reasonably cooperate with each other to minimize such liability to the extent legally permissible. Client and Supplier shall provide and make available to the other any resale certificates, information regarding out-of-jurisdiction sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either party.

ARTICLE XXI.

21.0	CLIENT REVIEW RIGHTS

21.1	Processing.

a.	Access and Audit Procedure. Supplier will provide Client with commercially reasonable assistance in meeting its audit requirements as set forth in this Section.

1.	Supplier will provide access to routinely prepared records and reports to enable Client to conduct appropriate audits (“Audits”) of Supplier’s operations relating to the performance of Services. The Audits will be limited to verifying that:

(a)	the Charges are accurate;

(b)	Supplier is exercising reasonable care to control the resources provided by Client such as heat, light, and utilities used in providing the Services;

(c)	the Services are being provided in accordance with the Service Level Agreement;

(d)	Supplier is complying with the security requirements set forth in the applicable Service Agreement; and

(e)	Client is in compliance with Client regulatory requirements.

b.	Audits will:

1.	occur no more than once each calendar year, unless required to meet Client Regulatory Requirements;

2.	not be permitted if it unreasonably interferes with Supplier’s ability to perform the Services in accordance with the Service Levels, unless Client relieves Supplier from meeting the applicable Service Levels;

3.	be conducted expeditiously, efficiently, and at reasonable business hours; and

4.	be conducted upon reasonable prior written notice, which normally will be at least 30 days, but may be less if Supplier and Client agree in the Policy and Procedures Manual that certain Audits, such as physical security Audits, may be conducted upon shorter notice.

c.	Client may request that a mutually agreeable Third Party auditor perform the Audit, at Client’s expense on a non-contingent basis, provided such Third Party auditor executes a confidentiality agreement reasonably acceptable to Supplier.

d.	If an Audit demonstrates that Supplier’s invoices for the Services for the audited period were not correct, Supplier will promptly credit Client for the amount of any paid overcharges, or Client will promptly pay Supplier for the amount of any undercharges. If Supplier disagrees with the findings of an Audit, such disagreement will be addressed by the dispute resolution process set forth in Article XXIII.

21.2	Supplier Non-compliance.

If any audit by an auditor designated by Client or a regulatory authority results in Supplier being notified that it is not in compliance with any Law or related audit requirement or accounting principle relating to the Services, Supplier shall take actions to comply with such audit:

a.	Client Expense. Client shall bear the expense of any such compliance that is:

1.	required by a Law or other audit requirement relating to provision of the Services that relates to Client’s business irrespective of Supplier’s obligations hereunder; or

2.	necessary due to Client’s noncompliance with any Law or audit requirement imposed on Client.

b.	Supplier Expense. Supplier shall bear the expense of any such response that is:

1.	required by a Law or other audit requirement relating to Supplier’s business;

2.	performed by Supplier as part of the Services; or

3.	necessary due to Supplier’s noncompliance with any Law or audit requirement imposed on Supplier. Supplier shall provide to Client a copy or extracts of those portions of Supplier’s internal audit reports relating to the deficiencies in Services provided to Client under any Service Agreement, and where issues exist, Supplier’s proposals to rectify the same.

21.3	Record Retention.

a.	Retention Periods. Supplier shall retain the relevant records (to include all media types) for the following periods:

1.	retain operational and design records and supporting documentation relating to the Services for at least a period of six (6) years from the date of termination of the applicable Service Agreement; and

2.	retain financial records and supporting documentation relating to the Charges paid or payable by Client for at least a period of six (6) years from the date of relevant invoice.

b.	Storage and Return of Records. Supplier shall provide the storage space and media required for proper storage of the records and documentation described in this Section 21.3. At the expiry or termination of the applicable Service Agreement at the Client’s discretion, Client may request that the Supplier hand over to Client the records and supporting documentation referred to in subsection a.1. above.

21.4	Access and Reports.

a.	Access. Upon reasonable prior notice, Supplier shall provide to Client access to: (1) records and supporting documentation (including Source Code to the extent permitted by Law or under the applicable third party agreements) relating to the Services and the Charges as may be necessary for Client to perform the audits described in and subject to Section 21.1.

b.	Status Reports. Supplier shall provide to Client periodic status reports in accordance with the Client’s audit procedures of which Supplier has been notified in advance regarding Supplier’s resolution of any audit-related compliance activity for which Supplier is responsible.

21.5	Audit Software.

Supplier shall, as specified in the applicable Service Agreement to the extent permitted under the applicable third party agreements and to the extent such audit software will not materially degrade Supplier’s performance under any of the Service Agreements or for any of its other customers, operate and maintain such audit software as Client may provide to Supplier during the Term.

21.6	Facilities.

Upon reasonable prior notice, Supplier shall provide to Client and such independent auditors and inspectors as Client may designate in writing and which Supplier agrees, on Supplier’s premises (or if the audit is being performed of a Supplier Agent, the Supplier Agent’s premises if necessary) space, office furnishings (including lockable cabinets), telephone and facsimile services, utilities and office-related equipment and duplicating services as Client or such auditors and inspectors may reasonably require to perform the audits described in this Article XXI.

ARTICLE XXII.

22.0	VOLUME CHANGES AND ADDITIONAL BUSINESS UNITS

22.1	Substantial Change in Volume.

In the event that Client’s use of the Services decreases or increases by more than the volume percentage set forth in the applicable Service Agreement, Client and Supplier shall negotiate and implement an appropriate reduction or increase to the Charges.

22.2	Additional Business Units.

The Client Contract Manager, in consultation with the Supplier Contract Manager, shall have the right to add additional sites, Entities or units under a Service Agreement and shall amend the appropriate Service Agreement accordingly. Client shall share information with Supplier to allow Supplier to determine which resources will be required to meet Client’s needs. Supplier shall: (a) formulate a plan to accommodate Client’s needs, without a disruption in service to Client, in a cost-effective manner; and (b) submit such plan, including any adjustments to the Charges, for Client to review. Upon Client’s acceptance of the plan, Supplier may adjust the Charges. Client shall not be obligated to obtain the Services from Supplier with respect to any additional site, Entity or unit (whether acquired or formed by Client).

ARTICLE XXIII.

23.0	DISPUTES

23.1	Project Managers.

All disputes relating to the applicable Service Agreement shall initially be referred by either Party to the Client and Supplier Project Managers. If the Project Managers are unable to resolve the dispute within five (5) business day(s) (or such other date agreed upon by the Project Managers) after referral of the matter to them, notice shall be given to the Client Contract Manager and the Supplier Contract Manager.

23.2	Contract Managers.

If the Client Contract Manager and the Supplier Contract Manager are unable to resolve the dispute within ten (10) business days (or such other date agreed upon by the Contract Managers) after referral of the matter to them, the Parties shall notify their respective senior management of the dispute. Upon notification to senior management, senior management may, if both Parties agree, meet to resolve the dispute, but if senior management is unable to resolve the dispute then (whether or not such a meeting takes place) within ten (10) business days of referral (or such other period as the Parties may agree), the Parties may pursue available legal and equitable remedies or if mutually agreeable an independent dispute resolution mediator.

ARTICLE XXIV.

24.0	TERMINATION

Client’s Termination rights with respect to the Services will be as set forth in an applicable Service Agreement.

ARTICLE XXV.

25.0	TERMINATION ASSISTANCE

25.1	Termination Assistance Services.

In the event of the expiration or termination of all or of part of the Services being provided under any Service Agreement, Supplier shall, upon Client’s request, continue to provide the Services which were provided by Supplier prior thereto and any new services requested by Client that may be required to facilitate the transfer of the affected Services to Client or a third party service provider, as applicable, or Client’s designee, including, providing to Client or third party personnel training in the performance of the affected Services, as set forth in the applicable Service Agreement.

ARTICLE XXVI.

26.0	WARRANTIES

26.1	By Client.

The Client Contracting Party represents and warrants as follows:

a.	Authority. Client Contracting Party is as an organization duly organized, validly existing and in good standing, and has all requisite power and authority to execute, deliver and perform its obligations under the Service Agreement. Client is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Client’s ability to fulfill its obligations under the Service Agreement. The execution, delivery and performance of the Service Agreement have been duly authorized by Client Contracting Party.

b.	Compliance with Laws. Client shall comply with all applicable Laws applicable to Client and shall obtain all applicable permits and licenses required of Client in connection with its obligations under the Service Agreement.

c.	Right to Grant Licenses. Client has the right to grant to Supplier any license to use the Client Materials and Client Data utilized by Supplier pursuant to the Service Agreement.

26.2	By Supplier.

The Supplier Contracting Party represents and warrants as follows:

a.	Authority. Supplier Contracting Party is an organization duly organized, validly existing and in good standing, and has all requisite power and authority to execute, deliver and perform its obligations under the Service Agreement. Supplier is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Supplier’s ability to fulfill its obligations under the Service Agreement. The execution, delivery and performance of the Service Agreement have been duly authorized by Supplier Contracting Party.

b.	Compliance with Laws. Supplier shall comply with all Laws applicable to Supplier where failure to do so would have a material adverse effect on Client’s business or on the Services.

c.	Right to Grant Licenses. Subject to Client’s compliance with the licenses granted in Section 12.3 with respect to Supplier Third Party Materials, Supplier has the right to grant to Client any license to use the Supplier Materials and the Supplier Tools provided under the Service Agreement.

d.	Ownership of Hardware. With respect to all Hardware sold to Client pursuant to a Service Agreement, Supplier can and shall deliver good and marketable title free from any claim or encumbrance, except as otherwise agreed.

e.	Open Source. Except as expressly approved in writing by the Client Project Manager, any Work Product or Developed Materials do not contain, and shall not have been developed or modified through the use of, any open source or public library software licensed pursuant to any GNU public license. Supplier and Client agree that activities performed by Supplier and Client under the MSA and attendant documents does not constitute a transfer or distribution of any software from Client to Supplier. In consideration of the mutual promises set forth in the MSA and elsewhere, the Parties agree that neither will take a position contrary to the previous sentence in any forum in the future. The terms of the Agreement supercede all other agreements between the Parties, whether written or oral.

26.3	Disclaimer.

EXCEPT AS SET FORTH IN SECTION 26.1 AND SECTION 26.2, NEITHER THE CLIENT CONTRACTING PARTY NOR THE SUPPLIER CONTRACTING PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES, THE SOFTWARE OR THE HARDWARE AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE IN RESPECT OF THE SERVICES, THE MATERIALS OR THE HARDWARE.

ARTICLE XXVII.

27.0	INDEMNITIES AND LIABILITY

27.1	Indemnity by Client.

Subject to the exclusions set forth in Section 27.8 herein, Client shall indemnify Supplier, and its successors and assigns and its officers, directors, employees, subcontractors, consultants, representatives and agents, from and against any and all losses, damages, injuries (including death), causes of action, claims, penalties, interest, additional Taxes, demands and expenses, including reasonable legal fees and expenses, of any kind or nature arising out or on account of, or resulting from, any claim or allegation of a third party:

a.	that the Client Materials, the Client Hardware and the Client Data or any other resources or items provided to Supplier by Client under the Service Agreement infringe upon or misappropriate the proprietary rights of any third party (except as may have been caused by a modification by Supplier or Supplier Agents or Supplier’s or Supplier Agents’ combination, operation or use with devices, data or programs furnished by Supplier or any other modification made by Supplier or Supplier Agents);

b.	relating to the inaccuracy or untruthfulness of any representation or warranty made by the Client Contracting Party under the Service Agreement;

c.	relating to the Client’s non-compliance with contracts relating to the provision of Third Party Services;

d.	relating to Client’s failure to obtain Client Consents; or

e.	relating to any duties or obligations to Client Agents under the Service Agreement.

Client shall indemnify Supplier from any costs and expenses incurred in connection with the enforcement of this Section 27.1.

27.2	Indemnity by Supplier.

Subject to the exclusions set forth in Section 27.8 herein, Supplier shall indemnify Client, its successors and assigns and its officers, directors, employees, subcontractors, representatives and agents, from and against any and all losses, damages, injuries (including death), causes of action, claims, penalties, interest, including reasonable legal fees and expenses, of any kind or nature arising out or on account of, or resulting from, any claim or allegation of a third party:

a.	that the Supplier Materials, the Developed Materials, the Supplier Tools, Work Product, the Supplier Hardware, (collectively “Product”), any modifications to Client Materials performed by Supplier or any other resources or items provided to Client by Supplier pursuant to the Service Agreement infringe upon or misappropriate the proprietary rights of any third party except to the extent that Supplier has no responsibility for:

1.	anything Client supplies that is incorporated into the Product;

2.	modification of Product by Client;

3.	the combination operation or use of Product with other materials, hardware or software not provided by Supplier and the claim relates to such combination use; and

4.	Infringement of Client Materials alone, as opposed to its combination with Product provided by Supplier;

b.	relating to any duties or obligations of the Supplier to Supplier Agents arising under the Service Agreement;

c.	relating to Supplier’s failure to obtain the Supplier Consents;

d.	relating to non-compliance by Supplier with the Third Party Agreements;

e.	relating to Supplier’s breach of the warranties contained in Sections 26.2. a., b., c., d., and e.;

f.	relating to any liability of Client arising out of Supplier’s failure to comply with any relevant data protection or similar legislation in any jurisdiction where Services are being provided or which data is being transported or transmitted or Client’s failure so to comply to the extent that such failure was caused by Supplier’s negligent acts or omissions; or

g.	relating to Supplier’s failure to implement physical or data security controls imposed by the Service Agreement.

Supplier shall indemnify Client from any costs and expenses incurred in connection with the enforcement of this Section 27.2.

27.3	Cross-Indemnity.

Each of Client and Supplier shall indemnify, defend and hold harmless the other Party, its directors, officers and employees, from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, for:

a.	the death or personal injury of third parties, including invitees or employees of the indemnitor, arising out of, or in any way resulting from, the negligent or willful acts or omissions of the indemnitor or any of its agents, employees or representatives; or

b.	the damage, loss or destruction of real or tangible personal property of the other Party or third parties, including invitees or employees of the indemnitor, arising out of, or in any way resulting from, the negligent or willful acts or omissions of the indemnitor or its agents, employees or representatives.

The Indemnifying Party shall indemnify the Indemnified Party from any costs and expenses incurred in connection with the enforcement of this Section 27.3.

27.4	Infringement.

In the event of any claim pursuant to Section 26.2.c or Section 27.2.a, or if in Client’s and Supplier’s jointly agreed opinion, any portion of the Materials (other than Client Materials) is likely to become the subject of any such claim, then Client shall do one of the following:

a.	Right to Continue Use. Client shall, at Supplier’s request, attempt to obtain the right to continue to use the Materials in question on reasonable commercial terms, such terms to be agreed by Supplier. If so obtained, then Supplier shall reimburse Client the costs of obtaining or securing the continued right to use such Materials.

b.	Right to Continue Use, Modification or Substitution. If subsection a. above does not apply either due to Client’s failure to obtain the right to continue to use the Materials in question after reasonably diligent effort or Supplier’s reasonable failure to agree to such terms, then Supplier shall (in its discretion):

1.	obtain the right to continue the use of the Materials in question;

2.	modify the Materials in question so that it does not infringe but remains equivalent; or

3.	substitute equivalent, non-infringing items for the Materials in question, or substitute non-infringing items for the Materials without material loss of functionality.

The costs relating to Supplier providing any of 1., 2. and 3. above shall be borne by Client unless Supplier is proven to be in breach of warranty pursuant to Section 26.2.c or a claim is made by Client pursuant to Section 27.2.a. This provision is without prejudice to Client’s or Supplier’s rights to any claim for any amounts due relating to any breach of warranty pursuant to this Article XXVII.

27.5	Indemnification Procedures.

If any civil, criminal, administrative or investigative action or proceeding (each, a “Claim”) is commenced against a Party entitled to indemnification under Section 27.1, Section 27.2 or Section 27.3 (an “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. After such notice, if the Indemnifying Party shall acknowledge in writing to such Indemnified Party that the Service Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice delivered to the Indemnified Party not less than ten (10) days prior to the date on which a response to such Claim is due, to immediately take control of the defense and investigation of such Claim and to employ and engage attorneys of its sole choice to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such Claim and any appeal arising therefrom. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the written consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that Claim.

If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this Section 27.5, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

27.6	Direct Damages.

Neither Client nor Supplier shall be liable to the other Party for any direct damages arising out of or relating to its performance under any Service Agreement, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for all events, acts or omissions, in an amount to exceed in the aggregate for all claims and causes of action under a Services Agreement an amount equal to the Charges payable to Supplier pursuant to the affected Service Agreement during the nine (9) month period immediately preceding the occurrence of the event, act or omission in question (the “Direct Damages Cap”). In the event a Party is liable under the Service Agreement for damages in excess of the Direct Damages Cap, the other Party reserves the right to demand the higher amount or may terminate the MSA and all Service Agreements upon immediate notice to the liable Party notwithstanding the cure period set forth in a Service Agreement. The following (without limitation) shall be considered direct damages and Supplier shall not assert that they are consequential damages pursuant to Section 27.7 to the extent they result from Supplier’s failure to provide the Services in accordance with the Service Agreement:

a.	costs and expenses of recreating or reloading any of Client’s lost, stolen or damaged information;

b.	costs and expenses of implementing a work-around in respect of Supplier’s or Supplier Agents’ failure to provide all or a portion of the Services or any part thereof;

c.	costs and expenses of replacing lost, stolen or damaged Hardware and Materials;

d.	costs and expenses incurred by Client to correct errors in software maintenance and enhancements provided as part of the Services or any part thereof;

e.	regulatory fines imposed against Client directly attributed to Supplier’s failure to perform its duties under the Agreement;

f.	costs and expenses incurred by Client to procure from an alternate vendor, or to perform itself, all or any part of Services the performance of which is the obligation of Supplier hereunder, to the extent in excess of Supplier’s charges under the Service Agreement; and

g.	straight time, overtime or related expenses incurred by Client, travel expenses, overtime expenses, telecommunications charges and similar charges, due to failure of Supplier to provide all or a portion of the Services incurred in connection with a. through e. above and all of the foregoing subject to Client’s duty to mitigate damages.

To the extent any amount is paid to Client pursuant to this Section 27.6, the payment shall be in the currency specified in the Service Agreement, utilizing a rate of exchange equal to the closing mid point spot rate published in the “Financial Times” for the first Monday of the month in which the event occurred.

27.7	Consequential Damages.

Neither Client nor Supplier shall be liable for, nor will the measure of damages include, any indirect, special or consequential damages or amounts for loss of income, profits or savings arising out of or relating to Client’s or Supplier’s performance under any Service Agreement.

27.8	Exclusions.

The exclusions of liability set forth in Section 27.6 and Section 27.7 are not applicable to: (a) indemnification claims as set forth in Sections 28.1, 28.2, 28.3; (b) Supplier’s liability under Article XIII and Sections 15.1, 15.3, 15.6; and (d) Client’s liability under Article XIII and Sections 15.6 and 15.2.

27.9	Injunctive Relief.

Both parties acknowledge and agree that a breach of Article XIII and Article XV may give rise to irreparable injury that may not adequately compensable in monetary damages. Accordingly, either Party may seek injunctive relief against the breach or threatened breach of Article XIII and Article XV in addition to any such legal and equitable remedies available.

ARTICLE XXVIII.

28.0	INSURANCE

28.1	Insurance.

During the Term, Supplier shall maintain insurance coverage with carriers acceptable to Client and in the amounts set forth in the Service Agreement as would be required to cover Supplier’s obligations and liabilities pursuant to the applicable Service Agreement.

28.2	Insurance Documentation.

The Supplier Contracting Party shall furnish to Client either a certificate showing compliance with the insurance requirements set forth in the applicable Service Agreement, or certified copies of all insurance policies within ten (10) days of Client’s written request. The certificate will provide that Client will receive thirty (30) days prior written notice from the insurer of any termination or reduction in the amount or scope of coverage. Supplier’s furnishing of certificates of insurance or purchase of insurance shall not release Supplier of its obligations or liabilities under this contract.

ARTICLE XXIX.

29.0	MISCELLANEOUS PROVISIONS

29.1	Assignment.

The Supplier Contracting Party shall not assign the MSA or any Service Agreement (or any portion thereof) without Client’s written consent. Upon notice to Supplier, the Client Contracting Party may assign the MSA and any Service Agreement (or any portion thereof) without Supplier’s consent to any affiliate or subsidiary of the Client Contracting Party or pursuant to a merger, reorganization, sale of all or substantially all of the assets of the Client Contracting Party or sale of sufficient stock to constitute a change of control. The Service Agreement shall be binding on the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 29.1 shall be void.

29.2	Notices.

All notices, requests, consents, approvals and other communications required or permitted under any Service Agreement shall be in writing and shall be deemed given when delivered in hand or when mailed by a reliable national mail service, registered or certified mail, return receipt requested, postage prepaid, and addressed to the address stated in the applicable Service Agreement. Either Party may change its address for notification purposes by giving the other Party notice of the new address and the date upon which it will become effective.

29.3	Counterparts.

The Service Agreement may be executed in any number of counterparts, all of which taken together shall constitute the agreement between the parties for the purpose of the MSA.

29.4	Relationship.

The parties intend to create an independent contractor relationship and nothing contained in the MSA shall be construed to make either Supplier or Client partners, joint venturers, principals, agents or employees of the other. No officer, director, employee, agent, affiliate or contractor retained by Supplier to perform work on Client’s behalf hereunder shall be deemed to be an employee, agent or contractor of Client. Neither Party shall have any right, power or authority, express or implied, to bind the other. Supplier shall be responsible for compliance with all Laws involving, but not limited to, employment of labor, hours of labor, working conditions, payment of wages, and payment of Taxes, and Client shall have no responsibility in relation thereto. Supplier is solely responsible for payment of:

a.	all income, disability, withholding, and other employment Taxes relating to Supplier’s officers, directors, employees, agents, affiliates or contractors where applicable; and

b.	all medical benefit premiums, vacation pay, sick pay or other fringe benefits resulting from Supplier’s retention of any such officers, directors, employees, agents, affiliates or contractors.

29.5	Consents, Approvals, Notices and Requests.

Unless otherwise specified in the Service Agreement, all consents, approvals, notices, and requests, acceptances or similar actions to be given by either Party under the Service Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under the Service Agreement.

29.6	Severability.

If any term or provision of the Service Agreement, or of any document incorporated therein by reference is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of the Service Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision of the Service Agreement shall be valid and enforceable to the extent granted by law and such term or provision shall be deemed to be deleted.

29.7	Waiver.

No term or condition of the Service Agreement or of any document incorporated therein by reference shall be deemed waived and no breach shall be deemed excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. No consent by any Party to, or waiver of, a breach by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any different or subsequent breach.

29.8	Entire Agreement.

The MSA and the Service Agreements entered into pursuant thereto are the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings or agreements between the parties relative to such subject matter.

29.9	Amendments.

No amendment to, or change, waiver or discharge of any provision of the Service Agreement shall be valid unless in writing and signed by an authorized representative of Client Contracting Party and Supplier Contracting Party against which such amendment, change, waiver or discharge is sought to be enforced.

29.10	Governing Law.

The Service Agreement shall be interpreted in accordance with and governed by the laws specified in the Service Agreement, except in relation to the interpretation of definition of Work Product, and excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods and any conflict of law provisions which would require application of another choice of law.

29.11	Survival.

The terms of the Service Agreement that by their sense and context are intended to survive shall survive termination or expiration of the Service Agreement, in whole or in part, for any reason whatsoever, including, without limitation, the terms of Article XIII, Article XIV, Article XXI, Article XXV, Article XXVI, Article XXVII, Section 11.1, Section 11.2, Section 11.3, Section 11.5.f., Section 11.12, Section 15.1, Section 15.2, Section 15.6, Section 15.7, Section 15.8, this Section 29.11 and Section 29.13 of these Terms and Conditions.

29.12	Third Party Beneficiaries.

Each of the Client Contracting Party and the Supplier Contracting Party intends that the Service Agreement shall not benefit any person or Entity other than Client Contracting Party and the Supplier Contracting Party, or create any right or cause of action in or on behalf of, any person or Entity other than the Client Contracting Party or the Supplier Contracting Party.

29.13	Covenant of Further Assurances.

The Client Contracting Party and the Supplier Contracting Party covenant and agree that, subsequent to the Effective Date and without any additional consideration, each of Client and Supplier shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of the Service Agreement.

29.14	Cumulative Remedies.

Except as specifically provided herein, including but not limited to the effectiveness any limitation of liability set forth herein, no remedy made available to Client or Supplier hereunder is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy provided hereunder or available at law or in equity.

EXHIBIT C

to the

MASTER SERVICES AGREEMENT

[FORM OF]

SERVICE AGREEMENT

Number

THIS SERVICE AGREEMENT (“Service Agreement”) is effective as of                      ,              (the “Effective Date”) by and between                     , a              corporation, (“Client Contracting Party”), with offices at                         , and                         , a              corporation, (“Supplier Contracting Party”), with offices at                         .

RECITALS

WHEREAS, Client Contracting Party and Supplier Contracting Party have entered into a Master Services Agreement dated as of                      ,              (the “MSA”);

WHEREAS, in accordance with the MSA, Client Contracting Party wishes to obtain from Supplier Contracting Party, and Supplier Contracting Party wishes to provide to Client Contracting Party, certain information technology and related services as described in this Service Agreement; and

WHEREAS, each of Client Contracting Party and Supplier Contracting Party desires that the Terms and Conditions, attached as Exhibit B to the MSA, as modified by this Service Agreement (collectively, the “Terms and Conditions”) be incorporated by reference into this Service Agreement;

NOW, THEREFORE, for and in consideration of the covenants and agreements set forth below and in the MSA, Client Contracting Party and Supplier Contracting Party hereby agree as follows.

ARTICLE I.

INTRODUCTORY PROVISIONS

1.1 Definitions. Terms used in this Service Agreement with initial capital letters shall have the respective meanings set forth herein or, if not set forth herein, in Exhibit A to the MSA, or, if not set forth in either of the foregoing, in the Statement of Work attached hereto.

1.2 Exhibits. This Service Agreement hereby incorporates by reference the following exhibits:

Exhibit 1	Statement of Work
Exhibit 2	Notices

1.3 Terms and Conditions. All references in the Service Agreement to the Terms and Conditions shall refer to the Terms and Conditions as modified by the Statement of Work.

1.4 Hierarchy of Terms.

(a) Terms and Conditions and Service Agreement. Section 1.2 of the Terms and Conditions sets forth the hierarchy among the Terms and Conditions and the Service Agreement.

(b) Body of Service Agreement and Exhibits. In the event of any conflict between the terms of the body of this Service Agreement and the Terms and Conditions, on the one hand, and the terms in any of the exhibits attached hereto, on the other hand, the terms in the body of this Service Agreement or the Terms and Conditions shall prevail.

1.5 Cross-References. This Service Agreement may provide parenthetical cross-references to one or more provisions in the Terms and Conditions. These cross-references are provided for convenience of reference only.

1.6 Client and Supplier. For purposes of this Service Agreement, unless otherwise expressly set forth in this Agreement, the term “Supplier” shall mean only Supplier Contracting Party and the term “Client” shall mean only Client Contracting Party.

ARTICLE II.

TERM

2.1 Initial Term. The Initial Term of this Service Agreement shall commence on the Effective Date and shall continue until the later of: (a) the Expiration Date, and (b) the last date during which Supplier is obligated to provide any Termination Assistance Services. The Expiration Date of this Service Agreement is                              ,             .

2.2 Renewal. This Service Agreement shall automatically be renewed for a least one (1) successive Renewal Terms, each having a duration of twelve (12) months, unless Client gives written notice to the contrary at least six (6) months before the expiration of the Initial Term or any Renewal Term, however, this provision shall not apply after the expiration of the last Renewal Term. (See Terms and Conditions, Section 2.2)

ARTICLE III.

SERVICES

3.1 Designated Services. The Statement of Work describes the Services which Supplier shall provide to Client under this Service Agreement. The following Schedules are incorporated in and made part of the Statement of Work:

Schedule A - Client Software

Schedule B - Service Levels

Schedule C - Charges

Schedule D - Transition

Schedule E - Employees and Human Resources

Schedule F - Benchmarking

Schedule G - Standards

Schedule H - Governance

Schedule I - Client Direct Competitors

Schedule J - Customer Satisfaction

Schedule K - In-Flight Projects

Schedule L - Termination and Termination Assistance

3.2 Third Party Service Providers. Subject to Section 5.1.a. of the Terms and Conditions, Client may, now or in the future, use one or more third-party service providers to provide information technology and related services that relate to, interact with, or depend upon the Services. Supplier shall provide all reasonable cooperation to Client and such third-party service providers in connection with the provision of such Third Party Services.

ARTICLE IV.

MISCELLANEOUS

4.1 Notices. All notices, requests, consents and other communications required or permitted under this Service Agreement shall be addressed as set forth in Exhibit 2.

4.2 Governing Law. This Service Agreement shall be interpreted in accordance with, and governed by, the laws of the United States of America and the State of                     . Each Party hereby consents to the exclusive jurisdiction of the state and federal courts located in the State of Michigan.

IN WITNESS WHEREOF, this Service Agreement has been executed by the Parties as of the Effective Date.

Supplier Contracting Party	Client Contracting Party

By:	By:
(Print):	(Print):
Title:	Title:

EXHIBIT 1

to the

SERVICE AGREEMENT

Statement of Work

1.0	Executive Summary	3

2.0	List of Schedules	3

3.0	Scope	3
3.1	Policy and Procedures Manual	3
3.2	Supplier will perform	4
3.3	Production Support	4
3.4	Development and QA	5

4.0	General Assumptions	5

5.0	Development Responsibilities	6
5.1	Activities and Procedures	6
5.2	Supplier Application Development Responsibilities	8
5.3	Client Application Development Responsibilities	9
5.4	In-Flight Projects	10

6.0	Organizational Roles and Responsibilities	10
6.1	Supplier Roles and Responsibilities	10
6.2	Client Roles and Responsibilities	11

7.0	Supplier Tasks, Deliverables and Completion Criteria	12
7.1	Assessment and Planning	12
7.2	Application Support Migration	12
7.3	Development Migration	13
7.4	Steady State	14
7.5	Transformation	15
7.6	Stakeholder Change Management	16

8.0	Additional Client Responsibilities	17
8.1	Change Management	17
8.2	Office Space and Other Facilities	17

9.0	Deliverable Materials Review and Acceptance Procedure	18

10.0	Deliverable Materials	18

11.0	Roles and Responsibilities Matrix	21

1.0	Executive Summary

This Statement of Work describes the Application Development and Application Maintenance/Enhancement Services Supplier is providing to Client under the MSA.

The Services provided under this Statement of Work include application support, programming and technical development services for the Client Information and Learning environment.

Supplier will:

a.	Assume responsibility for production support, enhancement, and development of the Client Software set forth in Schedule A to this Statement of Work;

b.	Implement (for 1 & 2, Supplier is the installer, trainer of Client applications management staff and Agents for tools, processes and methodology):

1.	A governance model with applicable supporting tools;

2.	Support processes with applicable supporting tools; and

3.	Development methods and tools.

c.	Deliver year-over-year performance enhancements and productivity improvements;

d.	For the transitioned areas and the Client Business Area Analysts interfacing with the transitioned areas, achieve CMMI SEI Level 3 proficiency within twelve (12) months following the completion of Transition;

e.	Drive down the cost of maintaining existing applications to allow increased investment on strategic product and development initiatives; and

f.	Improve development cycle times and time to market for new products.

2.0	List of Schedules

The following Schedules are incorporated in and made part of this Statement of Work:

Schedule A - Client Software

Schedule B - Service Levels

Schedule C - Charges

Schedule D - Transition

Schedule E - Employees and Human Resources

Schedule F - Benchmarking

Schedule G - Standards

Schedule H - Governance

Schedule I - Client Direct Competitors

Schedule J - Customer Satisfaction

Schedule K - In-Flight Projects

Schedule L - Termination and Termination Assistance

3.0	Scope

In accordance with the provisions included in the final version of the Policy and Procedures Manual to be developed and delivered by Supplier as part of Transition, Supplier will perform the development, testing, and support activities, as well as the maintenance of supporting documentation, for the Client Software set forth in Schedule A, as amended from time to time in accordance with the Change Control Procedures.

3.1	Policy and Procedures Manual

a.

Client and Supplier agree that the Policy and Procedures Manual will incorporate appropriate implementation details, including a roles and responsibilities matrix, and detailed procedures for the Services. An outline of the Policy and Procedures Manual is included in Schedule H (Governance). The Policy and Procedures Manual will be developed as part of the Transition Plan, and the first draft will be delivered to Client for review and comment no later than ninety (90) days after the Effective Date.

Following delivery of comments by Client to Supplier, Supplier shall undertake to revise the Policy and Procedures Manual to address Client’s comments. The final version of the Policy and Procedures Manual shall be delivered by Supplier to Client for review and approval sixty (60) days prior to the completion of Transition.

b.	Once the final Policy and Procedures Manual has been approved by Client, the approved Policy and Procedures Manual shall govern Supplier’s performance of the Services under this Statement of Work.

3.2	Supplier will perform

a.	2nd Level support functions;

b.	Incident problem management;

c.	Break/fix;

d.	Minor enhancements;

e.	Project – estimate/design/management;

f.	Test – design/management;

g.	Test – execution;

h.	Work requests – log, prioritize, track;

i.	Interface – design, build, run;

j.	Define/establish ADM policies and processes;

k.	Metrics and reporting; and

l.	Content platform advisory services.

3.3	Production Support

“Production Support” consists of Level 2 support Services (queries, non-programming fixes and workarounds) and Level 3 support Services involving defect fixes and sustaining tasks for break/fix. The Client Level 1 support help desk will generally log the problem in the Service Request Management Software with relevant details. For problems received directly into Level 2, the Client support personnel will log the problem into Service Request Management Software.

a.	Level 2 non-programming Services will include:

1.	Fixes to problems and requests for services raised in the Service Request Management software;

2.	Answers to queries received through email;

3.	Responses to phone inquiries and voice messages; and

4.	Detailed problem analysis.

b.	Level 3 code fix Services will be invoked by the Level 2 team, as required, applying fixes required for resolution of production defects.

c.	The Services related to Production Support are as follows, and shall be provided in accordance with the processes and procedures set forth in the Policy and Procedures Manual:

1.	Severity 1 Defects

Severity 1 defects are categorized as a problem resulting in the failure of the complete Software system, of a subsystem, or of a Software unit within the system which causes a critical business impact, and for which there is no workaround available. Production cannot proceed or is adversely impacted and an immediate solution will be required. The following requirements apply to Severity 1 defect fix activity:

(a) 24x7 on-call support for Client Software;

(b) Business Day telephone support for Client Software;

(c) Fifteen (15) minute response time to the Level 1 team;

(d) Response team to work around the clock until a satisfactory workaround or fix is supplied, with such workaround and fix to be supplied by Supplier in accordance with the processes and within the time frames specified in the Policy and Procedures Manual;

(e) Response team to provide a fully integrated and tested patch to the Client Software in accordance with the processes and within the time frames specified in the Policy and Procedures Manual; and

(f) Hourly status updates to Service Request Management Software.

2.	Severity 2 Defects

Severity 2 defects represent non-conformance to existing requirements however there are satisfactory workaround alternative(s) available to continue processing transactions. The following are the requirements related to Severity 2 defects:

(a) Next Business Day response to the Level 1 team;

(b) Response team to provide a fix in accordance with the processes and within the time frames specified in the Policy and Procedures Manual;

(c) Response team to provide a fully integrated and tested patch to the Client Software in accordance with the processes and within the time frames specified in the Policy and Procedures Manual; and

(d) Daily status updates to Service Request Management Software.

3.	Severity 3 Defects

Severity 3 defects represent nice to have requirements that have no impact on usage of the system in production. The following are the requirements related to Severity 3 defects:

(a) Second Business Day response to the Level 1 team;

(b) Response team to provide a solution in accordance with the processes and within the time frames specified in the Policy and Procedures Manual; and

(c) Weekly status updates to Service Request Management Software.

3.4	Development and QA

“Development and QA” includes maintenance, enhancements and development projects. A pool of hours will be allocated to development and enhancement activities that will be monitored and adjusted monthly.

4.0	General Assumptions

a.	Services (on or off Client premises) under this Statement of Work will be generally performed during normal business hours in the country in which they are performed, 8:00 a.m. to 5:00 p.m. (the “Business Hours”) Monday through Friday, except Client holidays (the “Business Days”). It is anticipated, however, that work will also be performed outside of normal Business Hours and Business Days.

b.	Client business, application and technical subject matter experts will be available as identified by the Project Plan and informally on an as needed basis. In the event such Client personnel are not available to Supplier as required, Supplier shall promptly notify the Client and advise the Client of the potential impact that such failure will have on Supplier’s performance of Services and the ability of Supplier to meet the Service Levels.

c.	Following completion of scheduled activities, Client personnel will be available as required for follow up questions. Client personnel will be able to provide the required information within three (3) Business Days unless the Project Plan or Policy and Procedures Manual states otherwise. Client personnel will also be available to review intermediate work products. In the event such Client personnel are not available to Supplier as required, Supplier shall promptly notify the Client and advise Client of the potential impact that such failure will have on Supplier’s performance of Services and the ability of Supplier to meet the Service Levels.

d.	Approval of all deliverables will be provided per the approval process described in Section 9.0 below.

e.	Client will be responsible for setting priorities for work execution.

f.	Client will be responsible for the cost of the setup and ongoing cost of the communications line(s) required to connect the Client facilities to the Supplier US-based onshore network node. Supplier will carry traffic to their offshore delivery center on the Supplier network.

g.	Client will be responsible for the cost of the setup and any ongoing cost for equipment, software, facilities or operation required to conform to Client’s security requirements, which exceed Supplier Corporate Standards.

h.	Supplier will provide Supplier personnel with licenses for the Rational Integrated Global Development Environment and 5 years of maintenance on Rational. Supplier will also provide and support the Supplier Tools (PMOffice and AMS Management System). Supplier will not be responsible for the ownership or management of any Client Software licenses and Client Rational licenses, including licenses for the Supplier staff to perform their responsibilities under this Statement of Work. Client will maintain currency on all software licenses for the Client Software and Client Rational licenses necessary to execute this Statement of Work.

i.	Supplier is providing a level of staffing resources based on its completed assessment of the scope of work and expertise in sizing outsourcing activities. The initial staffing level is based on Supplier’s due diligence of Client’s operations and workload to be assumed by Supplier, which due diligence has been completed by Supplier. The required staffing level may change over time and will be managed through the Change Control Procedures.

j.	Supplier will utilize resources in a Supplier offshore delivery center to perform a portion of the Services. The initial offshore delivery center will be a Supplier delivery center in India. Supplier shall be responsible for any adverse impact(s) in the event Supplier is unable to perform the Services at the Supplier delivery center in India.

k.	For planning purposes, Supplier estimates that this Statement of Work start date will be ten (10) Business Days after the Effective Date, with members of Supplier Transition Team beginning at various stages during Transition.

Supplier may use proprietary Supplier Tools approved by Client, to perform Supplier responsibilities in this Statement of Work. These Supplier Tools remain the property of Supplier, subject to the right of Client to license the use of such Supplier Tools upon expiration or termination of this Statement of Work, as provided in the Terms and Conditions.

5.0	Development Responsibilities

5.1	Activities and Procedures

The Policy and Procedures Manual will describe these procedures in detail, which will include:

a.	Work management activities

Supplier will organize, plan, track, and report tasks associated with Application Development projects and maintenance and with releases of installed applications including the following:

1.	Project management activities

(a) Supplier will select standard project management methodology, which shall be integrated with Client’s methodology and approved by Client, to assist in the planning, tracking, and reporting of activities required for the successful completion of development project tasks which members of the development team and application owners, users, and members of support staffs will perform;

(b) Supplier will develop a project plan (as more fully described herein and in the Policy and Procedures Manual, (the “Project Plan”) for, and estimate the cost of, Application Development projects to be performed for Client. Supplier will present such Project Plans and estimates to Client for comment and approval, and Supplier will commence work on such Application Development projects only after receiving notice of Client’s approval. At the request of Client, Supplier shall provide Client with fixed prices for Application Development projects;

(c) Project Plans will describe the process to be undertaken, the deliverables to be produced, the specifications for the deliverables, acceptance testing to be performed, the applicable costs and charges, the estimated schedule for completion, and the effect, if any, of the project on other ongoing or projected work; and

(d) Supplier will monitor Supplier Application Development projects to determine whether each project is being performed in accordance with the schedules and estimates in the applicable Project Plan and will promptly notify Client in the event any information comes to Supplier’s attention that a Supplier Application Development project may not be completed within the time frames or cost estimates previously approved by Client. Any work to be performed in excess of the approved estimates must be approved in advance by Client in accordance with the Change Control Procedures.

2.	Release management activities

Client will establish and approve the frequency with which Supplier implements new releases of the Client Software. Supplier will organize such work requests into logical units and control the planning, tracking, and reporting of the work.

3.	Estimating, planning, and scheduling activities

Supplier will establish procedures and supporting tools that will assist members of project and release teams and owners, users, and members of support staffs in improving the accuracy and consistency of their estimates, plans, and schedules and comparing the same with actual results so that Supplier can improve plan accuracy over time.

4.	Risk management activities

Supplier will work with Client to identify the risks associated with projects and releases and develop detailed plans to manage and contain those risks.

5.	Dependency management activities

Supplier will work with Client to identify other projects and releases that may impact on the current project or release and will develop detailed plans to manage those dependencies.

b.	Capabilities management

1.	Skills planning and skills balancing activities

Supplier will plan education and training of Supplier employees for current and anticipated projects and releases and balance the required skills across projects.

2.	Technical vitality activities

Supplier will cross-train Supplier’s employees and Supplier subcontractors working on the Client account, assuring that such training does not interfere with Supplier’s performance of the Services.

3.	Upon completion of Transition, Supplier will perform a GAP analysis of the then-existing delivery processes and standards to CMMI SEI Level 3 processes and standards. Supplier will, within twelve (12) months following Transition, improve such processes and standards to achieve CMMI SEI Level 3 proficiency and shall maintain a minimum of Level 3 for the duration of the Term.

4.	Supplier shall, as necessary, provide accent training to Project Staff to assure that all Project Staff are proficient in English. Supplier shall, at the request of Client, replace Project Staff which, in Client’s discretion, do not demonstrate adequate proficiency in English.

c.	Tools, techniques, and methods activities

Supplier will evaluate, select, and acquire tools, techniques, and methods for Supplier’s employees and subcontractors, consistent with the Policy and Procedures Manual and Client standards, and maintain an inventory of such tools for use by all Supplier’s employees and subcontractors as specified in the Policy and Procedures Manual.

d.	Assurance activities

Consistent with the requirements set forth in the Policy and Procedures Manual, each Project Plan will set forth procedures and standards to be followed by Supplier for project and release deliverables. Supplier will conduct technical reviews, project reviews, inspections, walkthroughs, and JAR and JAD sessions as necessary (which will all be specified in the Project Plan) as follows:

1.	Members of the project or release team, with the assistance of experts when appropriate, will perform formal or informal technical reviews;

2.	Project reviews will be performed by Client and Supplier on a schedule that is appropriate for the project’s scope, complexity, cost, and risk;

3.	Inspections and walkthroughs will be performed for project or release deliverables such as requirements and design documents, code, test plans, and test results as well as project and release plans;

4.	Early in the project or release cycle, members of the development team and representative users that Client selects will jointly conduct JAR and JAD sessions to verify the completeness, accuracy, and appropriateness of application requirements and design; and

5.	Process assurance activities will include periodic assessments of standards and project and release methodologies in terms of currency and appropriateness in light of what was learned from completed projects and releases.

e.	Documentation and training

Supplier will provide Client with the training, subject matter expertise and documentation defined in the Project Plan to make use of the Client application systems including the following when applicable:

1.	Supplier will provide training for selected Client employees and its subcontractors in the use of the Client system, so that such Client employees and its subcontractors can in turn train end users in the appropriate use of the Services. Supplier will conduct training at times and locations Client reasonably requests; and

2.	Supplier will provide complete applications documentation (in both hard copy and soft copy), in English, explaining the use of the Client system. Supplier will assist Client in preparing user documentation for Client trainers to use in training end users.

5.2	Supplier Application Development Responsibilities

Supplier will perform the following Application Development responsibilities for the Client Software set forth in Schedule A and as otherwise specified in an agreed to Project Plan (if any):

a.	As requested by Client, support opportunity identification and assist with initial business proposals and service requests;

b.	As requested by Client, assist Client in assessing fit of service requests with IT strategy;

c.	As requested by Client, assist Client in the definition, evaluation and prioritization of business requirements and service requests;

d.	Develop a high-level overview of the solution and, if requested by Client, conduct a feasibility study;

e.	Perform project management;

f.	Perform data modeling;

g.	Prepare technical and migration designs;

h.	Develop and change configuration where applicable for packaged applications;

i.	Develop program code;

j.	Develop conduct unit, system and stress test cases and any required retesting;

k.	Assist with and facilitate user acceptance tests;

l.	Prepare system documentation;

m.	Prepare user documentation for Supplier created, enhanced or changed software;

n.	Provide and support user training in the English language;

o.	Assist with post implementation reviews;

p.	Perform the principle technical functions associated with the retirement of Client Software that has been replaced or superseded by newly developed Client Software or Client Software package; and

q.	As requested by Client, prepare newly developed Client Software or packaged Client Software versions and upgrades for production.

5.3	Client Application Development Responsibilities

Client will develop plans to perform the activities described in this Section and will maintain appropriate levels of skilled employees and subcontractors to perform these activities.

Client will perform the following responsibilities:

a.	Monitor trends within Client’s industry and related industries and work with Supplier in developing strategic plans for IT;

b.	Define business requirements. Supplier maintains responsibility for confirming business requirements with business analysts and then transferring requirements into design specifications;

c.	Prioritize and approve activities including those recommended by Supplier which may result in increased or decreased levels of service and/or efficiency with respect to the current application set;

d.	Prepare and prioritize work requests, manage the Client employees or Client subcontractors associated with the project (e.g. business groups, requester groups, end users), and work with Supplier to align the work requests with the tactical and strategic goals of Client;

e.	Periodically participate in working sessions with Supplier to establish task plans for work items that Client will perform, include those tasks in a master plan for the project or release, and report progress against the plan in a timely and accurate manner;

f.	Participate in the development of detailed requirements and design for applications during JAR and JAD sessions for all Projects or Enhancements;

g.	Provide timely notification of all governmental and regulatory changes to Supplier in the form of work requests and include Supplier in planning activities;

h.	Assist Supplier with the preparation of technical and migration design;

i.	In conjunction with Supplier, develop test criteria for all projects and changes (described in business terms) before the project is undertaken so that user acceptance tests can be conducted to verify the completeness and correctness of the business function provided by the new or changed application;

j.	Jointly prepare all necessary end user or business operations documentation, with Client having ultimate responsibility for the final product;

k.	Plan for the education and training of Client employees and its subcontractors for current and anticipated projects and releases;

l.	Provide end user training for all new or changed application functions and include the training plans for those activities in the master plan for the project or release (Supplier will train Client’s trainers who will in turn implement end user training);

m.	Assist Supplier in the creation of the test cases and planning user acceptance tests;

n.	Conduct user acceptance tests for all application changes before the change is introduced into the production environment;

o.	Perform necessary end user or business functions associated with the retirement of applications;

p.	Ensure Client employees participate with Supplier in reviews of completed projects and releases and in periodic reviews of installed applications and assess the completeness and accuracy of the business function provided, the adherence to established business controls and the audit ability of the application (i.e., so that applications are written in a manner that is not overly difficult to audit, understand, and maintain); and

q.	Assign Severity Levels and escalate or decrease Severity Levels, as appropriate.

5.4	In-Flight Projects

Supplier will assess project schedules and budgets of In-Flight Projects in progress for completeness and viability within forty-five (45) days of the Migration start date and will adjust these accordingly, as agreed with Client.

a.	Supplier will continue to perform In-Flight Projects based upon the existing prioritization until Client reassesses and/or reprioritizes such projects; and

b.	Supplier will provide the original deliverables specified in the technical design in accordance with the revised schedules and budgets.

c.	Supplier will complete In-Flight Projects on time and on budget.

6.0	Organizational Roles and Responsibilities

6.1	Supplier Roles and Responsibilities

This section describes Supplier’s responsibilities for the Services as identified in this Statement of Work. Supplier personnel or Supplier subcontractor personnel will perform these tasks.

a.	Supplier Contract Manager

The Supplier Contract Manager is Supplier’s primary contact to the Client, and has ultimate responsibility for the delivery of the Services. The responsibilities of the Contract Manager are set forth in Section 11.0 below.

b.	Project Manager

The Supplier Project Manager is responsible for the day to day operational aspects of service delivery and has responsibility for the planning and execution of all approved work requests. The responsibilities of the Project Manager are set forth in Section 11.0 below.

c.	Development Leads

The “Supplier Development Leads” are primarily responsible for resolving Development service incidents and/or service requests. The responsibilities of the Development Leads are set forth in Section 11.0 below.

d.	Quality Leads

The “Supplier Quality Leads” are primarily responsible for defining quality processes and testing. The responsibilities of the Quality Leads are set forth in Section 11.0 below.

e.	Support Leads

The “Supplier Support Leads” are primarily responsible for resolving support service incidents and/or service requests. The responsibilities of the Support Leads are set forth in Section 11.0 below.

f.	Transition Manager

The Supplier Transition Manager will work with Client during the Transition Period to facilitate the contract initiation, knowledge transfer, definition of procedures, and the transfer of maintenance to Supplier.

g.	Displaced Employees.

Supplier shall perform Application Management Services related services, functions and responsibilities performed by Client personnel who were displaced or whose functions were displaced as a result of this Statement of Work, even if the service, function, or responsibility is not specifically described in this Statement of Work.

6.2	Client Roles and Responsibilities

This section describes Client responsibilities related to Client support. The successful completion of the proposed effort depends on the full commitment and participation of Client management and personnel.

The responsibilities listed in this section are in addition to those responsibilities specified in the MSA and are to be provided at no charge to Supplier. Supplier’s performance is predicated upon the following responsibilities being fulfilled by Client. In the event Supplier believes such responsibilities are not being fulfilled by Client, Supplier shall promptly notify the Client Contract Manager and advise the Client Contract Manager of the potential impact that such failure will have on Supplier’s performance of Services and the ability of Supplier to meet the Service Levels.

a.	Client Support During Transition

Initially, Client’s current support structure will remain in place. The composition of the Client support team during the Transition Period will vary and is based on the Services provided under this Service Agreement and their responsibilities will be further defined in the Transition Plan. Throughout the Transition Period, the time required for each resource will diminish.

b.	Client Contract Manager

Prior to the Effective Date, Client will designate a person, called Client Contract Manager, to whom all Supplier communications will be addressed and who has the authority to act for Client in all aspects of the project. The responsibilities of the Client Contract Manager are set forth in Section 11.0 below.

c.	Client Support Team

The composition of the Client support team will vary during the Transition Period and their responsibilities will be further defined in the Transition Plan. In addition to their responsibilities described in the Transition Plan, the responsibilities of the client support team are set forth in Section 11.0 below.

d.	Program Steering Committee

The program steering committee will prioritize the work efforts in conjunction with the Client Contract Manager and the Supplier Contract Manager.

e.	Business Area Analysts

Client will provide business area analysts with appropriate authority, business unit knowledge and process knowledge of the existing and required Client business environment (the “Business Area Analysts”). The responsibilities of the Business Area Analysts are set forth in Section 11.0 below.

f.	Client User Acceptance Test (UAT) Coordinators

Client will provide UAT coordinators with appropriate experience, business unit knowledge and process knowledge of the existing and required Client business environment (the “User Acceptance Test Coordinators”). The responsibilities of the Client User Acceptance Test Coordinators are set forth in Section 11.0 below.

g.	Client Help Desk

Client will provide Level 1 help desk support to answer help calls and route them to the appropriate resources. The responsibilities of the Client help desk are set forth in Section 11.0 below.

7.0	Supplier Tasks, Deliverables and Completion Criteria

7.1	Assessment and Planning

a.	Task Objective:

The objective of this task is to review the proposal assumptions and establish a baseline and plan for further project execution. The following tasks would be performed during this phase. Supplier will:

1.	Conduct a portfolio assessment on the suite of applications within scope to get an assessment of the size of the applications and all the interfaces from the applications;

2.	Document the service requirements based upon the reviewing of information available on past service performance and any statutory and security related procedures to be fulfilled; and

3.	Supplier will provide a detailed Migration Plan approved by Client defining roles and responsibilities of Client and Supplier based on the portfolio assessment.

b.	Supplier Deliverables:

1.	Portfolio Assessment Report;

2.	Service Requirements Document; and

3.	Migration Plan.

c.	Completion Criteria:

This task is considered complete when the Migration Plan has been delivered to and accepted by the Client Contract Manager.

7.2	Application Support Migration

a.	Task Objective:

The purpose of this activity is to gain knowledge of the application and the environment, assume the maintenance responsibilities in a phased manner and establish service levels for ongoing support. Supplier will designate an application support migration manager. Supplier will periodically review progress of migration activities related to the applications being assumed Supplier and for implementing corrective actions.

The Supplier “Application Support Migration Manager” will be responsible for migration of applications that were identified during migration planning. This migration process would apply for applications, or part thereof, that are migrated after the Effective Date. The tasks involved are:

1.	Knowledge transfer;

2.	Guided perform;

3.	Assisted perform;

4.	Independent support perform; and

5.	Cut over assessment.

b.	Supplier Deliverables:

1.	Application Support Control Plan;

2.	Training for new project members based on existing documentation from Client; and

3.	Cut over readiness report.

c.	Completion Criteria:

This activity will be complete when the migration activities have been accepted by the Client Contract Manager and formal application take over is complete.

d.	Task Outcome:

Reliable application availability. As set forth in Schedule B (Service Levels), Supplier will:

1.	maintain, and improve, existing Application Availability particularly for Critical Applications; and

2.	provide Application Availability by executing a high quality Application Support Migration, responding to all Severity 1 and Severity 2 errors, and performing root-cause analysis on all Critical Service Levels.

7.3	Development Migration

a.	Task Objective:

The purpose of this activity is to gain knowledge of the application and the environment, assume development and design responsibilities in a phased manner and to establish service levels for ongoing enhancements and projects. Supplier will designate a Development Migration Manager. Supplier will also periodically review progress of migration activities related to the applications being assumed by Supplier and to implement corrective actions.

The Supplier “Development Migration Manager” will be responsible for In-Flight Projects as identified and set forth in Schedule K (In-Flight Projects). Supplier will continue to perform In-Flight Projects based upon the existing prioritization until Client reassesses and/or reprioritizes such projects. The tasks involved are:

1.	Knowledge transfer;

2.	Coding and unit testing tasks;

3.	Analysis and design tasks;

4.	Independent development; and

5.	Cut over assessment.

b.	Task Outcome

Client is migrating Application Development to Supplier in order to achieve the following outcomes:

1.	Improved development productivity. Client and Supplier agree that use of a CMM Level 5 software factory coupled with onshore CMM SEI Level 3 processes should lead to ongoing productivity improvements; and

2.	On-schedule project delivery. A key improvement for Client will be increased on-schedule delivery of Application Development projects.

c.	Supplier Deliverables:

1.	Estimation template;

2.	Quality plan;

3.	Training for new project members based on existing documentation with Client; and

4.	Cut over readiness report.

d.	Completion Criteria:

This activity will be complete when the migration activities have been accepted by the Client Contract Manager and formal application take over is complete.

7.4	Steady State

a.	Task Outcomes:

The outcome of this activity is to provide Application Support/Maintenance services and Application Development services in accordance with the Service Levels on an ongoing basis. The service delivery process will be documented in detail in the Application Support Control Plan. The Application Support Control Plan will be developed during Transition. In brief, it has the following processes, which will be approved and adapted to the Client processes:

1.	2nd level support functions;

2.	Incident problem management;

3.	Break/fix;

4.	Minor enhancements;

5.	Project estimation, design and management;

6.	Test design and management;

7.	Test execution;

8.	Work request logging, prioritization, and tracking; and

9.	Defining and reviewing Service Levels - this includes service level definitions, collection and collation of metrics, review of service levels, causal analysis and corrective actions,

b.	Supplier Deliverables:

Application Support Control Plan

c.	Completion Criteria:

This is an on-going activity throughout the Term of the Service Agreement.

7.5	Transformation

a.	Task Outcomes:

The outcome of this activity is to drive continuous process improvement through the attainment of CMMI SEI Level 3 readiness within twelve (12) months after the completion of Transition. In brief, it has the following processes:

1.	Prepare and train;

2.	Kickoff CMMI transformation project at Client facility;

3.	Implement organizational process definition;

4.	Identify and deploy support tools for the CMMI transformation project;

5.	Disclose service request management for CMMI transformation;

6.	Implement requirements development and management;

7.	Establish process and product quality assurance;

8.	Implement organizational training;

9.	Conduct CMMI method enablement;

10.	Implement metrics management framework;

11.	Implement configuration management;

12.	Implement Supplier contract management;

13.	Implement defect management;

14.	Define the process take-up plan for the CMMI transformation;

15.	Conduct the CMMI transformation orientation and training;

16.	Implement and institutionalize;

17.	Initiate, track, and report progress on the CMMI take-up plan;

18.	Implement CMMI process assurance;

19.	Perform objective evaluation of PPQA process;

20.	Prepare for CMMI compliance;

21.	Conduct CMMI readiness review;

22.	Develop and execute CMMI Action Plan; and

23.	Conduct formal SCAMPI appraisal.

b.	Supplier Deliverables:

1.	Process Take-up Plan;

2.	CMMI transformation orientation materials; and

3.	CMMI action plan.

c.	Completion Criteria:

This is an on-going activity throughout the Term of the Service Agreement.

7.6	Stakeholder Change Management

a.	Task Outcomes:

The outcomes of this activity are to assist the Client in managing change in the retained organization. Change management refers to the management of organizational change across all stakeholder groups impacted by the outsourcing initiative. In brief, it has the following processes:

1.	Change strategy and vision;

2.	Development of change vision;

3.	Development of change program strategy;

4.	Linkage to value realization;

5.	Stakeholder management;

6.	Identification and analysis of stakeholders;

7.	Assessment of change impacts;

8.	Development of Stakeholder Management Plans;

9.	Communication;

10.	Development of communication strategy and plans;

11.	Execution of communication plans;

12.	Organization and job design;

13.	Competency / capability assessments;

14.	Organization redesign in retained organization;

15.	Job requirements definition / job description development;

16.	New ways of working (policies, practices, processes, systems data);

17.	Policies and practices assessment;

18.	Alignment of policies / practices in retained organization;

19.	Business processes, systems and data architectures;

20.	Training / competency development;

21.	Training audience analysis;

22.	Training Strategy; and

23.	Training course development and delivery;

b.	Supplier Deliverables:

1.	Change Program Strategy;

2.	Stakeholder Management Plan;

3.	Communications Plan;

4.	Training Strategy; and

5.	Perform training.

c.	Client Responsibilities

None

d.	Completion Criteria:

This activity will be complete when the Change Management activities have been completed the deliverables are accepted by the Client Contract Manager.

8.0	Additional Client Responsibilities

8.1	Change Management

Client agrees to provide the following services and deliverables at no cost to the Supplier. Client will retain responsibility for:

a.	Technology strategy;

b.	Contract management;

c.	Relationship and contract management with internal and external Client customers;

d.	New product development direction;

e.	Business analysis and relationship with the business units;

f.	Test acceptance and approval;

g.	Client content expertise;

h.	Key publishing technology SMEs;

i.	Identifying a single point contact during the application migration to get the required time commitment from Client employees;

j.	Ensuring Client’s employees and subcontractors will fully participate in the knowledge transfer project as defined in the detailed Migration Plan;

k.	Organize required additional training on third-party packages, frameworks and tools;

l.	Providing the development workstations with applicable software required to interface with Client’s systems and other tools during Transition for Supplier on-site personnel;

m.	Based on Client’s requirements and approval, provide the required software, hardware and support to access Client’s test environment;

n.	Procuring the required connectivity to the Boulder or Southbury Global Resource Network access points and providing required accesses to the Client network through these access points;

o.	Providing access to their systems to perform the project tasks;

p.	Stating Client’s security requirements in advance to enable Supplier to determine/establish compliance;

q.	Carrying out the required communication to the Level 1 help desk, regional centers and key personnel regarding the revised support arrangement; and

r.	During Steady State operations, Client will identify a single point of contact for prioritizing the service requests across all geographies and to review projection of staffing requirements.

8.2	Office Space and Other Facilities

Client will:

a.	Provide suitable office space, office supplies, furniture, telephone, and other facilities for the Supplier project team while working on Client premises;

b.	Provide reasonable clerical and reproduction services to support Supplier personnel (in a manner consistent with business practices at Client) while working on Client premises;

c.	Provide related services, and supplies for project planning, tracking, documentation, and reporting activities;

d.	Provide all necessary Client computer resources to support the Services including, but not limited to, mainframe logons and LAN (Local Area Network) ID’s (Identification);

e.	Provide the proper security access for use by Supplier, along with LAN access, printers, and one analog telephone line for each Supplier resource; and

f.	Provide all necessary security badges and security clearance for access to Client facilities to Supplier personnel subject to Client’s standard security processes and requirements.

9.0	Deliverable Materials Review and Acceptance Procedure

Except for Monthly Status Reports, each deliverable document will be approved in accordance with the following procedures:

a.	One (1) printed draft and (1) electronic copy of the deliverable document will be submitted to the Client Contract Manager. It is the Client Contract Manager’s responsibility to make and distribute additional copies to any other reviewers.

b.	Within ten (10) business days the Client Contract Manager will either approve the deliverable or provide the Supplier Contract Manager a written list of requested changes. If no response is received from the Client Contract Manager within ten (10) business days the deliverable review process will be escalated to the Client Executive Sponsor and Supplier’s Executive Sponsor.

c.	Once a written list of requested changes is received within ten (10) business days, the Supplier Contract Manager will make the appropriate revisions and will, within ten (10) business days, re-submit the updated final version to the Client Contract Manager. The Client will either approve the updated deliverable or provide the Supplier Contract Manager a written list of requested changes within ten (10) business days. The Client will review the updated deliverable and either approve it or submit a written list of changes per this procedure.

d.	If agreement cannot be reached within two iterations of the review process, the issue will be escalated to Client Executive Sponsor and Supplier’s Executive Sponsor.

10.0	Deliverable Materials

The following Materials will be delivered to Client under this Statement of Work.

a.	Monthly Status Reports

A “Monthly Status Report” describing the activities which took place during the previous month. Such report will include significant accomplishments, milestones, and problems.

b.	Portfolio Assessment Report

The “Portfolio Assessment Report” will document the applications and support processes that are included in the scope of the Client development and support activities. It will also document the interfaces that are incorporated into Client application suite.

c.	Service Requirements Document

The “Service Requirements Document” will describe the existing services being performed by the current Client staff supporting the Client applications. It will also document any statutory and/or security related procedures to be incorporated into the Client support services.

d.	Migration Plan

The “Migration Plan” will consist of the planned migration activities for the Client suite of applications. It will detail the activities of Supplier and Client during the migration process and any associated dependencies. It will also identify the development lab and/or communications requirements to support the on-going Client related activities.

e.	Application Control Support Plan

The “Application Control Support Plan” document will include the following items:

1.	Desired service levels;

2.	Support hours;

3.	Escalation procedures;

4.	Off-hours coverage model;

5.	Required metrics;

6.	Logging and control process;

7.	Development standards;

8.	Review and approval guidelines for development activities;

9.	Testing standards; and

10.	Development promotion process.

f.	Estimation Template

The “Estimation Template” will be a standardized spreadsheet used to document the effort required for development activities.

g.	Quality Plan

The “Quality Plan” will document the testing and review process and establish the quality metrics for the development process.

h.	Cut Over Readiness Report

The “Cut Over Readiness Report” will document the state of readiness for cutover of the Applications. It will identify any issues remaining to be addressed prior to cut over.

i.	Process Take-up Plan

The “Process Take-up Plan” will include the details of how the Standard Delivery Framework (SDF) processes will be implemented at the Client. It will document the tasks and milestones for implementing the process improvements necessary to achieve CMMI Level 3 and will track the progress against the tasks and milestones and manage the process improvement.

j.	CMMI Transformation Orientation Materials

The “CMMI Transformation Orientation Materials” will inform interested parties and train participants in the CMMI Transformation project.

k.	CMMI Action Plan

The “CMMI Action Plan” will document the actions identified in the CMMI readiness review. These actions will be implemented and tracked to manage the process of final preparation for the SCAMPI appraisal.

l.	Cultural Action Plan

The “Cultural Action Plan” will identify cultural change and integration activities as identified in the cultural analysis and planning task.

m.	Communications Plan

The “Communications Plan” will identify the audiences, messages, and communication modes that will be employed to communicate the human resource transition actions that will affect the current staff. It will be updated to include the Change Management messaging that will be created in the Change Management activity.

n.	Change Program Strategy

The “Change Program Strategy” will document the results of the Change Strategy and Vision subtask. This will include a description of the change vision and strategy. It will also include a description of Value Realization and the linkage to change strategy.

o.	Stakeholder Management Plan

The “Stakeholder Management Plan” will include a description and analysis of the stakeholders. It will show the assessment of change impacts and action plans by stakeholder group.

p.	Training Strategy

The “Training Strategy” will be based on an audience analysis. Each audience group will be identified with their needs. The courses will be identified, developed and delivered.

11.0	Roles and Responsibilities Matrix

Legend:

CM = Contract Manager	CST = Client Support Team

PM = Project Manager	BAA = Business Area Analyst

DL = Development Lead	UATC = User Acceptance Test Coordinator

QL = Quality Lead	CHD = Client Level 1 Help Desk

SL = Support Lead

Responsibility	Supplier	Supplier Role	Client	Client Role
Be responsible for the execution of the project	Perform	CM

Customer Relationship Management	Perform	CM

Participate in Steering Committee meetings and all management review meetings	Perform	CM

Conduct regular monthly status meetings with the Client Contract Manager	Perform	CM

Create and deliver Monthly Status Reports electronically	Perform	CM

Resolve deviations in the Statement of Work in conjunction with the Client Contract Manager	Perform	CM

Interface with Client’s PMO	Perform	CM

Serve as the single point of contact during the execution of this Statement of Work	Perform	CM

Monitor assignment of resources for delivery of the Services within this Statement of Work and provide the first level of quality assurance	Perform	PM

In conjunction with the Client Contract Manager, administer the Change Control Procedure	Perform	PE

Monitor resolution of service incidents and close service incidents when resolved	Perform	PM

Perform problem management, and maintain and communicate escalation procedures with Client Level 1 help desk	Perform	PM

Track service incidents and service requests for analysis and reporting	Perform	PM

Collect, track, report, and age service requests, respond to those requests with priorities consistent with the tactical and strategic goals of Client (i.e., Client prioritizes the backlog), and within the available resources, schedule and budget constraints.	Perform	PM / DL

Responsibility	Supplier	Supplier Role	Client	Client Role
Execute the development, implementation, and integration of Client’s business application software, including design, specification development, prototype, develop, test, and implement	Perform	DL

Create quality processes based on CMMI best practices for User Acceptance Test, System Testing, and Stress Testing using Rational	Perform	QL

Execute tests as scheduled documenting results per established procedures	Perform	QL

Communicate appropriately with Client to determine the nature and severity level of service incidents and/or service requests	Perform	SL

Appropriately analyze Client service incidents to obtain resolution or work around	Perform	SL

Effectively communicate service incident resolutions to Client	Perform	SL

Resolve and/or complete the service incident and/or service request	Perform	SL

Document the service incident work-around and/or resolution	Perform	SL

Identify a Client support team whose responsibilities are noted below			Perform	CM

Ensure the availability of subject matter experts on a timely ad-hoc basis, to resolve or answer questions relevant to Client business processes, open service incidents and service requests			Perform	CM

Maintain overall program schedules to comply with the Statement of Work and/or Project Plan			Perform	PE

Provide sign-off on program deliverables			Perform	CM

Along with the Contract Managers, administer the Project Change Request			Perform	CM

Participate in program status meetings			Perform	CM

Resolve deviations from the Statement of Work in conjunction with the Contract Managers			Perform	CM

Assist with the resolution of program issues and escalate issues within the Client organization, as necessary			Perform	CM

Verify that all tasks assigned to Client are performed according to the agreed upon Statement of Work and/or Project Plan			Perform	CM

Resolve program management and program coordination issues as required			Perform	CM

Facilitate access to the existing applications and technical infrastructure			Perform	CM

Responsibility	Supplier	Supplier Role	Client	Client Role
Authorize tasks that impact target availability in a timely manner			Perform	CM

Authorize test of vendor supplied software patches			Perform	CM

Submit written approval for work to commence			Perform	CM

Empower Client staff to make necessary decisions on behalf of Client			Perform	CM

Ensure that workstations meet requirements			Perform	CST

Manage changes to the Client Software environment			Perform	CST

Provide production testing documentation and results to Supplier			Perform	CST

Assist with the analysis of business process related issues			Perform	CST

Participate in the deliverables reviews as needed			Perform	BAA

Provide Client business area knowledge to support testing activity			Perform	BAA

Validate data integrity			Perform	BAA

Participate in application design through requirements development sessions			Perform	BAA

Assist in problem resolution			Perform	BAA

Participate in status meetings			Perform	BAA

Provide training			Perform	BAA

Define user acceptance test (UAT) requirements per the established project schedules			Perform	UATC

Execute UAT scripts to verify conformance to requirements			Perform	UATC

Report testing incidents per the established procedures and timeframes			Perform	UATC

Take initial and follow-up calls for application support issues			Perform	CHD

Log problems in the change management system			Perform	CHD

Answer questions based on help scripts developed by Supplier and approved by Client and other resources			Perform	CHD

EXHIBIT 2

to the

SERVICE AGREEMENT

Notices

1.0	Notifications and Approvals

a.	Supplier and Client may communicate with each other by electronic means. Such communication is acceptable as a signed writing to the extent permissible under applicable law. An identification code (called a user ID) contained in an electronic document will be deemed sufficient to verify the sender’s identity and the document’s authenticity.

b.	Unless specified otherwise in this Service Agreement, when Supplier or Client is required to provide notice to the other, such notice will be in writing, or electronically given, delivered by one of the following methods and deemed given upon the earlier of:

1.	the day of receipt, if delivered in person or electronically;

2.	the day on which signature of acceptance is obtained;

3.	the date delivered as evidenced by return receipt or certified mail; or

4.	one business day after being given to an express next day courier with a reliable system for tracking delivery.

c.	Supplier and Client will provide notifications under this Service Agreement to the following:

1.	For termination, breach or default:

If to Supplier:
Vice President Global Midmarket Business for IBM Global Services Route 100 Somers, NY 10589

With a copy to:

IBM Contract Manager

300 North Zeeb Road

Ann Arbor, MI 48106

Telephone: TBD

Facsimile: TBD

and

General Counsel, IBM Global Services

Route 100

Somers, New York 10589

Telephone: 914-766-4165

Facsimile: 914-766-8444

and

One IBM Plaza

Chicago, Illinois 60611

Attn: Regional Counsel

Facsimile: 312-245-2070

If to Client:

ProQuest Company President and CEO

300 North Zeeb Road

Ann Arbor, MI 48106

Telephone: 734-761-4700

Facsimile: 734-997-4943

With a copy to:

ProQuest Information and Learning President and CEO

300 North Zeeb Road

Ann Arbor, MI 48106

Telephone: 734-761-4700

Facsimile: 734-975-6450

and

ProQuest Contract Manager

300 North Zeeb Road

Ann Arbor, MI 48106

Telephone: 734-761-4700

Facsimile: 734-997-4220

and

ProQuest Company General Counsel

300 North Zeeb Road

Ann Arbor, MI 48106

Telephone: 734-761-4700

Facsimile: 734-997-4040

and

ProQuest Information and Learning General Counsel

300 North Zeeb Road

Ann Arbor, MI 48106

Telephone: 734-761-4700

Facsimile: 734-975-6420

2. For all other notices:

If to Supplier:
IBM Contract Manager 300 North Zeeb Road Ann Arbor, MI 48106 Telephone: TBD Facsimile: TBD

If to Client:
ProQuest Contract Manager 300 North Zeeb Road Ann Arbor, MI 48106 Telephone: 734-761-4700 Facsimile: 734-997-4220

d.	Supplier or Client may change its address, phone and facsimile numbers for notification purposes by giving the other prior written notice of the new information and its effective date.

Schedule A

Client Software

1.0	Introduction

This Schedule lists the Client Software that the Supplier has the responsibilities for maintaining as set forth in the Service Agreement.

2.0	Applications Software

Item Number	Location	Business Unit	Vendor	Application Name
1001	Ann Arbor	MSD		eFeeds Pipeline
1002	Ann Arbor	MSD		HQO Pipeline
1003	Ann Arbor	MSD		BBOS/BigChalk
1004	Ann Arbor	MSD		AAIM
1005	Ann Arbor	MSD		STS
1006	Ann Arbor	MSD		AVE
1007	Ann Arbor	MSD		FDM
1008	Ann Arbor	MSD		VBOS Tools
1009	Ann Arbor	MSD		CIS
1010	Ann Arbor	MSD		Print Indexes
1011	Ann Arbor	MSD		ODS
1012	Ann Arbor	MSD		EIR (Electronic Image Repository)
1013	Ann Arbor	MSD		ICS (Image Converting System)
1014	Ann Arbor	MSD		eFeeds Tools
1015	Ann Arbor	MSD		Content Editor
1016	Ann Arbor	MSD		PDF Tool
1017	Ann Arbor	MSD		HNP/APS Pipeline
1018	Ann Arbor	MSD		HNP/APS Tools
1019	Ann Arbor	MSD		EDM
1020	Ann Arbor	MSD		ADM
1021	Ann Arbor	MSD		Homework Central
1030	Ann Arbor	S&PD - QA		CCSI Apps
1041	Ann Arbor	S&PD - QA		QA Run and QA Load
1042	Ann Arbor	S&PD - QA		Trackrecord
1043	Ann Arbor	S&PD - K12/Gen.		eLibrary (K12, K6, CA, AU, CE, etc)
1044	Ann Arbor	S&PD - K12/Gen.		HQO (Census, Books, PERSI, etc)
1045	Ann Arbor	S&PD - K12/Gen.		HNP-K12
1046	Ann Arbor	S&PD - K12/Gen.		BIC
1047	Ann Arbor	S&PD - K12/Gen.		Pike Admin
1048	Ann Arbor	S&PD - Common Srvcs.		TPD
1049	Ann Arbor	S&PD - Common Srvcs.		NVI

Item Number	Location	Business Unit	Vendor	Application Name
1050	Ann Arbor	S&PD - Common Srvcs.		Smart Search
1051	Ann Arbor	S&PD - Common Srvcs.		DELI
1052	Ann Arbor	S&PD - Common Srvcs.		LAD
1053	Ann Arbor	S&PD - Common Srvcs.		LAD2
1054	Ann Arbor	S&PD - Common Srvcs.		New DELI
1055	Ann Arbor	S&PD - Common Srvcs.		LUR
1056	Ann Arbor	S&PD - Common Srvcs.		Athens
1057	Ann Arbor	S&PD - Common Srvcs.		Shibboleth
1058	Ann Arbor	S&PD - Common Srvcs.		Auto-categoriazation
1059	Ann Arbor	S&PD - Common Srvcs.		Auto-A&I
1060	Ann Arbor	S&PD - Dig. Vault		PQArchiver
1061	Ann Arbor	S&PD - Dig. Vault		DNSA
1062	Ann Arbor	S&PD - Dig. Vault		Gerritsen
1063	Ann Arbor	S&PD - Dig. Vault		DNSA
1064	Ann Arbor	S&PD - Dig. Vault		SIM and NIM
1065	Ann Arbor	S&PD - Dig. Vault		INSPEC
1066	Ann Arbor	S&PD - Dig. Vault		PQDD
1067	Ann Arbor	S&PD - Dig. Vault		Dissertation Back-end Systems: POD, LCCORDS, Inhouse Print, External Print
1068	Ann Arbor	S&PD - Dig. Vault		DV Usage: OLD (Urchin)
1069	Ann Arbor	S&PD - Dig. Vault		DV Usage: New (AWSTATS)
1070	Ann Arbor	S&PD - Dig. Vault		Books On Demand
1071	Ann Arbor	S&PD - Dig. Vault		Sanborn Maps
1072	Ann Arbor	S&PD - Vault Tech.		PQ-FEP
1073	Ann Arbor	S&PD - Vault Tech.		PQ-FEI
1074	Ann Arbor	S&PD - Vault Tech.		PQ-Vault Framework (DSM)
1075	Ann Arbor	S&PD - Vault Tech.		PQ-ASCII Retrieval (DRS)
1076	Ann Arbor	S&PD - Vault Tech.		PQ-Image Retrieval (IRS)
1077	Ann Arbor	S&PD - Vault Tech.		PQ-ASCII Search (SSS)
1078	Ann Arbor	S&PD - Vault Tech.		PQ-ASCII Import (AIS)
1079	Ann Arbor	S&PD - Vault Tech.		PQ-SGML Import (SIS)
1080	Ann Arbor	S&PD - Vault Tech.		PQ-Image Import (IIS)
1081	Ann Arbor	S&PD - Vault Tech.		PQ-ASCII Doc Arch
1082	Ann Arbor	S&PD - Vault Tech.		PQ-Z39 Client
1083	Ann Arbor	S&PD - Vault Tech.		PQ-IDL (Intellidoc Linking)

Item Number	Location	Business Unit	Vendor	Application Name
1084	Ann Arbor	S&PD - Vault Tech.		PQ-APS Pub Search
1085	Ann Arbor	S&PD - Vault Tech.		PQ-Online Stats
1086	Ann Arbor	S&PD - Vault Tech.		PQ-awstats
1087	Ann Arbor	S&PD - Vault Tech.		PQ-Archive Stats
1088	Ann Arbor	S&PD - Vault Tech.		PQ-Capacity Tools (drones, launcher, cap testing framework)
1089	Ann Arbor	S&PD - Vault Tech.		PQ-Best Of Web
1090	Ann Arbor	S&PD - Vault Tech.		PQ-Vault Capacity Plan
1093	Ann Arbor	S&PD - Vault Tech.		Op Tools - PAT
1094	Ann Arbor	S&PD - Vault Tech.		Op Tools - RIT
1095	Ann Arbor	S&PD - Vault Tech.		Op Tools - Config Ed
1096	Ann Arbor	S&PD - Vault Tech.		PQ-Vault Framework (rac/ras)
1103	Ann Arbor	S&PD - DTG		TLS
1104	Ann Arbor	S&PD - DTG		MARC
1106	Ann Arbor	S&PD - DTG		PQD ADMIN application
1107	Ann Arbor	S&PD - DTG		CDS Portal
1108	Ann Arbor	S&PD - DTG		LAD XML-RPC gateway
1110	Ann Arbor	S&PD - DTG		Alerting
1111	Ann Arbor	S&PD - Linking		LINKRESOLVER
1112	Ann Arbor	S&PD - Linking		PQD LINKING SERVICE
1113	Ann Arbor	S&PD - Linking		PQIL UK LINKING SERVICE
1114	Ann Arbor	S&PD - Linking		Dissertation linking service
1115	Ann Arbor	S&PD - Linking		Reference Linking
1116	Ann Arbor	S&PD - Linking		CrossReff linking service
1117	Ann Arbor	S&PD - Linking		Jstor linking service
1122	Ann Arbor	S&PD - DTG		SYNAPTICA
1123	Ann Arbor	S&PD - DTG		Applix support
1136	Ann Arbor	S&PD - Client		PPC (Portal Platform Client)
1137	Ann Arbor	S&PD - Client		MW (Middleware)
1139	Ann Arbor	S&PD - Client		Usage Statistics Collection
1140	Ann Arbor	IS		Business Objects
1141	Ann Arbor	IS		Callback
1142	Ann Arbor	IS		Comshare
1143	Ann Arbor	IS		Cybersource
1144	Ann Arbor	IS		Data Warehouse
1145	Ann Arbor	IS		Exodus - Books on Demand
1146	Ann Arbor	IS		Exodus - Collections
1147	Ann Arbor	IS		Exodus - Disserations
1148	Ann Arbor	IS		First Logic
1149	Ann Arbor	IS		Info Reports
1150	Ann Arbor	IS		Informatica
1151	Ann Arbor	IS		J.D. Edwards One World and Portal
1152	Ann Arbor	IS		Internal Web Sites
1153	Ann Arbor	IS		Interwoven TeamSite

Item Number	Location	Business Unit	Vendor	Application Name
1154	Ann Arbor	IS		Invoice Reprints
1155	Ann Arbor	IS		LC Cords
1156	Ann Arbor	IS		Lock Box Feeds
1157	Ann Arbor	IS		Open Deploy
1158	Ann Arbor	IS		Optio
1159	Ann Arbor	IS		Oracle Financials
1160	Ann Arbor	IS		Peoplesoft
1161	Ann Arbor	IS		PQIL Web Sites
1162	Ann Arbor	IS		Royalty Accounting System
1163	Ann Arbor	IS		SPOC
1164	Ann Arbor	IS		Siebel - Call Center Base with Order, Quote, Contracts, Pricer & Opportunities modules for traditional microform products
1165	Ann Arbor	IS		Usage Reporting
1166	Ann Arbor	IS		Vertex
1167	Ann Arbor	IS		Web Methods
1168	Ann Arbor	IS		Arbortext
1183	Boca Raton	SIRS		SNAP Application
1184	Boca Raton	SIRS		SNAP Web (Daily, Monthly) Builds
1185	Boca Raton	SIRS		SNAP CD Build
1186	Boca Raton	SIRS		SNAP Print Build
1187	Boca Raton	SIRS		SNAP Imports
1188	Boca Raton	SIRS		SNAP OCLC Export
1189	Boca Raton	SIRS		CD Products
1190	Boca Raton	SIRS		ROCS Website
1191	Boca Raton	SIRS		ROCS Web Build
1192	Boca Raton	SIRS		ROCS CD Build
1193	Boca Raton	SIRS		ROCS Print Build
1194	Boca Raton	SIRS		ROCS Imports
1195	Boca Raton	SIRS		ROCS OCLC Export
1196	Boca Raton	SIRS		Linksadmin Website
1197	Boca Raton	SIRS		Linksadmin Link Checker
1198	Boca Raton	SIRS		Linksadmin Web Build
1199	Boca Raton	SIRS		SKS Website
1200	Boca Raton	SIRS		Interactive Citizenship Text Cache
1201	Boca Raton	SIRS		Reuters News Feed
1202	Boca Raton	SIRS		SIRS Discoverer Website
1203	Boca Raton	SIRS		Full Data Build
1204	Boca Raton	SIRS		Daily Data Build
1205	Boca Raton	SIRS		Spotlight Data Build
1206	Boca Raton	SIRS		Search Indexing Code
1207	Boca Raton	SIRS		Search Retrieval Code
1208	Boca Raton	SIRS		Authentication Code
1209	Boca Raton	SIRS		ARS Website

Item Number	Location	Business Unit	Vendor	Application Name
1210	Boca Raton	SIRS		Internal Usage Reports
1211	Boca Raton	SIRS		External Usage Reports
1212	Boca Raton	SIRS		Web Monitor Code
1213	Boca Raton	SIRS		Ticketmaster Website
1214	Boca Raton	SIRS		QA Website
1215	Boca Raton	SIRS		Atlas Client
1216	Boca Raton	SIRS		Atlas Application Aerver
1217	Boca Raton	SIRS		Timekeeper Website
1218	Boca Raton	SIRS		HNP SE

Schedule B

Service Levels

1.0	General Provisions.	2
1.1	General	2
1.2	Definitions:	2
1.3	Reporting	3

2.0	Measurement and Validation of Service Levels	4
2.1	Measurement Period	4
2.2	Service Level Failures	4
2.3	Critical Deliverables	4
2.4	Key Measurement Failures	4

3.0	Establishing Minimum Service Levels and Increased Impact Service Levels for Critical Service Levels and Expected Service Levels for Key Measurements	5
3.1	Critical Service Levels	5
3.2	Key Measurement	5

4.0	Service Level Credits	5

5.0	Additions and Deletions of Key Measurements	7

6.0	Additions and Deletions of Critical Service Levels	7

7.0	Monthly Reports	8
7.1	Monthly Report	8

8.0	Continuous Improvement	9

9.0	Service Level Review	9

10.0	Exceptions and Waivers	9

11.0	Customer Satisfaction Measurement	10

Attachment SLA-1		11

Attachment SLA-2		14

Attachment SLA-3		15

1.0	General Provisions.

1.1	General.

This Schedule sets forth certain quantitative Critical Service Levels and Key Measurements against which Supplier’s performance shall be measured against the Services provided under the Service Agreement.

1.2	Definitions:

“Applications Area” - means MSD, IS, S&PD and Boca Raton SIRS, each an Applications Area.

“At Risk Amount” – means ten percent (10%) of the Monthly Charges for such month.

“Critical Applications” shall mean those applications that are deemed critical to its business by the Client. Critical Applications will be identified by Client during the Transition Period and documented in the Procedures and Policies Manual. There will be a limit of ten (10) Critical Applications.

“Critical Batch Runs” - shall mean those batch runs that are deemed critical to its business by the Client. Critical Batch Runs will be identified by Client and Supplier during the Transition Period and documented in the Procedures and Policies Manual.

“Critical Deliverables” - shall mean those deliverables performed on a one-time basis for which a Deliverable Credit may be payable in accordance with this Schedule. Critical Deliverables are identified in Attachment SLA-1.

“Critical Service Level” - means a measurable aspect of performance specified in Attachment SLA-1 with respect to certain Services. Unless otherwise specified in this Schedule, each Critical Service Level consists of a Minimum Service Level and an Increased Impact Service Level.

“Deliverable Credits” - shall have the meaning set forth in Section 2.3 of this Schedule.

“Expected Service Level” or “ESL”– means a measurable aspect of performance specified in Attachment SLA-2 for each Key Measurement Service Level.

“Increased Impact Service Level” or “ISL” – means the increased impact level of performance specified in Attachment SLA-1 for each Critical Service Level.

“Key Measurement Service Level” - means a measurable aspect of performance specified in Attachment SLA-2 with respect to certain Services that are meaningful to Client’s business. Each Key Measurement consists of an Expected Service Level. Supplier’s failure to achieve the Expected Service Level in a Key Measurement shall not give rise to Service Level Failures.

“Measurement Period” - means the period of time following the completion of the Migration Period during which Supplier will measure a Service Level in order to establish its MSL and ISL (for a Critical Service Level), or its ESL for a Key Measurement Service Level as set forth in Attachment SLA-1 and Attachment SLA-2 and applies wherever stated throughout this document.

“Migration” - means the process of transferring the Applications contained within each Application Area from Client to Supplier.

“Migration Date” - means the date that an Application Area has completed Migration.

“Migration Period” – means the period of time for each application beginning with the Effective Date and ending with cutover to full Supplier support of that application.

“Minimum Service Level” or “MSL” – means the minimum level of performance specified in Attachment SLA-1 for each Critical Service Level.

“Monthly Charges” – means the total of all Supplier charges in connection with its performance of the Services for a single calendar month.

“Service Level Credit” or “SLC” - is defined in Section 3.1.a. of this Schedule B.

“Service Level Credit Allocation Percentage” - means, for a particular Critical Service Level, the portion of the At Risk Amount represented as a percentage used to calculate the Service Level Credit payable to Client in the event of a Critical Service Level Failure. Service Level Credit Allocation Percentages are set forth in Attachment SLA-1.

“Service Level Metric” – means an MSL, ISL or ESL, as appropriate.

“Service Levels” – means the Critical Service Levels and Key Measurements.

“Steady State”- means the period immediately following the completion of Migration.

1.3	Reporting

As of the Effective Date, the measuring tools and/or methodologies that will be set forth in Attachment SLA-3 to this Schedule represent acceptable measuring tools and/or methodologies for the Critical Service Levels and Key Measurements. If there are any Service Levels for which the measuring tools and/or methodologies have not been agreed upon by Client and Supplier and included in Attachment SLA-3, and Supplier fails to propose a measuring tool for such Service Level that is acceptable to Client prior to the date upon which Supplier shall be responsible for Service Level performance and Service Level Credits, such failure shall be deemed a Minimum Service Level default for the Critical Service Level until Supplier proposes and implements such acceptable measuring tool.

Tools for new Service Levels will be implemented according to the Change Control Procedures. If, after the Effective Date or the implementation of tools for new Service Levels, Supplier desires to use a different measuring tool for a Service Level, Supplier shall provide written notice to Client, in which event the Parties will reasonably adjust the measurements as necessary to account for any increased or decreased sensitivity in the new measuring tools; provided that, if the Parties cannot agree on the required adjustment, Supplier will continue to use the measuring tool that had been initially agreed to by the Parties. It is not anticipated that changes in the monitoring tools will drive changes in Service Levels; rather, the need to collect and accurately reflect the performance data should drive the development or change in performance monitoring tools.

Unless otherwise specified in this Schedule, each Critical Service Level and Key Measurement shall be measured on a monthly basis beginning on the first day of the month following the completion of Transition or, if later, the date specified in Attachments SLA-1 or SLA-2, and reported on the 15th day of each calendar month for the previous month. Supplier shall provide, commencing the end of the first calendar month following the establishment of each Service Level, and monthly thereafter, as part of Supplier’s monthly performance reports, a set of hard and soft copy reports to measure Supplier’s performance against and compliance with the Critical Service Levels and Key Measurements. Supplier will report on actual performance of all Service Levels even during their respective Measurement Periods. Supplier will also be responsible for promptly investigating failures to meet the Service Levels by:

a.	promptly initiating problem investigations, including without limitation, root cause analyses, where applicable;

b.	promptly reporting Critical or Key Measurement Service Level Failures to Client in accordance with the escalation process set forth in the Policy and Procedures Manual;

c.	promptly reporting potential and actual problems interfering with Supplier’s ability to meet Service Levels;

d.	advising Client within thirty (30) Business Days after a Critical Service Level Failure occurred of the root cause of the Critical Service Level Failure and promptly advising Client, on an ongoing basis of, the status of remedial efforts being undertaken with respect to such Critical Service Level Failures;

e.	initiating remedial action to correct the problem and to begin meeting the Service Levels as soon as practicable;

f.	providing Client with reasonable evidence that the causes of such problem have been or will be corrected on a long-term basis barring unforeseen future circumstances; and

g.	making written recommendations to Client for improvement in procedures that are negatively affecting Service Level achievement.

Supplier shall promptly notify the Client Contract Manager in writing of any Client actions which prevent Supplier from meeting the Service Levels.

2.0	Measurement and Validation of Service Levels

2.1	Measurement Period

a.	During the Measurement Period, Supplier shall meet all Service Levels at a level which is at least equivalent to that of the current level such services are performed by Client to the extent that such a history is available.

b.	During the Measurement Period, Supplier will submit to Client a standard report or set of standard reports assessing Supplier’s performance during the previous calendar month.

c.	Service Level Credits will not apply during the Measurement Period. However, Supplier will use its best efforts to meet all Service Levels for which there is prior history (per (a) above).

d.	During the Measurement Period, Supplier will use identified measurement tools and/or methodologies to monitor the performance levels for the Services to serve as input for establishing Service Levels and Key Measurements, provided that should it be determined that the Measurement Period is not indicative of Client’s normal operating environment, Client and Supplier will mutually define another period which is representative of Client’s normal operating environment as the Measurement Period.

e.	Upon completion of each Measurement Period:

1.	Supplier will update the tables set forth in Attachments SLA-1 for the Critical Service Levels or SLA-2 to this Schedule for the Key Measurements to reflect the mutually agreed Service Levels and Service Level measurement criteria and will provide an amended copy of this Schedule to Client; and

2.	Supplier will meet or exceed the related ISLs and MSLs or ESLs, as set forth in this Schedule.

2.2	Service Level Failures

a.	A “Critical Service Level Failure” will be deemed to occur whenever Supplier’s level of performance for a particular Critical Service Level fails to meet the Minimum Service Level standard or the Increased Impact Service Level standard specified in Attachment SLA-1 at completion of the Measurement Period for the applicable Critical Service Level. A “Preliminary Critical Service Level Failure” will be deemed to occur during the Measurement Period whenever Supplier’s level of performance for a particular Critical Service Level fails to meet the Minimum Service Level standard or the Increased Impact Service Level standard specified at completion of Transition in Attachment SLA-1 for the applicable Critical Service Level.

b.	A “Key Measurement Service Level Failure” will be deemed to occur whenever Supplier’s level of performance for a particular Key Measurement fails to meet the Expected Service Level standard specified in Attachment SLA-2 for the applicable Key Measurement.

2.3	Critical Deliverables

Certain of Supplier’s obligations under the Statement of Work are one-time obligations to deliver Critical Deliverables. Attachment SLA-1 sets forth the credits that shall be payable by Supplier to Client in the event Supplier fails to deliver any of the Critical Deliverable (“Deliverable Credits”), within the time period relative to the Effective Date, specified in Attachment SLA-1. Imposition of Deliverable Credits for failure to meet the Critical Deliverables obligations shall not be included in the calculation related to the At Risk Amount. The total amount of Deliverable Credits that Supplier will be obligated to pay to Customer shall be reflected on the invoice that contains charges for each month during which the Deliverable Credits occurred.

2.4	Key Measurement Failures

If Supplier fails to satisfy any Key Measurement, Supplier shall provide Client with a written plan for improving Supplier’s performance to satisfy the Key Measurement within thirty (30) days of the failure to meet the Expected Service Level for the Key Measurement, which plan shall be subject to Client’s approval, not to be unreasonably withheld. Supplier shall promptly implement such plan once it has been approved by Client.

3.0	Establishing Minimum Service Levels and Increased Impact Service Levels for Critical Service Levels and Expected Service Levels for Key Measurements

3.1	Critical Service Levels

a.	Should Supplier fail to achieve the Minimum Service Level or an Increased Impact Service Level for a particular Critical Service Level, Supplier acknowledges that Client may be damaged by such failure. Because the precise amount of such damages, if any, would be difficult, in most cases, to ascertain, Supplier agrees that in the event of such failure Client will, in addition to other remedies available to Client, receive a credit “Service Level Credit” or “SLC”, as set forth in Section 4.0 below, against the charges owing to Supplier under this Service Agreement. Supplier acknowledges and agrees that the Service Level Credits shall not be deemed or construed to be liquidated damages or a sole and exclusive remedy or in derogation of any other rights and remedies Client has hereunder or under the MSA.

Following the Measurement Period, Minimum Service Levels and Increased Impact Service Levels for the Critical Service Levels will be established as set forth in Section 3.1.b and 3.1.c below. If Supplier’s performance does not meet the MSL or ISL for a specific Service Level, Client will be entitled to a Service Level Credit for such Service.

b.	Establishing the Minimum Service Level for Critical Service Levels:

The MSL will be established according to one of the following:

1.	If there is a Preliminary Critical Service Level Failure recorded during the Measurement Period, the MSL will be calculated at the median of the actual performance attained by Supplier for such Critical Service Level during the Measurement Period; or

2.	In the case where no Preliminary Critical Service Level Failure occurred during the Measurement Period, the MSL will be set at the level agreed at the conclusion of the Migration Period.

c.	Establishing the Increased Impact Service Level for Critical Service Levels:

The ISL will be set at the level agreed at the completion of the Measurement Period.

3.2	Key Measurement

The Expected Service Level for each Key Measurement will be equal to the median of documented monthly data obtained during the Measurement Period, unless no deviation occurred during the Measurement Period, in which case the ESL will be set at the level agreed at the conclusion of the Migration Period.

4.0	Service Level Credits.

In the event of a Critical Service Level Failure, Supplier shall provide Client financial credits as defined below:

a.	Attachment SLA-1 sets forth the information required to calculate the credits that Supplier shall credit to Client in the event of a Critical Service Level Failure. For each Critical Service Level Failure, Supplier shall pay to Client, a Service Level Credit that will be computed in accordance with the following formula:

Service Level Credit = A x B

Where:

A	=	The Service Level Credit Allocation Percentage.

B	=	The dollar amount of the At Risk Amount for the month in question.

For example, assume that Supplier fails to meet the Critical Service Level with respect to a number of projects completed within estimated timeframes (as set forth in Attachment SLA-1). Also, assume that (i) Supplier’s Monthly Services

Charges for the month in which the Critical Service Level Failure occurred were $100,000, (ii) the At Risk Amount is 10% of the aggregate Monthly Services Charges, and (iii) the Service Level Credit Allocation Percentage for such Critical Service Level Failure (as would also be set forth on Attachment SLA-1) is 25%. The Service Level Credit due to Client for such Critical Service Level Failure would be computed as follows:

A = 25% (the assumed Service Level Credit Allocation Percentage),

multiplied by

B = $10,000 (the At-Risk Amount).

= $2,500 (the amount of the Service Level Credit)

b.	If Supplier fails to achieve the Increased Impact Service Level, the Service Level Credit calculated above shall be increased by 100% percent.

c.	If Supplier fails to achieve a Minimum Service Level three consecutive months, or four months in any six months, the Service Level Credit calculated above shall be increased by 100% for that month and for any following months that re-trigger the condition. Such increase in the Service Level Credit will be in addition to any increase due to an Increased Impact Service Level (e.g., if Supplier misses a Minimum Service Level three months in a row, and in that third month the Supplier fails to achieve the Increased Impact Service Level, then the Service Level Credit will be quadrupled), Such increase will still be subject to the At Risk Amount.

d.	If more than one Critical Service Level Failure has occurred in a single month, the sum of the corresponding Service Level Credits shall be credited to Client.

e.	In no event shall the aggregate amount of Service Level Credits credited to Client with respect to all Critical Service Level Failures occurring in a single month exceed, in total, the At Risk Amount for such month.

f.	Client may make changes to the Service Level Credit Allocation Percentages for any Critical Service Level via the Change Control Process; provided that the total number of such changes (each of which may contain multiple changes) requested by Client pursuant to this provision shall not exceed four (4) in any calendar year. Such change will include changes necessary to accommodate the addition of new Critical Service Levels or Key Measurements made pursuant to Sections 5.0 and 6.0 of this Schedule B. In no event may the Service Level Credit Allocation Percentage for any Critical Service Level exceed fifty percent (50%). The sum of all Service Level Credit Allocation Percentages shall not exceed one hundred fifty percent (150%).

g.	Supplier shall report to the Client in writing if Client becomes entitled to a Service Level Credit, which report shall be provided monthly and shall describe the Critical Service Level Failures for the month that is the subject of the monthly Critical Service Level report. The monthly reports shall also describe any failure to meet Key Measurements for the month being reported on.

The total amount of Service Level Credits that Supplier is obligated to credit to Client with respect to Critical Service Level Failures occurring each month, shall be reflected on the next monthly invoice in the regular billing cycle for Monthly Services Charges, after the Critical Service Level Failure has been reported. Service Level Credits will be payable with the credit applied to Monthly Services Charges, or, upon expiration or termination of the Statement of Work, shall be paid by Supplier to Client within thirty (30) days following such expiration or termination.

h.	Client will have the right to terminate this Service Agreement if any of the following occurs.

Number of Failure Events for Service Level’s to constitute a Service Level Termination Event

1. Missing the same Critical Service Level four (4) consecutive months

2. Missing the same Critical Service Level six (6) times within a rolling twelve (12) month period

3. Missing twenty-four (24) Critical Service Levels in the aggregate within a rolling twelve (12) month period.

Number of Failure Events for Increased Impact Service Levels to constitute a Service Level Termination Event

1. Missing the same Increased Impact Service Level two (2) consecutive months

2. Miss twelve (12) Increased Impact Service Levels in the aggregate within a rolling twelve (12) month period.

5.0	Additions and Deletions of Key Measurements.

a.	Additions. At any time following the initial establishment of the Key Measurements, Client may add Key Measurement Service Levels by written notice to Supplier which notice shall be delivered to Supplier at least thirty (30) days prior to the date on which such additions to the Key Measurement Service Levels are to be effective or established (as applicable) subject to any additional time necessary to successfully install any additional tool(s) which are necessary to adequately measure such Key Measurement. Client may not make such a request (which request may contain multiple additions) more than once each calendar quarter. Client will be responsible for the incremental cost (if any) incurred by Supplier to measure such new Key Measurements. New Key Measurement Service Levels will be established in one of the following ways:

1.	Where at least six (6) months of verifiable performance measurements exist for a particular Service, the Expected Service Level for such Key Measurement shall be equal to the average performance achieved during the previous six (6) months; or

2.	Where there are not at least six (6) months of verifiable service measurements for a particular Service, Supplier will measure and, on a monthly basis, document its actual performance of such Service for six (6) consecutive months. The Expected Service Level will be equal to the average of the documented monthly performance achieved during the six (6) month period.

b.	Deletions. Client may delete Key Measurement Service Levels upon written notice to Supplier which notice shall be delivered to Supplier at least thirty (30) days prior to the date on which such deletions are to be effective.

6.0	Additions and Deletions of Critical Service Levels.

a.

Additions. At any time following the initial establishment of the Critical Service Levels, Client may add Critical Service Levels by written notice to Supplier which notice shall be delivered to Supplier at least thirty (30) days prior to the date on which such added Critical Service Levels are to be effective (subject to any additional time necessary to complete the measurements described in Section 6.0.a.2 below and successfully install any additional tool(s) which are necessary to adequately measure such Critical Service Level). Client may not make such a request (which request may contain multiple additions) more than once each calendar quarter. Client will be responsible for the incremental cost (if any) incurred by Supplier to measure such new Critical Service Levels. Client will, in the case of added Critical Service Levels, modify the Service Level Credit Allocation Percentages for one or more Critical Service Levels in accordance with Section 4.0.f. (i.e., to maintain the total Service Level Credit Allocation Percentages at one hundred fifty percent (150%)). The Minimum Service Levels for new Critical Service Levels will be established in one of the following ways:

1.	Where at least six (6) months of verifiable performance measurements exist for a particular Service (e.g., the element was previously measured as a Key Measurement), the Minimum Service Level for such Critical Service Level shall be set according to Section 6.0.b. below; or

2.	Where there are not at least six (6) months of verifiable service measurements for a particular Service, Supplier will measure and, on a monthly basis, document its actual performance of such Services for six (6) consecutive months. The Minimum Service Level and Increased Impact Service Level will be set according to Section 6.0.b. below.

3.	Client may add Critical Applications and Critical Batch Runs with thirty (30) days notice to Supplier. If there exists six (6) months worth of existing data for the added Critical Application or Critical Batch Run, then the MSL is established per Section 6.0.a.1. above. If not, then the MSL is established per Section 6.0.a.2. above. Addition of an application to the list of Critical Applications or a batch run to the list of Critical Batch Runs does not absolve Supplier of the need to continue to meet Service Level Metrics for those previously on the respective lists to the extent that those Critical Applications or Critical Batch runs had already completed their own Measurement Periods.

b.	Establishing the Minimum Service Level and the Increased Impact Service Level

The MSL and ISL values will be determined using the same methodology as described in Section 3.1. above.

c.	Deletions. Client may delete Critical Service Levels upon written notice to Supplier which notice shall be delivered to Supplier at least thirty (30) days prior to the date on which such deletions to the Critical Service Levels are to be effective. In the event Client elects to delete a Critical Service Level(s), Client will modify the Service Level Credit Allocation Percentages for one or more Critical Service Levels in accordance with Section 4.0.f. (i.e., to maintain the total Service Level Credit Allocation Percentages at one hundred fifty percent (150%)).

7.0	Monthly Reports.

7.1	Monthly Report.

In addition to the standard monthly Service Level reports provided by Supplier to Client hereunder, Supplier will provide to Client, within ten (10) days after the end of each month, a report that sets forth, at a minimum, the following:

a.	statistics detailing Supplier’s monthly performance with respect to each Critical Service Level for each month during the last twelve (12) months; and

b.	the total dollar amount of all Service Level Credits earned by Client during the month and Contract Year.

Some Supplier reporting requirements will rely on Client Software. To the extent that the system is not available or does not capture the required data, Client recognizes that Supplier may not be able to meet reporting and/or measurement requirements.

8.0	Continuous Improvement

The Parties agree to the concept of continuous improvement and that the Critical Service Levels and Key Measurement Service Levels should be modified during this Service Agreement to reflect this concept. To accomplish this, Critical Service Levels and Key Measurement Service Levels will be modified each year upon the anniversary of the date each Service Level was established as described below:

a.	The MSL for a Critical Service Level or the ESL for a Key Measurement (the “Service Level Metric”) will be reset to the average of the four highest monthly actual results (e.g., 99.6% is higher than 99.4%) at or above the Service Levels achieved during the previous year; provided that, if fewer than four monthly actual results exceeded the Service Level Metric, the Service Level Metric will be reset by taking the four highest monthly actual results, replacing each such actual result that is below the Service Level Metric with the Service Level Metric, and dividing the sum of the resulting four numbers by four (4). (For example, if the Service Level Metric being adjusted were 99.6%, and there were three actual results that were higher and none equal (e.g. 99.9%, 99.8%, and 99.7%), the calculation would be ((99.9% + 99.8% + 99.7% + 99.6%) / 4) = 99.75%.

b.	Notwithstanding Section 8.0.a. above, in no event shall any single increase in a Service Level Metric pursuant to Section 8.0.a. exceed ten percent (10%) of the difference between one-hundred percent (100%) and the then-current Service Level Metric for Critical Service Levels and Key Measurement Service Levels that have an Service Level Metric equal to or greater than ninety-five percent (95%). (For example, if the Service Level Metric being adjusted were 99.6%, the maximum increase for that reset would be 0.04% (i.e. from 99.6% to 99.64%)).

c.	Notwithstanding Section 8.0.a. above, in no event shall any single increase in a Service Level Metric pursuant to Section 8.0.a. exceed twenty five percent (25%) of the difference between one-hundred percent (100%) and the then-current Service Level Metric for Critical Service Levels and Key Measurement Service Levels that have a Service Level Metric less than ninety-five percent (95%). (For example, if the Service Level Metric being adjusted were 74.0%, the maximum increase for that reset would be 6.5% (i.e. from 74.0% to 80.5%)).

9.0	Service Level Review

At least quarterly, and as otherwise requested by Client, Client and Supplier will review the Service Levels and mutually agree whether to:

a.	add to, delete or change the Services to be measured and the corresponding Service Levels to reflect changes in Client’s business operations; and

b.	improve the existing Service Levels, where warranted, to reflect operational or technical improvements.

10.0	Exceptions and Waivers.

Supplier will be relieved of responsibility for Service Level(s) and associated Service Level Credits only to the extent Supplier’s failure to meet the Service Level(s) is due to:

a.	Problems resulting from hardware, system software, network, maintenance and Client maintained applications software for which Client is responsible, but only if (i) Supplier promptly, upon becoming aware of them, notifies Client of such problems and its inability to perform under such circumstances, (ii) Supplier provides Client with every reasonable opportunity to correct such problem and thereby avoid such Supplier non-performance, (iii) Supplier pursues reasonable means to mitigate the impact of such problem, and (iv) Supplier uses reasonable efforts to perform notwithstanding such problem; or

b.	problems caused by the actions or inaction of Client or its affiliates, third-party vendors and suppliers but only if (i) Supplier promptly notifies Client of such problems and its inability to perform under such circumstances, (ii) Supplier provides Client with every reasonable opportunity to correct such problem and thereby avoid such Supplier non-performance, (iii) Supplier pursues reasonable means to mitigate the impact of such problem, and (iv) Supplier uses reasonable efforts to perform notwithstanding such problem; or

c.	Client’s reprioritization of tasks to be performed by Supplier where Supplier has notified Client in advance that such reprioritization may cause Supplier to miss such Service Level; or

d.	circumstances that excuse performance in connection with a Force Majeure Event;

e.	a reduction in performance directly related to a Major Change on a Service Level that Supplier warned Client, prior to the implementation of the Major Change, might be adversely affected; or

f.	any other circumstances that Client agrees constitute an excused performance

11.0	Customer Satisfaction Measurement.

As part of the Services, Supplier shall conduct customer satisfaction surveys in accordance with Schedule J (Customer Satisfaction) and the results of such customer satisfaction surveys may be used to measure Supplier’s performance against applicable Service Levels.

Attachment SLA-1

Critical Service Levels and Service Level Credit Allocation Percentage

(ISLs, MSLs, and ESLs are for discussion)

Service Attribute	Description of Critical Service Level Metric	Minimum Service Level	Increased Impact Service Level	Effective Date	Measurement Period	Service Level Credit Allocation Percentage
Project schedule estimation accuracy	Performance on planned projects against the agreed upon project plan	95% of projects completed over a 4 month rolling window for which Supplier is responsible under this Service Agreement are completed, in accordance with the agreed project plan, by the agreed upon duration, +/- 10%, including approved changes to estimates.	85%	Effective Date for new projects. For the purposes of budget and timeline revision, 45 days from Migration start date for each Application Area affected for In-Flight Projects that have detailed and committed project and resource plans.	None	25%

Project resource estimation accuracy	Performance on planned projects against estimated resource budget	95% of non-fixed price projects completed over a 4 month rolling window for which Supplier is responsible under this Service Agreement, are completed, in accordance with the project plan, within the estimated usage level of Development resources, +/- 10%, including approved changes.	85%	Effective Date for new projects. For the purposes of budget and timeline revision, 45 days from Migration start date for each Application Area affected for In-Flight Projects that have detailed and committed project and resource plans.	None	10%

Service Attribute	Description of Critical Service Level Metric	Minimum Service Level	Increased Impact Service Level	Effective Date	Measurement Period	Service Level Credit Allocation Percentage
Problem response timeliness	Timeliness of Severity Level 1 problem report acknowledgement	95% of problem reports are acknowledged via phone call within 10 minutes of Supplier receipt	85%	Migration Date (date when responsibility for an application transfers to Supplier)	None	15%

Problem resolution timeliness	Time to resolve Severity Level 1 problem reports	TBD % of Severity Level 1 problems resolved for Client Software, or a temporary fix provided, in TBD hours or less, from the time the problem is reported to Supplier	TBD	Completion of Transition Period plus Measurement Period	3 months	10%

Critical Application availability	Application availability (excludes Client responsibilities such as HW downtime)	All Critical Applications are available TBD% (to be set for each application separately)	All Critical Applications are available TBD%	Migration Date plus Measurement Period	5 months	30%

Non-critical Application availability	Application availability (excludes Client responsibilities such as HW downtime)	Non-critical Applications are available on average 99%	98.5%	Migration Date plus Measurement Period	5 months	15%

Critical Batch Run Completion	% of Batch Runs Completed within specified Batch Cycle (excludes Client responsibilities such as HW downtime)	Critical Batch Runs complete within specified Batch Cycle 99.5% of attempts	99%	Migration Date plus Measurement Period	5 months	10%

Density of bugs in code releases	# of Severity 1 within six months of code release	New code releases contain less than TBD Severity 1 bugs per hundred programmer development hours reported within 6 months of release date	TBD bugs per hundred programmer development hours	Migration Date plus Measurement Period	6 months	20%

Density of bugs in code releases	# of Severity 2 within six months of code release	New code releases contain less than TBD Severity 2 bugs per hundred programmer development hours reported within 6 months of release date	TBD bugs per hundred programmer development hours	Migration Date plus Measurement Period	6 months	15%

Critical Deliverables and Deliverable Credits

Critical Deliverable	Measurement	Service Credit
Attainment of CMMI SEI Level 3 within 12 months after completion of Transition	IBM SCAMPI process for evaluation and measurement.	$50,000 per month for every month after 12 months after completion of Transition without reaching CMMI SEI Level 3

Successful knowledge transfers	For each Application Area, there will be a planned Migration Date. To the extent that a Migration Date, subject to approved changes, is not met, Supplier will pay a monthly service credit for every month that said Migration is delayed beyond the planned Migration Date.	$50,000 per month per Application Area.

Attachment SLA-2

Key Measurements

Service Attribute	Description of Key Measurement	Expected Service Level	Effective Date	Measurement Period
Problem resolution timeliness	Time to resolve Severity Level 2 problem reports	TBD% of Severity Level 2 problems resolved for Client Software, or a Temporary Fix provided in TBD hours or less, from the time the problem is reported to Supplier	Migration Date plus Measurement Period	4 months

Problem resolution timeliness	Time to resolve Severity Level 3 problem reports	TBD% of Severity Level 3 problems resolved, for Client Software or temporary fix provided during Business Hours within TBD hours or less from the time the problem is reported to Supplier	Migration Date plus Measurement Period	4 months

Problem response timeliness	Timeliness of Severity Level 2 problem report acknowledgment	TBD% of problem reports are acknowledged via phone call or e-mail within TBD hours of Supplier receipt	Migration Date plus Measurement Period	4 months

Problem response timeliness	Timeliness of Severity Level 3 problem report acknowledgment	TBD% of problem reports are acknowledged via phone call or e-mail within TBD hours of Supplier receipt during Business Hours	Migration Date plus Measurement Period	4 months

Customer Satisfaction	Senior Management satisfaction with key attributes of Supplier services	Average ratings above TBD on key attributes of service on a TBD point rating scale	Migration Date plus Measurement Period	4 months

First time resolution	% of Trouble Tickets Correctly Resolved on First Try	90% of Trouble Tickets are not re-opened within six months post release of code fix	Migration Date plus Measurement Period	4 months

Density of bugs in code releases	# of Severity 3 within six months of code release	New code releases contain less than CC Severity 3 bugs per hundred programmer development hours reported within 6 months of release date	Migration Date plus Measurement Period	4 months

Reference Section 3.2 of this Schedule B for the method of establishing the Expected Service Level.

Attachment SLA-3

Measurement Tools and Methodologies

This Attachment SLA-3 will be completed during the Transition Period.

Schedule D

Transition

1.0	Management Summary	2

2.0	Transition of Services	2

3.0	Transition Objectives	2

4.0	Transition Scope	2

5.0	Major Transition Activities	3

6.0	Transition Deliverables	3

7.0	Transition Assumptions	3

8.0	Transition Dependencies	4

9.0	Roles and Responsibilities	4
9.1	Supplier Responsibilities	4
9.2	Client Responsibilities	4

10.0	Deliverables/Completion Criteria	5
10.1	Transition Completion Criteria	5
10.2	Transition Deliverables Review / Acceptance Procedure	5
10.3	Transition Deliverables Escalation Procedures	6

11.0	Risk Management	6

12.0	Transition Issue Management	7

13.0	Transition Milestones Schedule	7

1.0	Management Summary

This Schedule D is a high-level representation of the Transition activities Supplier and Client will perform during the Transition Period. The Transition Plan will set forth a detailed plan for the Transition of the Services to Supplier.

2.0	Transition of Services

a.	There will be a six (6) month transition period (the “Transition Period”) beginning on the Effective Date set forth in the Statement of Work (the “Effective Date”). During the Transition Period, Supplier will migrate the Client Software, as set forth in Schedule A of the Statement of Work, from the Client to Services performed by Supplier (the “Transition”). The Transition Period may be adjusted upon Supplier’s and Client’s mutual agreement.

b.	Within thirty (30) days after the Effective Date, a team of the appropriate Supplier employees and Supplier Agents (the “Transition Team”) and the Client will draft a detailed written plan (the “Transition Plan”) for the Transition. A preliminary outline of the Transition Plan is attached to this Schedule as Exhibit 1. The Transition Plan will contain a responsibilities matrix detailing the Parties respective obligations with respect to Transition. Each Party will cooperate with the other Party in accomplishing all aspects of the Transition, including providing the resources necessary to perform such Party’s responsibilities in the Transition during the Transition Period.

c.	Client and Supplier will each appoint an individual (each a “Transition Manager” and collectively the “Transition Managers”) who will be responsible for overseeing the completion of its Transition Plan responsibilities and coordinating activities with the other.

3.0	Transition Objectives

In general, the Transition objectives include the following:

a.	Set Client management and business area expectations regarding Supplier’s Transition activities and delivery;

b.	Provide consistent communication to Client on Supplier Transition initiatives and progress;

c.	Analyze the Client Software and Client business processes to facilitate knowledge transfer;

d.	Identify and stabilize work efforts and In-Flight Projects;

e.	Establish network connectivity to support delivery against Service Levels; and

f.	Review and evaluate required metrics and establish initial measurements and reporting tools.

4.0	Transition Scope

General Transition Scope:

a.	The Transition Plan will focus on Transition of the Client Software to Supplier’s global resource model. All current Client procedures and help desk tools will be utilized during the Transition.

b.	Change Management

c.	Training

d.	Problem Management

e.	Change Management

f.	Project Management

g.	Management of ongoing service delivery or day-to-day operations is not included in the Transition Plan.

5.0	Major Transition Activities

In general, the major Transition activities are summarized below:

a.	Supplier development of the final Transition Plan for review and approval by Client;

b.	Execution of Governance;

c.	Supplier will execute Transition activities and delivery;

d.	Supplier will review the Statement of Work with Client management team to set expectations regarding the delivery and responsibilities set forth in the Service Agreement;

e.	Perform knowledge transfer, parallel perform and attain steady state for the Client Software;

f.	Establish Client connectivity to Supplier;

g.	Client will obtain the applicable Required Consents, as set forth in Exhibit B of the MSA, necessary to deliver support;

h.	Begin providing Supplier support as defined in the Statement of Work and as defined and agreed upon in a support ramp-up plan;

i.	Supplier will implement its AMS Measurements and Performance Management Program;

j.	Prepare and implement Client and Supplier Transition Team communication plans; and

k.	Identify the Key Employees and Dedicated Project Staff.

6.0	Transition Deliverables

The following Deliverables will be included as part of the final draft of the Transition:

a.	The Transition Plan;

b.	A communications plan;

c.	The initial draft of the Policy and Procedures Manual;

d.	The final Policy and Procedures Manual; and

e.	The migration of the Client Software to steady state for Supplier support.

7.0	Transition Assumptions

Transition assumptions will be mutually agreed by the Parties and included in the Transition Plan. The Transition Plan is based on an Effective Date of January 01, 2005, and the availability of Client resources, Source Codes and documentation to provide effective knowledge transfer.

Additional Transition Assumptions:

a.	In the event key Client resources, Source Codes or documentation are not available to Supplier during Transition as required, Supplier shall promptly notify the Client Project Manager and advise the Client Project Manager of the impact that such failure will have on Supplier’s performance of Services and the ability of Supplier to meet the one time and ongoing Service Levels. Supplier and Client shall use good faith efforts to agree on revisions to service level commitments and a workaround plan in the event that resources are not available or the project is delayed. Client’s failure to satisfy the requirements set forth in this Section 1.0.a. shall not be deemed a default under the Agreement, however, such failure does relieve the Supplier from having to meet the transition milestones and Service Levels to the extent Supplier’s performance is adversely impacted by such failure.

b.	Client problem and change management tools and infrastructure will be used. Client will work with Supplier to outfit Supplier personnel with access and authorized userids for those tools.

c.	Supplier and Client will develop a detailed Transition Project Plan which will be reviewed and approved by Client within ten (10) days after the Effective Date.

d.	Client will provide adequate office space and facilities for Supplier Transition Team.

e.	In-Flight Projects will be reviewed and adjustments to committed schedules and budgets for those projects affected by the transition activities will be recommended by Supplier within forty-five (45) days after the Migration start date.

8.0	Transition Dependencies

a.	The establishment of a Client liaison or contract management team;

b.	Client’s timely performance of Client’s activities detailed in the Transition Plan;

c.	Access to Client’s current application support staff and business area organizations, as set forth in the Transition Plan, to participate in data gathering, knowledge transfer and communication activities;

d.	Effective communication with and commitment from Client management, pursuant to the communications plan included as part of the Transition Plan, concerning Transition activities, roles and responsibilities and expectations;

e.	Effective communication to all levels of Client’s business area organization, pursuant to the communications plan included as part of the Transition Plan, of Transition activities, status, process & policy changes, contract requirements, contract scope.; and

f.	Access to application data, environments and any existing documentation of Client Software and supporting materials (e.g. help desk procedures for applications support personnel).

9.0	Roles and Responsibilities

The roles and responsibilities of the Supplier and Client in reference to the Transition Plan are set forth below:

9.1	Supplier Responsibilities

a.	Lead the development of a preliminary and final Transition Plan;

b.	Perform all project management activities including progress tracking, status reporting, communication, issue resolution, change control, etc;

c.	Establish and staff the Supplier Transition Team;

d.	Provide orientation to the Client liaison organization for Transition activities;

e.	Lead the establishment of Service Levels and other performance expectations;

f.	Lead the establishment of contract management approach and philosophy;

g.	Lead the development of ongoing performance and service reporting requirements;

h.	Supplier shall report to Client not less frequently than weekly on its progress in performing its responsibilities and meeting the Transition milestones set forth in the Transition Plan. Promptly upon receiving any information indicating that Supplier may not perform its responsibilities or meet the Transition milestones set forth in the Transition Plan, Supplier shall disclose such information to the Client Transition Manager and shall identify for Client consideration and approval specific measures to address such delay and mitigate the risks associated therewith; and

i.	Supplier shall perform Supplier’s tasks described in the Transition Plan in a manner that will not substantially (i) disrupt or adversely impact the business or operations of Client, (ii) degrade the Services then being received by them, or (iii) interfere with their ability to obtain the full benefit of the Services, except as may be otherwise specifically provided in the Transition Plan.

9.2	Client Responsibilities

a.	Establish liaison organization to manage the Service Agreement (to facilitate communication with organization, manage and resolve disputes and issues manage contract deliverables, etc.);

b.	Client will provide a network specialist to assist Supplier in establishing connectivity to Supplier’s network;

c.	Assist Supplier in establishment of service level objectives and other performance expectations;

d.	Communicate the requirements and Service Levels of the Service Agreement to the business organization;

e.	Assist Supplier in development of ongoing performance and service reporting requirements;

f.	Provide required Client resources to perform Transition activities as defined in the Transition Plan;

g.	Provide access to physical resources, office space and connectivity to in-scope environments;

h.	Provide access to technical and business resources needed to complete Transition activities.

i.	Provide access to business resources knowledgeable in current reporting information to assist Supplier in the establishment of Client reporting requirements and expectations;

j.	Provide access to tools used in the Client environment; and

k.	Provide physical location for on-site Supplier Transition Team to reside during the Transition Period.

10.0	Deliverables/Completion Criteria

10.1	Transition Completion Criteria

This following section describes the completion criteria for the Transition.

a.	A detailed Transition Plan document and schedule has been developed and approved by Supplier and Client;

b.	The Supplier Project Management Office has been established and has begun executing their role, as defined in the Service Agreement;

c.	The final Policy and Procedures Manual has been completed and submitted to Client for review and approval;

d.	Work order processes have been completed and execution against the processes has begun, if applicable;

e.	Client signs the transition completion acceptance letter; and

f.	Migration of Client Software and In-Flight Projects to Supplier support.

10.2	Transition Deliverables Review / Acceptance Procedure

With the exception of the AMS Monthly Performance Reports and AMS Management Reports, each of the deliverables noted in Section 6.0 above will require approval by the Client Transition Manager.

For each deliverable, Supplier will provide an outline for Client’s review. Each of the deliverables will be submitted with a deliverable transmittal document, which will be the vehicle for communication concerning the status of the Deliverable Review / Acceptance Procedure for that deliverable.

To keep the Transition Plan on schedule and to surface issues as quickly as possible, Client will either accept or, in the event that changes or revisions are required to conform the deliverable to Supplier’s obligations under this Service Agreement, return the deliverable with a written summary of such recommended changes or revisions within the time frames specified for such deliverable in the Transition Plan.

If changes or revisions are required to conform the deliverable to Supplier’s obligations under this Service Agreement, the deliverable will be re-worked for one additional revision to incorporate such requested changes. In the event changes to the deliverable is required, Supplier will provide an estimated schedule for completion of such changes within three (3) Business Days from receipt of the change request from Client.

If further changes to the revised deliverable are required, Supplier will complete those in one additional revision step and Client will review/return revisions within three (3) Business Days of receipt of the revised deliverable.

If the revisions are not accepted by Client, then the procedure outlined in Section 10.3 below will be followed.

10.3	Transition Deliverables Escalation Procedures

If a deliverable is not accepted by the Client and the Parties are unable to agree on a solution, the dispute resolution procedures identified in Schedule H (Governance) will be followed. During dispute resolution, Supplier agrees to provide support relating to items not in dispute, and to the extent practicable, the disputed items, pending resolution of the escalated item. Client agrees to pay invoices submitted by Supplier as set forth in the Service Agreement.

11.0	Risk Management

Throughout the Transition, risk areas will be identified and this Risk Management section will be updated accordingly. Risks will be reviewed with the Client Transition Manager on an agreed-upon frequency, where Risks will be updated and or added to, as needed.

As of the Effective Date, the Supplier Transition Team has identified the following risks and their associated risk mitigation strategy:

a.	Risk 1: Availability of knowledgeable resources and/or comprehensive documentation/Source Codes to facilitate effective knowledge transfer.

1.	Commitment from Client management to support resource availability, supported by communication plans.

2.	Immediate escalation to Client management as soon as Supplier Transition Team perceives resource unavailability.

3.	Prioritization of critical application and business support areas as priority focus for knowledge transfer activities.

4.	For Client sub-contractors, review of sub-contractor end-dates and current assignments to prioritize and schedule knowledge transfer activities.

b.	Risk 2: Completion of and availability of connectivity between Supplier and Client.

1.	Begin connectivity tasks upon Effective Date.

2.	Established delivery dates for Client’s connectivity service provider.

3.	Client management focuses on delivery of Client’s connectivity service provider.

4.	Identify interim connectivity solution until permanent connectivity solution is installed and tested.

5.	Locate necessary Supplier support staff on-site at Client for an identified period of time until permanent connectivity solution is installed and tested.

c.	Risk 3: Stabilization of delivery immediately upon Effective Date, including existing or planned project initiatives, enhancements and report writing.

1.	Review all in-process enhancements and In-Flight Projects to determine need, priority, and continued development effort.

2.	Establish base services as the short-term priority to provide stability for future endeavors.

3.	Risk identification and mitigation plan established.

4.	Only work on high priority enhancements, base service projects and development services.

d.	Risk 4: Underdeveloped relationships between Supplier and Client support organizations may present challenges to meeting business goals.

A formal communications plan will be developed and will define the roles of Client support organizations in support of Supplier’s outsourcing delivery.

e.	Risk 5: Sufficient time for Supplier to perform knowledge transfer and initiation activities prior to full turnover of Services support to Supplier.

1.	Interim processes will be implemented to enable support to continue during the Transition Period.

2.	Identify Day 1 support expectations, and provide on-site Supplier resources during initiation phase.

3.	Managed by Supplier management, current support staff will continue to provide application support until such time that knowledge transfer has occurred.

f.	Risk 6: Client users may not understand new processes and procedures, which could cause confusion in Supplier’s delivery of the Services.

1.	Communicate to the user community proper helpdesk and other applicable procedures.

2.	Enforce the helpdesk procedures at all levels.

12.0	Transition Issue Management

Issues that arise during the Transition Period that are specific to the Transition effort will be managed by the Supplier Transition Manager. Transition issues will be tracked on a spreadsheet. Issues will be assigned an issue log number and will include a description of the issue, an assigned priority, an assigned individual responsible for issue resolution, and a target issue completion date.

Transition issues will be reviewed with the Client Transition Manager on a weekly basis as part of the weekly Transition review meetings. If Transition issue escalation is required, the escalation procedures identified in the Service Agreement will be followed.

13.0	Transition Milestones Schedule

The following identifies the Transition Plan milestones that will be managed as part of the Transition Plan. The date below represents the date Supplier will deliver the milestone deliverable for review to Client. The dates below assume an Effective Date of January 01, 2005.

Transition Milestone	Submission Date
Service Agreement Effective Date of January 01, 2005	n/a
Communication Plan delivered	ED* + M1**
Transition Plan delivered	ED + M1
Supplier Policy and Procedures Manual – initial draft delivered	ED + M3
Supplier Policy and Procedures Manual – Final draft delivered	ED + M5
IS, K-12/Geneology	ED + M5
AMS Transition	ED + M6
S&PD	ED + M6
MSD Migration	ED + M6
SIRS	ED + 10

Legend : * ED – Effective Date, **M1 – Month 1

Schedule E

Employees and Human Resources

1.0	Transitioned Personnel.

1.1	Offers of Employment.

Supplier shall extend offers of employment to those Client Personnel identified in Exhibit E-1 to this Schedule and shall waive all preconditions to such offers except criminal background checks. Supplier will conduct criminal background checks and will have a drug free workplace program in accordance with the Drug-Free Workplace Act of 1998, with reasonable cause drug testing for all personnel provided by Supplier. Such offers shall be for employment for an indeterminate period of time with Supplier in positions comparable to those held by such employees at Client, and with initial base wages or salaries, variable compensation, employee benefits, severance and other terms of employment comparable, in the aggregate to those paid or provided by Client as of the date of such offers. Unless otherwise specified in the Service Agreement or agreed by the Parties, Client Personnel accepting such offers shall be hired by Supplier effective as of the Effective Date of the Service Agreement.

1.2	Certain Employees.

With respect to any Client Personnel identified in the Service Agreement who on the Effective Date is in a leave status, including without limitation on family, medical, disability or sick leave, such employee shall remain an employee of Client until the first day that such employee actually returns to work, with physician’s release or other appropriate documentation stating that such employee may resume his or her prior work schedule, and upon such return shall be eligible to accept Supplier’s offer of employment, effective at the beginning of the Supplier’s next regular pay period, so long as such return date is within six (6) months after the Effective Date. If such return date is not within such period, then Supplier shall have no obligation to accept such employee as a Transitioned Employee hereunder.

1.3	Transitioned Employees.

All Client employees who accept Supplier’s offer of employment and begin work with Supplier pursuant to the foregoing paragraphs are herein referred to as “Transitioned Employees”. Each such Transitioned Employee’s “Employment Effective Date” shall be the date on which such employee is first added to Supplier’s payroll system.

1.4	Additional Personnel.

During the six (6) months following the Effective Date of the Service Agreement, the Parties may agree upon additional Client Personnel to whom offers of employment are to be extended by Supplier. The compensation and other terms and conditions of such offers of employment shall be as set forth in this Schedule and Client Personnel accepting such offers shall be treated as Transitioned Employees for all purposes.

1.5	Relocation of Personnel.

Unless otherwise specified in the Service Agreement or agreed by the Parties, during the first twelve (12) months after the Employment Effective Date, Supplier shall not assign a Transitioned Employee, without Client’s prior approval, to a work location other than the Client Site at which he or she was employed prior to the Employment Effective Date or to the provision of services to a customer other than Client. Client’s approval will not be unreasonably withheld if the assignment will not materially disrupt Client’s operations.

1.6	Termination of Transitioned Employees.

Unless otherwise specified in the Service Agreement or agreed by the Parties, Supplier shall not terminate the employment of a Transitioned Employee within the first twelve (12) months after the Transitioned Employee’s Employment Effective Date for any reason other than Cause or Performance.

1.7	Reemployment.

During the six (6) months following the Effective Date of the Service Agreement, the Parties may agree upon one or more Transitioned Employees to whom Client may extend offers of reemployment. Supplier shall not interfere with Client’s efforts to reemploy any Transitioned Employee with respect to whom such an agreement has been made.

2.0	Employee Benefit Plans.

2.1	General.

Except as otherwise provided in this Schedule, Supplier shall offer enrollment to the Transitioned Employee and his or her dependents, effective as of the Transitioned Employee’s Employment Effective Date, in the employee plans of Supplier that are made available to similarly situated employees of Supplier. Supplier has provided Client with true and complete copies of the most recent summary plan descriptions and summary of material modifications for such employee plans.

2.2	Years of Service Credit.

The service of a Transitioned Employee prior to his Employment Effective Date, which is recognized by an employee plan of Client (the “Years of Service Credit”), shall be recognized only for vacation, short term and long term disability plans, access to Supplier’s Rule of 65 retiree medical plan, 401(k) plan eligibility/contribution levels/vesting, and any severance pay programs of Supplier.

The following exception will apply to the severance pay program. In the event Client initiates a Termination for Convenience for this Service Agreement and as a result of such Termination for Convenience, Supplier terminates a Transitioned Employee, then (a) Supplier will pay a severance based on the total years of service with Supplier, which includes the Years of Service Credit, and (b) Client will reimburse to Supplier a sum that equates to a severance based on the Years of Service Credit awarded to the Transitioned Employee. As an example:

1.	Transitioned Employee has a total of seven (7) years of service – two (2) with Supplier and five (5) with Client.

2.	Supplier will pay Transitioned Employee a severance based on seven (7) years of service and Client will reimburse Supplier a sum equaling a severance of five (5) years of service.

2.3	Employee Welfare Benefit Plans.

Each Transitioned Employee shall be eligible as of his or her Employment Effective Date to participate immediately in Supplier’s employee welfare benefit plans (the “Welfare Plans”), which shall include medical care, hospitalization, life, accidental death and dismemberment, prescription drug, dental insurance benefits, short term disability and long term disability. Subject to the general comparability requirements in Section 2.1, eligibility for, the benefits of, and the amount, if any, of employee contributions toward Welfare Plan coverage will be determined by Supplier; provided, however, that each of Supplier’s Welfare Plans shall waive all pre-existing condition exceptions, exclusionary provisions and waiting periods for each such Transitioned Employee and any eligible spouse or covered dependents. In addition, any out-of-pocket deductible amounts paid in the calendar year of the Employment Effective Date by any Transitioned Employee shall be applied toward any deductible required by Supplier’s group insurance program for the calendar year of the Employment Effective Date.

2.4	Paid-Time-Off (Vacation/Sick Leave).

Beginning on the Employment Effective Date, Supplier shall make available to all Transitioned Employees paid-time-off benefits for vacation and sick leave under its applicable plans, with years of service of such Transitioned Employees determined in accordance with Section 2.2. Supplier shall recognize vacations plans made by the Transitioned Employees and approved by Client prior to the Employment Effective Date and shall permit such Transitioned Employees to incur negative leave balances for this purpose.

2.5	Pension Plan (401K).

Supplier agrees to provide Transitioned Employees from their respective Employment Effective Dates with the opportunity to participate in the IBM 401(K) Pension Plan. The employee with an outstanding loan must pay off the loan prior to rolling over their ProQuest monies into IBM’s 401 (K) Pension Plan.

2.6	Reimbursement Account Plans.

As of the Effective Date under the Service Agreement, Supplier shall provide dependent care and health care reimbursement account plans for the benefit of the Transitioned Employees (the “Supplier Reimbursement Account Plan”).

2.7	Tuition Assistance.

Transitioned Employees, as of their Employment Effective Date, shall be eligible to participate in all tuition assistance programs provided by Supplier to its similarly situated employees. Courses which are in progress as of the enrolled Transitioned Employee’s Employment Effective Date and for which tuition assistance has been approved by Client, and courses which have been approved by Client and paid for by the Transitioned Employee prior to the Employment Effective Date shall be reimbursed by ProQuest.

Employee can participate in Supplier’s Tuition Refund program effective with their date of hire.

2.8	Bonus Programs.

Transitioned Employees, as of their Employee Effective Date, may participate in Supplier’s bonus programs to the same degree as Supplier’s other similarly situated employees.

2.9	Severance Pay Plans.

All Transitioned Employees will participate in Supplier’s severance pay plan(s) on the same terms and conditions as similarly situated employees of Supplier.

2.10	Retiree Medical.

Supplier shall provide access to Supplier’s retiree medical benefits to the Transitioned Employees, either through an existing plan or by establishing a new plan. All Transitioned Employees will participate in Supplier’s retiree medical benefit plan(s) on the same terms and conditions as similarly situated employees of Supplier. Service will be credited to Transitioned Employees by Supplier in accordance with Section 2.2.

3.0	Other Employee Matters.

Supplier shall be responsible for funding and distributing benefits under the benefit plans in which Transitioned Employees participate on or after the Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees beginning on the Employment Effective Date. Client shall be responsible for funding and distributing benefits under the Client benefit plans in which Transitioned Employees participated prior to the Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees for the period prior to the Employment Effective Date.

4.0	Severance Reimbursement for non-Transitioned Employees

Supplier will reimburse Client for Client’s actual severance expense, as incurred, for its non-Transitioned Employees (the “Severance Reimbursement”). Such Severance Reimbursement is limited to a maximum of $1,300,000.00. Supplier will pay Client’s invoices relating to Severance Reimbursement on or before 30 days from Supplier’s receipt of a proper invoice from Client. Each Client invoice shall include documentation stating the method and calculation of the actual severance expense incurred for each non-Transitioned Employee included in such invoice.

5.0	Supplier Contract Manager.

5.1	Appointment.

The Supplier Contracting Party shall appoint an individual who from the Effective Date, shall be in charge of implementing the Services as required by the Service Agreement (the “Supplier Contract Manager”).

5.2	Replacement.

The Supplier Contracting Party shall replace such Supplier Contract Manager when required or permitted pursuant to Section 5.0.

6.0	Key Employees.

6.1	Designation of Key Employees.

Client and Supplier shall designate certain employees of Supplier as key employees (collectively, the “Key Employees”; each, a “Key Employee”) who shall be dedicated to Client’s account in accordance with the Service Agreement. Before assigning an individual as a Key Employee, whether as an initial assignment or as a replacement, Supplier shall notify Client of the proposed assignment, shall introduce the individual to appropriate representatives of Client and shall provide Client with a resume and other information regarding the individual that may be reasonably requested by Client. Supplier’s appointment of a Key Employee shall be subject to Client’s written consent. No more than twenty percent (20%) of the total number of Supplier employees under the Service Agreement may be designated as Key Employees except by agreement of Client and Supplier. Client and Supplier shall meet as appropriate to update the list of Key Employees. Key Employees will be set forth in Exhibit E-2 to this Schedule E.

6.2	Replacement or Reassignment of Key Employees.

Unless otherwise specified in the Service Agreement or agreed by the Parties, Supplier shall not reassign or replace any Key Employee for twelve (12) months after his or her designation as a Key Employee, or with respect to Key Employees who are identified by the Client Contract Manager as important to a particular project, prior to the time that such project is completed to the reasonable satisfaction of Client, except for the reasons set forth below: (1) replacement or reassignment of a Key Employee pursuant to Client’s written consent to such reassignment; (2) Key Employee’s voluntary resignation from Supplier; (3) dismissal of Key Employee by Supplier for Cause or Performance in respect of his or her duties and responsibilities to Client pursuant to the Service Agreement; or, (4) inability of Key Employee to work due to sickness or disability, or any relevant labor or employment legislation or following the termination or expiration of the Service Agreement. In any event, Supplier may only replace or reassign a Key Employee after two (2) months notice to Client.

If Supplier replaces or reassigns a Key Employee in violation of this provision, in addition to whatever rights and remedies Client may otherwise have, Supplier shall be responsible: (1) for replacing such Key Employee within thirty (30) days of the last day of such Key Employee’s employment with Supplier; and (2) for training such Key Employee’s replacement at Supplier’s sole expense.

6.3	Client’s Replacement of Key Employee.

Client may require Supplier to remove any individual Key Employee immediately for any non-discriminatory reason, provided, however, that Section 5.5 shall not apply if the Key Employee is removed without a reason.

6.4	Supplier’s Special Request For Replacement or Reassignment.

a.	Client Project Manager Review.

In the event that Supplier wishes to replace or reassign a Key Employee for reasons other than those listed in Section 5.5 below, Supplier may make a written request to the relevant Client Project Manager. The Client Project Manager will review such requests on a case-by-case basis.

b.	Review by Representatives of Client Contracting Party and Supplier Contracting Party.

In the event that the Client Project Manager declines Supplier’s request, then Supplier Contracting Party has the right to request that the issue be considered by representatives nominated by the Client Contracting Party and the Supplier Contracting Party who shall meet to discuss the request. The decision of the Client Contracting Party’s representative following such meeting shall be final.

6.5	Replacement of Key Employees.

In the event any Key Employee is reassigned or otherwise removed before his or her service under the Service Agreement is completed, Supplier shall as soon as practicable assign an appropriate replacement who shall thereafter be designated as a Key Employee. Additionally, upon agreement of the Contract Managers, in appropriate situations, in order to ensure a smooth transition between such Key Employees, Client and Supplier shall jointly agree (such agreement not to be unreasonably withheld by either Party) upon an appropriate overlap period where both the Key Employee being reassigned or removed and the replacement Key Employee are assigned to support the Service Contract. Unless otherwise agreed, there shall be an overlap period of thirty (30) days. During such overlap period, Client shall only be responsible for the charges associated with one individual.

6.6	Competitive Business.

Neither Supplier nor any Supplier Agent shall cause or permit any employee that has been engaged in the provision of Services as a Key Employee or as Dedicated Project Staff to perform services directly or indirectly for a Direct Client Competitor during the twelve (12) months immediately following the cessation of his or her involvement in the provision of Services to Client without Client’s consent. Client’s Client Direct Competitors are set forth in Schedule I.

6.7	Movement of Key Employees.

Supplier shall not without Client’s written consent move more than ten percent (10%) of the Key Employees from Client’s account during a calendar year, except as a result of the termination or expiration of a Service Agreement or as a result of a written request for reduction of Services.

7.0	Project Staff.

7.1	Appointment.

Subject to the terms of this Schedule, Supplier shall appoint and manage the Project Staff. Client reserves the right to review the qualifications of Project Staff providing Services under the Service Agreement, and to make recommendations regarding placement of such personnel for the benefit of Client.

7.2	Dedicated Project Staff List.

Within thirty (30) days of the Effective Date of the Service Agreement and twice each calendar year thereafter, Supplier shall, to the extent permitted under applicable laws and regulations, provide Client, upon Client’s written request, with a list of the “Dedicated Project Staff” and, if not dedicated full-time, the percentage of time that the individual is working on Client’s account during the sixty day period prior to the date of such list. The Dedicated Project Staff will be set forth in Exhibit E-3 to this Schedule E.

7.3	Access to Client Site.

Client, in its sole discretion, shall approve all members of the Project Staff or other Supplier employees requiring access to any Client Site. Supplier shall notify Client as soon as reasonably practicable, but no later than two (2) business days, after dismissing or reassigning any of the Project Staff whose normal work location is at a Client Site.

7.4	Movement of Dedicated Project Staff.

Supplier shall not without Client’s written consent move more than ten percent (10%) of the Dedicated Project Staff from Client’s account during a calendar year, except as a result of the termination or expiration of a Service Agreement or as a result of a written request for reduction of Services.

7.5	Removal and Replacements.

In the event that Client notified Supplier that it wishes Supplier to replace a member of the Project Staff, Client and Supplier shall meet to attempt to resolve Client’s concerns. If Client and Supplier are not able to resolve Client’s concerns within ten (10) days after Client’s notice to Supplier (or such later date agreed upon by Client and Supplier), Supplier shall replace the member of the Project Staff. Supplier shall make a commercially reasonable effort to honor Client’s requests to replace any Project Staff. Notwithstanding the foregoing, Client may require Supplier to replace any Project Staff immediately for any non-discriminatory reasons, provided, however, that Section 6.6 shall not apply if the Project Staff is removed without a reason.

7.6	Replacement of Dedicated Project Staff.

In the event any member of the Dedicated Project Staff is reassigned or otherwise removed before his or her service under the Service Agreement is completed, Supplier shall as soon as practicable assign an appropriate replacement who shall thereafter be designated as a member of the Dedicated Project Staff. Additionally, upon agreement of the Contract Managers, in appropriate situations, in order to ensure a smooth transition between members of the Dedicated Project Staff, Client and Supplier shall jointly agree (such agreement not to be unreasonably withheld by either Party) upon an appropriate overlap period where both the member of the Dedicated Project Staff being reassigned or removed and the replacement member of the Dedicated Project Staff are assigned to support the Service Contract. Unless otherwise agreed, there shall be an overlap period of thirty (30) days. During such overlap period, Client shall only be responsible for the charges associated with one individual.

7.7	Time Period for Reassignment of Dedicated Project Staff.

Subject to the provisions of the Service Agreement and in cases as set out in Sections 5.2(1) to (3) Supplier shall not reassign any member of the Dedicated Project Staff during a specified period after the Effective Date (or the duration of the Service Agreement if shorter) without Client’s written consent.

8.0	Supplier Agents.

8.1	Client’s Consent.

Supplier shall not subcontract any material portion of the Services or all or any material portion of its obligations under the Service Agreement without Client’s written consent. Client’s consent with respect to any subcontracting shall not relieve Supplier of its responsibility for the performance of any of its obligations under the Service Agreement or constitute Client’s consent to further subcontracting.

8.2	Supplier’s Responsibilities.

The Supplier Contracting Party shall retain responsibility for the acts or omissions of all Supplier Agents. The Supplier Contracting Party shall be responsible for all payments to, and claims by, Supplier Agents relating to performance or nonperformance under the Service Agreement and Supplier Contracting Party shall ensure that Supplier Agents comply with the applicable provisions of the Service Agreement.

8.3	Approval for Access.

Client, in its sole discretion, shall approve all Supplier Agents requiring access to any Client Site. Supplier shall have the right to approve Client Agents requiring access to Supplier Sites, such approval not to be unreasonably withheld.

9.0	Conduct of Project Staff.

9.1	Safety Rules and Regulations.

Supplier shall ensure that all members of the Project Staff or other Supplier employees, while at the Client Sites, shall: (1) comply with the reasonable requests and standard rules and regulations of Client as notified regarding personal and professional conduct (including the wearing of a particular uniform, identification badge or personal protective equipment and adhering to regulations and general health and safety practices or procedures) or otherwise generally applicable to such Client Sites; and (2) otherwise conduct themselves in a businesslike manner.

9.2	Security Passes.

Supplier acknowledges that the Project Staff allowed access to the Client Sites shall require security passes from Client to obtain such access. In no event may members of the Project Staff approve security passes allowing access to the Client Sites or sign in visitors without Client’s prior approval.

9.3	Access Outside Normal Hours.

If the Project Staff requires access to the Client Sites outside of normal working hours, Supplier shall request the necessary security clearance from Client and Client shall not unreasonably withhold such clearance.

10.0	Access to Supplier Personnel and Resources.

Upon Client’s request, Supplier shall promptly provide Client with access to Supplier’s specialized technical services, personnel and resources (the “Specialized Services”) in accordance with Supplier’s standard practices Client shall be treated in the same manner with respect to the Specialized Services as similarly situated customers.

11.0	Supplier Utilized Persons.

Supplier shall be solely responsible for all persons engaged or provided by Supplier in performing the Services, for supervision, daily direction and control of the work by such persons unless stated otherwise in the Service Agreement.

12.0	Non-Solicitation and No-Hire Covenants.

12.1	Non-Solicitation.

During the Term of the Service Agreement and for one (1) year thereafter (the “Non-Solicitation Period”), neither Party (without the prior written consent of the other Party) shall solicit (with knowledge that such solicitation is prohibited by this Section 11.0) for employment or independent contract service any of the other Party’s individual personnel directly engaged in the rendering or receipt of Services. This Section 11.1 shall not apply to a Party’s employees who are no longer in the Party’s employ at least six (6) months prior to the time the other Party hereto solicits them. Furthermore, this Section 11.0 shall not restrict either Party from generally advertising available positions.

12.2	No-Hire.

During the Non-Solicitation Period, (1) Client shall not hire or engage as an independent contractor any of the Supplier employees designated in the Service Agreement, and (2) Supplier shall not hire or engage as an independent contractor any of the Client employees designated in the Service Agreement. Each Party may update its respective list of names from time to time with thirty (30) days prior written notice to the other Party.

12.3	Communication.

Both Parties shall use good faith and reasonable efforts to communicate, and will maintain consistent internal practices to communicate, the existence and import of this Section 11.0 to applicable employees, and to resolve in a mutually satisfactory manner any issues that may arise under this Section.

13.0	Union Agreements and WARN Act.

13.1	Collective Bargaining Agreements.

Supplier shall provide Client not less than ninety (90) days notice of the expiration of any collective bargaining agreement with unionized Project Personnel if the expiration of such agreement or any resulting labor dispute could potentially interfere with or disrupt the business or operations of Client or impact Supplier’s ability to timely perform its duties and obligations under the Service Agreement.

13.2	WARN Act Compliance.

Supplier shall comply with the WARN Act with respect to all periods following the Employment Effective Date. Supplier shall not, for a period of sixty (60) days after the Employment Effective Date, cause any of the Transitioned Employees to suffer “employment loss” as that term is construed pursuant to the WARN Act, if such employment loss could create any liability for Client or its Affiliates, unless Supplier delivers notices under the WARN Act in a manner and at a time such that Client or Affiliates bear no liability with respect thereto.

13.3	Liability.

Supplier shall be responsible for any liability, cost, claim, expense, obligation or sanction resulting from the failure to comply with the WARN Act and the regulations thereunder through actions or omissions of Supplier on or after the Employment Effective Date. Client shall be responsible for any liability, cost, claim, expense, obligation or sanction resulting from the failure to comply with the WARN Act and the regulations thereunder through actions or omissions of Client.

13.4	Legal Compliance.

With respect to all Transitioned Employees and other personnel employed by Supplier, Supplier shall be solely responsible for compliance with all laws and regulations governing the employer-employee relationship, including but not limited to compliance with Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, and all other applicable federal, state and local discrimination, civil rights, wage payment and benefit laws, and will hold Client harmless from any liabilities or costs resulting from any failure thereof, whether claim is made against Client directly as an alleged employer, joint employer, joint venturer, conspirator or otherwise. Supplier shall comply, as applicable, with Executive Order 11246, Executive Order 11375, the Vietnam-Era Veterans’ Readjustment Assistance Act, and any other laws or regulations requiring affirmative action by government contractors or subcontractors.

Exhibit E - 1

Transitioned Employees

Transitioned Employees
Name	Client Employee Identification Number

(To be completed during Transition)

Exhibit E – 2

Key Employees

Key Employees
Name

(To be completed during Transition)

Exhibit E – 3

Dedicated Project Staff

Dedicated Project Staff
Name

(To be completed during Transition)

Schedule F

Benchmarking

Benchmarking

a.	From time to time during the Term, but not more frequently than set forth in paragraph b. below, Client may, subject to this Schedule F, engage the services of an independent third party (a “Benchmarker”) to compare the cost of the Services against the cost of well-managed operations performing services of a similar nature and type, taking into account any unique requirements of Client, to ensure that Client is obtaining pricing that is competitive with market rates, given the nature, volume and type of Services provided by Supplier under a Service Agreement (“Benchmarking”). Benchmarks shall be performed in a manner so as not to interfere materially and unnecessarily with Supplier’s ability to perform the Services in accordance with the Service Levels. Supplier shall cooperate fully with Client and the Benchmarker and will provide reasonable access to the Benchmarker during such effort.

b.	Starting twelve (12) months from the completion of Transition, Client may elect at any time to have a benchmark study performed for the Services provided under the Service Agreement. Client may not conduct a benchmark study more frequently than once in any rolling two year period.

c.	Client will designate and engage the Benchmarker from the list of firms designated on Attachment 1 to this Schedule F. Client and Supplier shall each bear fifty percent (50%) of all charges, expenses and costs incurred by the Benchmarker in performing the Benchmarking described in this Schedule F.

d.	Prior to receiving any information from the Parties regarding the Services or the Charges, the Benchmarker shall execute a confidentiality agreement satisfactory to both Supplier and Client and shall agree in writing to be bound by the confidentiality and security provisions specified in the MSA. It is the intent of the parties that the Benchmarking process be a collaborative process. In this regard, each party shall cooperate with reasonable requests by the Benchmarker for any information or data related to the Service Agreement to the extent necessary for the Benchmarker to perform the Benchmarking described in this Schedule F; provided, however, in no event shall Supplier be required to provide the Benchmarker with Supplier cost data or data from other Supplier customers. Client shall cooperate with reasonable requests by the Benchmarker for any information or data related to the Client to the extent necessary for the Benchmarker to perform the Benchmarking described in this Schedule F.

e.	The Benchmarker shall perform a price-based benchmark, benchmarking the various blended rates and hourly rates with respect to each of the selected entities in the Representative Sample as such term is defined below. The Benchmarker shall normalize (taking into account all aspects of the Services being performed by Supplier that are subject to the benchmark) the data used to perform the Benchmarking to accommodate differences between the volume of services, service location(s), and other relevant factors pertaining to the Service Agreement and those applicable to the entities comprising the Representative Sample. The purpose of such normalization process is to ensure that the Benchmarker makes appropriate adjustments to all data relating to each of the selected entities in the Representative Sample to account for any and all differences between the Services performed by Supplier and the services received by the respective entity. For the purposes of Benchmarking:

1.	“Representative Sample” for such Services shall mean a sample of a minimum of five (5) entities by the following process:

(a)	The Benchmarker shall propose at least nine (9) entities chosen for similarity of services as described in (d) above,

(b)	Supplier will have the right to exclude from the Representative Sample up to two (2) of the proposed entities without justification,

(c)	Client will have the right to exclude from the Representative Sample up to two (2) of the proposed entities without justification,

(d)	The Representative Sample will be composed of the remaining entities

2.	“Benchmarked Levels” shall mean the top quartile of rates, for each type of blended rate (U.S. resources, offshore resources, offshore resources deployed onsite, and any other blended rate class applicable from Schedule C (Charges) attributable to the Benchmarked Services among those entities comprising the Representative Sample.

f.	The Benchmarker shall meet with the parties and review and explain how each of entities in the Representative Sample matches and does not match the relevant factors of the Service Agreement and the appropriate normalization approach before a report is produced.

g.	The Benchmarker shall be directed to deliver the final results of the benchmarking process in a written report (the “Benchmark Results”) to the designated representatives of the Parties. The Parties shall have thirty (30) days from receipt of the Benchmark Results to review, comment on, and request appropriate changes in the results (the “Benchmark Review Period”). If the Benchmarker believes that there may be merit to issues raised in response to the Benchmark Results, the Benchmarker shall be given additional time to review the issues raised and any other materials submitted by either Party and to submit a final set of Benchmark Results, including any revisions to the original Benchmark Results. The revised Benchmark Results (or the original Benchmark Results, if not disputed) shall be final to the extent described below. The report shall be treated as Confidential Information of each Party. As part of such review and comment process, either Party may request the Benchmarker to provide the data on which its findings are based.

h.	For each type of blended rate, if the Benchmark Results indicate that the Benchmark Level is not more than five percent (5%) less than the rate under the Agreement for the Benchmarked Services (the “Benchmark Target”), then no adjustment shall be made hereunder.

i.	If the Benchmark Results indicate that the Benchmark Target is greater than the Benchmarked Level, then Supplier will provide Client with up to a five percent adjustment in the charges for the Benchmarked Services depending upon the difference between the Benchmark Target and the Benchmark Level. For example, if the Benchmarked Results indicate that the charges being benchmarked are 7% greater than the Benchmarked Level (i.e., the Benchmark Target is two percent (2%) greater than the Benchmark Level), then the charges for the Benchmarked Services shall be adjusted by 2%; if the Benchmarked Results indicate that the charges are 12% greater than the Benchmarked Level (i.e., the Benchmark Target is seven percent (7%) greater than the Benchmark Level), then the charges for the Benchmarked Services shall be adjusted by 5%. In addition to the foregoing, if the adjustments to the Charges would have been greater than 5% but for the limitations set forth above, the Parties will work to reach a commercially reasonable solution that is acceptable to both Parties. If the Parties are unable to reach an agreement, then Client may elect to exercise its right to terminate for convenience under this Service Agreement and pay Supplier’s fees as set forth in Section 1.1.b. of Schedule L (Termination and Termination Assistance) and wind down expenses, excluding the Termination Charges.

j.	Any changes made to the Charges pursuant to a benchmark process shall take affect thirty (30) days after the final Benchmark Results have been delivered to the parties. No adjustments to the Charges shall be made for any period prior to thirty (30) days after the Benchmark Results have been delivered to the Parties.

Attachment 1

1.	Gartner Group

2.	Meta Group

3.	Compass

Schedule G

Standards

1.0	Introduction

This Schedule defines the mutually agreed software operating environment standards which Supplier will support during the Term. Client retains financial responsibility to ensure all software products are deemed current in accordance with this Schedule as of the Effective Date or as otherwise mutually agreed by Client and Supplier and set forth in this Service Agreement.

2.0	Operating Environment Standards

In the table below, the column marked “As of the Effective Date” lists the operating environment as of the Effective Date. The column marked “Future” lists the operating environment to which Client and Supplier have agreed to migrate during the Transition Period.

STANDARDS
Operating Environment	As of the Effective Date	Future
Platforms	HP	HP
Platforms	Intel	Intel
Platforms	SGI	SGI
Platforms	SUN	SUN
Operating System	HP Unix	HP Unix
Operating System	Linux	Linux
Operating System	MAC	MAC
Operating System	Mainframe 390 PC	Mainframe 390 PC
Operating System	NT	NT
Operating System	NT/Unix	NT/Unix
Operating System	Red Hat AS 2.1	Red Hat AS 2.1
Operating System	Red Hat ES 3.0	Red Hat ES 3.0
Operating System	Red Hat Linux 7.x	Red Hat Linux 7.x
Operating System	SCO Unix	SCO Unix
Operating System	SGI IRIX	SGI IRIX
Operating System	Solaris	Solaris
Operating System	SUN MAC	SUN MAC
Operating System	Sun Solaris	Sun Solaris
Operating System	Windows	Windows
Databases	Binary Files	Binary Files
Databases	C-tree	C-tree
Databases	dBase 3	dBase 3
Databases	FOXPRO	FOXPRO
Databases	MARC	MARC
Databases	MS SQL Ser Sybase	MS SQL Ser Sybase
Databases	MS SQL Server	MS SQL Server
Databases	MsAccess	MsAccess
Databases	MySQL	MySQL
Databases	Open Text	Open Text
Databases	Oracle	Oracle
Databases	Oracle + NT Files	Oracle + NT Files

STANDARDS
Operating Environment	As of the Effective Date	Future
Databases	Oracle/PLSQL	Oracle/PLSQL
Databases	Progress	Progress
Databases	RetrievalWare	RetrievalWare
Databases	SQL Server	SQL Server
Databases	ZIM	ZIM
Languages	ASP	ASP
Languages	Awk	Awk
Languages	Borland C++	Borland C++
Languages	Business Obejects	Business Obejects
Languages	C	C
Languages	C++	C++
Languages	Clipper	Clipper
Languages	Delphi	Delphi
Languages	HTML	HTML
Languages	Informatica	Informatica
Languages	Java	Java
Languages	MsExcel	MsExcel
Languages	Pascal (Delphi)	Pascal (Delphi)
Languages	Perl	Perl
Languages	PL/SQL	PL/SQL
Languages	Powerbuilder	Powerbuilder
Languages	Pro-C	Pro-C
Languages	SGML FOSI	SGML FOSI
Languages	SQL	SQL
Languages	Tcl/Tk	Tcl/Tk
Languages	Unix Script	Unix Script
Languages	VB	VB
Languages	Vendor Proprietary	Vendor Proprietary
Languages	Visual C++	Visual C++
Languages	XML	XML
Other	Addict (Spell Checker).	Addict (Spell Checker).
Other	Apache/Linux	Apache/Linux
Other	Arbortext	Arbortext
Other	Berkley BSD	Berkley BSD
Other	Caravan Web	Caravan Web
Other	CodeBase	CodeBase
Other	Comshare GEAC	Comshare GEAC
Other	Cybersource	Cybersource
Other	Freeware ftp graphic upload tool	Freeware ftp graphic upload tool
Other	HTML/HGEN	HTML/HGEN
Other	ICENI GEMINE	ICENI GEMINE
Other	Idene Argus	Idene Argus
Other	Interactive Tools (Te1t editor & Spell Checker ).	Interactive Tools (Te1t editor & Spell Checker ).
Other	JDE	JDE
Other	Lead Tools (for Graphics).	Lead Tools (for Graphics).
Other	LEX/YACC	LEX/YACC

STANDARDS
Operating Environment	As of the Effective Date	Future
Other	Mason Template	Mason Template
Other	MS Index Server	MS Index Server
Other	Orpheus by Turbo Power (Te1t editor).	Orpheus by Turbo Power (Te1t editor).
Other	Peoplesoft	Peoplesoft
Other	Progress Forms	Progress Forms
Other	Python	Python
Other	Report Builder Pro, Quick Reports.	Report Builder Pro, Quick Reports.
Other	Seibel	Seibel
Other	SGML	SGML
Other	Spellex	Spellex
Other	TRACKWISE	TRACKWISE
Other	UDML	UDML
Other	UI Templating	UI Templating
Other	WebStationOne,	WebStationOne,

Schedule H

Governance

1.0	Service Description	3
1.1	Overview and Purpose	3
1.2	Major Functions	3
1.3	Desired Results	4
1.4	Process Activities	5

2.0	Governance Responsibility Matrix	7

3.0	Escalations and Notification	11
3.1	Escalations	11
3.2	Notification Policy	11

4.0	Additional Information	11

1.0	Service Description

1.1	Overview and Purpose

Governance is the structured approach by which Client and Supplier agree to manage the outsourcing relationship. The purpose of governance is to provide a mutually understood and mutually adopted management model which allows services to be delivered in a responsive and cost-effective manner, while minimizing problems and risk.

Client and Supplier agree that the governance model includes the methods and processes by which Client and the Supplier will establish goals and desired outcomes, track and measure performance, surface problems and resolve them, and monitor that results are delivered according to expectations. It further includes the organizational structure, positions, roles and responsibilities, and accountabilities which are established to execute that methodology.

Governance includes the performance of duties by three key roles: the Executive Committee, Supplier’s Contract Manager and Client’s Contract Manager. The Executive Committee will conduct annual planning meetings and will also meet to resolve problems that have been escalated by the Supplier’s Contract Manager and the Client’s Contract Manager. The Supplier’s Contract Manager and Client’s Contract Manager will act as the Single Points of Contact (SPOC) in their respective organizations. They will review Service Levels on a monthly basis and be responsible for resolving all issues and problems that cannot be handled by the normal problem management process. A Policy and Procedures Manual, which will be jointly developed by Client and Supplier during the Transition Phase of this engagement, will set forth the normal processes by which Client end users and Supplier service providers will agree on services to be performed, make changes to requirements, monitor progress and results, and resolve problems.

Supplier is responsible for recommending standards, processes and technology for Client’s approval, for the Services provided. Supplier is also responsible for performing and managing the Services at the stated levels of service described in Schedule B (Service Levels), in a cost-effective and measurable manner in support of Client’s business objectives stated herein. Stipulations stated in this document include, but are not limited to:

a.	Timely billing of Client’s account;

b.	Contract change management;

c.	Performance and status reporting/reviews;

d.	Incident Management;

e.	Problem Management; and

f.	Change Management.

The scope of service provided by Supplier will be documented and measured against the stated Service Levels set forth in Schedule B, with associated Service Level Credits to be credited to Client. Supplier will create an environment that, in and of itself, fosters the creation of recommendations that will have a positive impact on the Services provided to Client. Supplier will make recommendations related to improving productivity and Service Levels, achieving savings, and reducing complexities in processes.

This document outlines the working structure of the governance model. It covers roles and responsibilities, relationship management and performance management processes, and communication. Client and Supplier will agree to finalize tactical details of this model during the Transition period of this engagement.

1.2	Major Functions

Listed below, including, without limitation, are the functions and key tasks the Supplier will provide. Further details around each of these functions are defined in the Responsibility Matrix.

Supplier will:

a.	Provide an service delivery team;

b.	Develop and maintain a current Policy and Procedures Manual;

c.	Conduct and attend regularly scheduled status and review meetings;

d.	Perform contract change management, if and as required;

e.	Participate in cooperative strategy and planning sessions;

f.	Develop, and maintain documentation, status reporting and report management;

g.	Provide proper billing and invoicing;

h.	Perform contract management for third parties engaged by the Supplier as applicable to deliver the Services;

i.	Follow Client’s current procedures related to incident management, change management; problem management, and root cause analysis until the completion of the Policy and Procedures Manual;

j.	Follow Client procedures, guidelines for information and physical security;

k.	Provide auditing access and assistance to Client to be further described in the MSA;

l.	Conduct annual Client satisfaction survey as set forth in Schedule J; and

m.	Provide support to Client for mergers, acquisitions and divestitures as described in the Services Agreement and subject to the change management procedure.

1.3	Desired Results

Listed below are the results that Client desires from the governance model:

a.	Both Client and Supplier have a clear understanding of the end-to-end process(es) within which the Services are performed;

b.	Both Client and Supplier understand the inputs and outputs all along the value chain, and understand where the Services fit into the overall value chain;

c.	Both Client and Supplier understand what must occur at inbound and outbound hand-offs between the Services and other activities in the value chain;

d.	Roles and responsibilities have been clearly defined, agreed and documented in the Service Agreement for all activities in the end-to-end process;

e.	Procedures that identify how Supplier will deliver consistent and high-quality services have been fully documented;

f.	Client and Supplier have chosen and agreed on appropriate points to monitor performance in the end-to-end process;

g.	Client receives timely and accurate information regarding Supplier performance via status meetings, status reports and general performance reporting, and the same data is simultaneously available and looked at by both Client and Supplier in evaluating performance;

h.	Use of a common, efficient, equitable, and consistent change management process integrates changes across business units, service categories, and process platforms;

i.	Until the Policy and Procedures Manual is completed Supplier will follow Client’s incident, problem, change management and escalation procedures for the reporting and tracking of incidents by defined priority levels;

j.	Incidents are resolved in a timely and orderly manner so Client may resume duties as quickly as possible;

k.	Supplier supports Client during any mergers, acquisitions and divestitures subject to the Service Agreement and the change management procedure;

l.	There is an implied level of trust that facilitates open data-sharing, and joint responsibility for problem-solving;

m.	The defined escalation path quickly reaches a joint decision-making body with representatives from both Client and Supplier; and

n.	Both Client and Supplier are committed to understanding and fixing root causes.

These desired results represent overarching business objectives which are in addition to specific Service Levels defined in Schedule B to the Service Agreement. As such, while Supplier will be held accountable for meeting the specific Service Levels set forth in Schedule B, Supplier and Client will collaborate to better enable the Service Levels to advance Client’s business objectives. If the Service Levels do not advance the business objectives, then Client and Supplier will work together to determine whether or not alternative Service Levels, or alternate work procedures, would be more appropriate. If Client and Supplier reach such an agreement, then new Service Levels and/or new work procedures will be documented and implemented as set forth in Schedule B.

1.4	Process Activities

Listed below are the qualifiers or limitations for this service description. Client requires that these constraints be followed in Supplier’s performance of these services.

Process Constraints:

a.	Supplier recognizes that personnel it assigns to provide Services to Client are critical to the successful provision of services. Accordingly, Supplier will assign to the Client account a qualified Contract Manager who is approved by Client. Supplier’s Contract Manager shall be a Key Employee.

b.	Client and Supplier agree that all assigned individuals are critical to the successful provision of services. Supplier will assign individuals with the appropriate skill sets required to support the scope and service levels agreed to by Client. Supplier will replace assigned individuals as provided in Schedule E (Employees and Human Resources) to the Statement of Work.

c.	Supplier’s Policy and Procedures Manual will contain the documented processes and procedures by which the Supplier will administer Client’s account. This manual will contain processes and procedures such as, but not limited to, Incident Management, Change Management, Project Management, and Reporting. Supplier will assign version numbers to each procedure and document the date(s) on which any procedures were changed by mutual consent with Client. This manual will be developed during the Transition Phase of this engagement, and will be thereafter attached as an Appendix to this Schedule H.

d.	Except for emergency changes, Supplier will perform only those changes submitted in writing and approved by Client’s Contract Manager and the Supplier Contract Manager. Supplier will perform every approved change, as scheduled, for Client unless requested by Client’s Contract Manager to cancel or reschedule the change. If, in the implementation of an approved change, Supplier recognizes the need to perform additional work not documented in the approved change request, Supplier will first amend the change request and obtain written or verbal approval from Client’s Contract Manager and reschedule the change, if necessary, before initiating additional work. Supplier will promptly notify Client of any emergency changes. All changes are subject to the Change Control Procedures set for the Policy and Procedures Manual.

e.	Client reserves the right to escalate the priority level of an incident. The incident escalation will be in writing, detailing the business reason for the escalation. All escalations will be reviewed by the Supplier Contract Manager prior to the escalation. Client will take this action if Supplier has been unable to solve an incident in a reasonable amount of time or if the incident has started to cause a greater negative impact on Client’s users than when first reported. Also, Client may escalate the priority level of an incident in the event it has sufficient business reasons to effect the escalation. Client will expect Supplier to react to the escalation by providing the appropriate amount of attention and resources to resolve the incident in accordance with the Service Level associated with the revised incident priority level.

f.	Any requested services outside the scope of the Service Agreement will not be included in the overall calculation of performance for agreed-to Service Levels.

g.	Client reserves the right to request supporting data from Supplier regarding Service Level measurement data for auditing purposes. Supplier will provide such requested data within five (5) days of request. Supplier will support one audit per year. Audit assistance that requires additional resources will be provided as a new service subject to the change management process.

h.	Client reserves the right to issue any out-of-scope project for competitive bid among multiple other vendors and will include the supplier in all competitive bids.

i.	An out-of-scope project is defined as “a non-operational task (or function) not included as part of the Service Description, with defined start and end dates and specific functions.” Supplier will use its project management methodology to manage both in-scope and out-of-scope projects.

j.	Out-of-scope projects which have been approved by the Client Contract Manager will be billed on a separate invoice or as a separate line item on the monthly invoice.

k.	Supplier will submit for review and prior written approval from Client’s Contract Manager any and all billable work Supplier performs outside the scope of the Services and not included in any monthly fees. Written approval [from the Client Contract Manager will be obtained before work is performed and subsequently invoiced.

l.	Supplier will respond to Client in writing within one (1) week regarding any documented agreement disputes.

m.	Both Client and Supplier will create and provide representation to an Executive Committee. The “Executive Committee”, comprised of seven (7) members, with four (4) members being appointed and replaced by Client and three (3) members being appointed and replaced by Supplier. Each Party’s Contract Manager shall be one of the designated members to the Executive Committee. The chairperson of the Executive Committee shall be appointed by Client. A Party’s representatives to the Executive Committee shall serve at the discretion of such Party and may be replaced at any time by such Party. Each member of the Executive Committee shall have one vote on the Executive Committee. The Parties may subsequently agree to change the size of the Executive Committee, as appropriate to meet the needs of the Parties in managing the joint efforts under the Service Agreement. The Executive Committee shall determine the frequency of its meetings and how such meetings will be conducted. Whenever any action by the Executive Committee is called for hereunder during a time period in which the Executive Committee is not scheduled to meet, a representative of either Party may cause the Executive Committee to take the action in the requested time period by calling a special meeting or written agreement to take such by action without a meeting. The proceedings of all meetings of the Executive Committee shall be summarized in writing and sent to both Parties. Supplier shall be responsible for the preparation and circulation of such summaries. Draft summaries shall be issued in final form only upon approval by the Executive Committee at a subsequent meeting or as evidenced by the signature of a majority of the representatives of the Executive Committee. Each Party shall bear all expenses of their respective Executive Committee representatives related to their participation on the Executive Committee and attendance at Executive Committee meetings. All decisions of the Executive Committee shall be by majority vote. In addition, the Executive Committee will resolve operational disputes that cannot be resolved by Client’s Contract Manager and Supplier’s Contract Manager.

n.	Supplier will create, maintain and provide an annual plan that will outline the major activities that it will perform in the coming year. At the direction of the Executive Committee, Supplier shall update such plan to reflect changes approved by the Executive Committee.

o.	Supplier will support Client’s environment resulting from a merger, acquisition or divestiture. The appropriate project change control process will be used in the event additional resources and/or costs are required for this support.

2.0	Governance Responsibility Matrix

The Responsibility Matrix indicates the party ultimately responsible for the listed task. Ticks in both columns indicate a shared responsibility or combined effort between both parties. It is not the intent of any Responsibility Matrix to absolutely define every process, activity or task performed as a contracted function. Responsibility Matrix, roles and responsibilities will be finalized during the Transition phase.

	Governance	Supplier	Client
Supplier Account Team
1.	Designate dedicated Contract Manager.	✓	✓
2.	Approve Supplier Contract Manager.		✓
3.	Assign account team.	✓
4.	Manage account team.	✓
5.	Adequately train account team and review team performance.	✓
6.	Implement corrective actions relating to team performance, as necessary.	✓

Policy and Procedures Manual
7.	Develop, maintain and make available to Client a Policy and Procedures Manual for the processes that are in-scope for this engagement.	✓
8.	Review Policy and Procedures Manual.		✓
9.	Propose changes to procedures.		✓
10.	Amend Policy and Procedures Manual based upon mutual agreement.	✓
11.	Approve Policy and Procedures Manual.		✓

Status Meetings and Reporting
12.	Propose status-meeting schedule.	✓
13.	Approve status-meeting schedule.		✓
14.	Conduct status meetings.	✓	✓
15.	Participate in status meetings.	✓	✓
16.	Prepare and distribute project status and service performance report for status meetings.	✓
17.	Review, discuss and analyze the status and service performance report.	✓	✓
18.	Identify areas for improvement.	✓	✓
19.	Approve changes to project status and service performance reports, as needed.		✓
20.	Provide a plan for the implementation of action items from the status review meetings during the next scheduled status review meeting.	✓
21.	Approve the plan for implementation of action items from the status review meeting		✓
22.	Complete agreed action items in plan from the status review meeting	✓	✓
23.	Request Service Level performance and activity reports, as needed.		✓
24.	Audit Service Level performance and activity reports, as needed.		✓
25.	Negotiate new and/or renew agreements of Service Levels.	✓	✓
26.	Perform in order to enable compliance with agreed-upon Service Levels.	✓	✓
27.	Adhere to Client’s safety and security policies when onsite at any Client facility.	✓	✓

	Governance	Supplier	Client
28.	Prepare quarterly management briefing for Service Level results.	✓
29.	Conduct quarterly management review meeting.	✓	✓
30.	Attend quarterly management review.	✓	✓
31.	Implement action items resulting from, and agreed to, during quarterly management review meeting.	✓
32.	Approve new or changes to Service Level/performance reports as needed.		✓
33.	Manage consequences (e.g., failure to meet Service Levels) resulting from quarterly management review.	✓	✓
34.	Prepare and distribute an overview of activity plans as a result of quarterly management meetings.	✓

Contract Change Management
35.	Propose contract changes (including additions or changes to Service Levels).	✓	✓
36.	Review proposed contract changes.	✓	✓
37.	Agree to contract changes.	✓	✓
38.	Refer contract change agreements to the Executive Committee for review and approval.	✓	✓
39.	Escalate contract disputes to the Executive Committee.	✓	✓

Strategy and Planning
40.	Prepare an annual plan.	✓
41.	Provide input into annual plan.		✓
42.	Modify annual plan as necessary.	✓
43.	Publish annual plan.	✓
44.	Execute annual plan.	✓
45.	Review progress against annual plan during quarterly management review meeting.	✓	✓
46.	Communicate business requirements to the Supplier.		✓
47.	Understand and document Client’s business requirements.		✓
48.	Set standards, architecture and design.	✓	✓
49.	Assist with direction setting and updating of standards.	✓
50.	Recommend standards.	✓
51.	Approve standards.		✓
52.	Document any exceptions to standards.	✓
53.	Test the compatibility of new standards and exceptions with the existing infrastructure.	✓
54.	Research emerging technology and propose effective solutions.	✓	✓
55.	Identify areas for improvement and communicate to Client.	✓

Report Management
56.	Identify reporting requirements.		✓
57.	Develop sample reports.	✓
58.	Approve sample reports.		✓

	Governance	Supplier	Client
59.	Develop a report schedule including the frequency of report production, the number of copies of each report to be produced and the report distribution list.	✓	✓
60.	Produce and deliver reports in accordance with the report schedule.	✓
61.	Review reports and follow-up with Supplier, if necessary.		✓
62.	Correct erroneous reports.	✓
63.	Reproduce reports, if necessary.	✓

Billing
64.	Produce and distribute a monthly invoice for services provided for the previous month on or about the fifth (5th) working day of every month.	✓
65.	Provide an invoice that meets Client’s accounting and financial practices.	✓
66.	Approve the invoice format.		✓
67.	Investigate and respond to requests for clarification, as required.	✓
68.	Escalate billing disputes to the Executive Committee.	✓	✓
69.	Submit any invoice changes to Client’s Contract Manager within two (2) weeks of invoice being submitted to Client.	✓

Change Management
70.	Include Change Management procedures in Policy and Procedures Manual.	✓
71.	Manage all changes in accordance with approved Change Management procedures.	✓	✓
72.	Request changes.		✓
73.	Log and track all changes.	✓
74.	Determine if change is billable.	✓	✓
75.	Approve changes.		✓
76.	Schedule change implementation.	✓
77.	Implement changes.	✓	✓
78.	Sign off change when a change has been successfully implemented.		✓
79.	Produce and distribute change status reports.	✓

Incident Management
80.	Include Incident Management procedures in Policy and Procedures Manual.	✓
81.	Manage all incidents in accordance with approved Incident Management procedures.	✓	✓
82.	Identify incidents.	✓	✓
83.	Assume responsibility for resolving all in-scope incidents.	✓
84.	Log and track all incidents (for all in scope applications).	✓
85.	Track incidents and participate in resolution.	✓
86.	Confirm resolution of all incidents.		✓
87.	Produce and distribute incident status reports.	✓
88.	Analyze results of monthly reports and historical trends.	✓
89.	Identify areas for improvement.	✓
90.	Approve new or changes to services, as needed.		✓

	Governance	Supplier	Client

Project Management for In-and Out-Of-Scope Work
91.	Include Project Management procedures in Policy and Procedures Manual.	✓
92.	Manage all projects in accordance with approved Project Management procedures.	✓	✓
93.	Initiate project request.		✓
94.	Log and track all projects.	✓
95.	Review project requests and recommend options.	✓
96.	Develop project cost and time estimates.	✓
97.	Approve project.		✓
98.	Create project plan.	✓
99.	Implement project.	✓
100.	Sign off project when project has been successfully implemented.		✓
101.	Produce and distribute project status reports.	✓

Client Procedures
102.	Provide Client procedures (such as, but not limited to: asset management, procurement, and information security) to Supplier.		✓
103.	Receive and review Client procedures.	✓
104.	Request clarifications of Client procedures if necessary.	✓
105.	Provide clarifications of Client procedures if requested by Supplier.		✓
106.	Adhere to and enforce adherence to Client procedures.	✓	✓

Auditing Support
107.	Develop and maintain auditing support procedures. (New Service work request)	✓
108.	Approve auditing support procedures.		✓
109.	Notify Supplier of intent to perform an audit.		✓
110.	Perform the audit.		✓
111.	Assist in the performance of the audit in accordance with auditing support procedures. (New Service work request)	✓

Merger, Acquisition and Divestitures
112.	Provide scalability of services to support mergers, acquisitions or divestitures.	✓
113.	Develop business specifications as a result of a merger, acquisition or divestiture.		✓
114.	Develop technology integration and process integration plan to support a merger, acquisition or divestiture. (New Service work request)	✓
115.	Approve technology integration plan.		✓
116.	Deliver services according to business and technology plan.	✓

3.0	Escalations and Notification

Supplier shall provide a detailed escalation process and notification policy in regard to the Services provided.

3.1	Escalations

Escalation procedures assist Supplier in devoting management attention to incident areas consistent with the impact of those incidents. Each outstanding incident will be categorized with a priority level, and will be assigned the appropriate level of resources consistent with its impact. Supplier will clarify the incident and communicate action plans to Client within a timeframe appropriate to the priority of the pending incident. Incident priority and escalation will be defined during the Transition period.

3.2	Notification Policy

The objective of the notification policy is to inform key Client and Supplier staff and management about an incident that has affected Service availability or performance. A notification will be sent out by Supplier to a pre-defined distribution list based on the incident priority.

a.	The notification will inform affected staff and management of one of the following:

1.	An incident with high priority has caused a service outage

2.	The service has been recovered and is available

b.	Contact Methods include but are not limited to the following:

1.	E-mail

2.	Pager

3.	Phone Call

4.	Warm Hand Off

5.	All of the above

Details of the Notification Policy will be specified in the Policy and Procedure Manual which Supplier and Client will develop during the Transition Phase of this engagement.

4.0	Additional Information

Supplier and Client will hold regularly scheduled management meetings to review the success and performance of the services provided by Supplier using telephones, Net conference, or in person, as mutually agreed by both parties.

Status meetings and review of service:

a.	Daily

b.	Monthly

c.	Quarterly

Details will be defined during the Transition period.

Schedule I

Client Direct Competitors

1.0	Introduction

This Schedule lists the Client Direct Competitors.

2.0	Client Direct Competitors

Client Direct Competitors
ARI Network Services Inc
Automatic Data Processing Inc
Bright Horizons
CCC
EBSCO
Enigma
ExLibris
Google Inc
Infomedia Ltd
John Wiley
LeapFrog
Lexis Nexis
McGraw-Hill
Pearson PLC
Renaissance Learning
Reynolds and Reynolds Co.
Scholastic
The Thompson Learning Segment of The Thomson Corporation of which The Gale Group is a member.
Universal Computer Systems
West
Yahoo! Inc

Proprietary Electronic Parts Catalogs of:
Daimler Chrysler
Harley Davidson
Honda Motor Company

Schedule J

Customer Satisfaction

(This Schedule J will be completed during the Transition Period)

Schedule K

In-Flight Projects

This Schedule sets forth the In-flight Projects. The Parties agree that the scheduled start and end dates are estimates and will be reviewed and verified during the Migration of each Applications Area and any date changes or removal of an In-Flight Project will be accomplished through the Change Control Process.

Sl number	Projected FTE	Status	RFIs/Projects	Start Month	End Month
MSD

1		Completed	EDM Sample File Creation Report

2		Completed	Generic Fields

3		Completed	Digitization Demo – VG, Norway

4		Green	Front Page Alternative Mfg Solution	04/04	10/04

5		Green	Upgrade to Oracle 9i	07/04	10/04

6		Green	Replace Oracle Servers (RePOS 2k4)	07/04	09/04

7		Green	Factiva USA Today early Feed	04/04	09/04

8		Green	OxResearch reload gen flds	07/04

9		Green	Author Profiles (ContentScan)	04/04	07/04

10		Green	Tier 3 Newspapers (HNP-FPK (full page image, keyword highlight))	06/04	01/05

11		Green	EIU Viewswires	04/04	09/04

12		Green	CO QA Storage	06/04	09/04

13		Green	Varying embargo content rights (internal & external)	10/04	02/05

14		Green	Decomission ADM System	07/04	01/05

15		Green	TLS	04/04	10/04

16		Green	Addition of metadata from Xanedu to ABI subsets	10/04	02/05

17		Green	Migrate old VBOS to ODS	01/05	07/05

18		Green	Extend life of VBOS until ODS Ph2 implementation	06/04	02/05

19		Green	Consolidate Manufacturing Pipelines	07/04	01/05

20		Green	Hoover’s	09/04	01/05

21		Green	ODS Phase 1	04/04	10/04

22		Green	ODS - Phase 2	07/04	01/05

23		Green	Centralized Development User Management	10/04	12/04

24		Green	PsycArticles Reload	n/a	n/a

25		Green	Biomed Phase 3	10/04	04/05

26		Green	AOP 72 hour turnaround	08/04	10/04

Sl number	Projected FTE	Status	RFIs/Projects	Start Month	End Month
27		Green	UME Phase 1	04/04	10/04

28		Green	ProQuest Alerts Feature	08/04	09/04

29		Green	Micromedia VBOS enhancement	05/04	09/04

30		Green	PDF/Quark Decomposition	07/04	11/04

31		Green	Biomed Phase 2	10/04	04/05

32		Green	Reloading Snapshots to Generic Fields	05/04	10/04

33		Green	RFI 62 - Implement “Update Start Page” and “Append” transactions	07/04	01/05

34		Green	Dissertation Extraction Schedule	09/04	01/05

35		Green	LAT/CT Clubbing	10/04	04/05

36		Green	Backfile (NYT & BG)	05/04	09/04

37		Green	Quality Standards (RFI-111)	07/04	12/04

38		Green	APS Ohiolink	01/05	07/05

39		Green	CINAHL Reload 2004	10/04	04/05

40		Green	PsycInfo Reload 2004	04/04	10/04

41		Green	Operationalize TPD Loading (weekly)	07/05	01/06

42		Green	PsycInfo Reload 2005	04/05	10/05

43		Green	PsycInfo Reload 2006	04/06	10/06

44		Green	CINAHL Reload 2005	10/05	04/06

45		Green	CINAHL Reload 2006	10/06	03/07

46		Green	MIT Sloan Cleanup	07/04	11/04

47		Green	PQDD – Phase 1	07/04	11/04

48		Green	PC Issue Date	07/04	11/04

49		Joe?	COS/EIR - Serials	10/04	04/05

50		Joe?	PDF to TIFF converting system	04/04	09/04

51		Joe?	British Library Historical Conversion	01/05	07/05

52		New RFI	Historical Magazines Online	n/a	n/a

53		New RFI	Publication Search	n/a	n/a

54		Red	VG, Norway implementation (Place holder for actual implementation of what we Demo’d)	10/04	04/05

55		Red	MIT Sloan Mgt Review	10/04	02/05

56		Red	CSA Index / ProQuest Full Text Products	10/04	02/05

57		Red	Encylopedia Britannica	10/04	02/05

58		Red	FTP PQ5000 w/o newspapers (U Toronto)	09/04	01/05

59		Red	MLA Bibliographic Database	10/04	02/05

60		Red	CIS replacement/ New CD-ROM Product/CD+ Conversion	10/04	04/05

61		Red	CPM - Phase 2, release 1	07/04	01/05

62		Yellow	Chicago Tribune ( find gaps and fill)	07/04	11/04

63		Yellow	WSJ Backfile (find gaps and fill)	n/a	n/a

64		Yellow	Biomed Phase 1	07/04	11/04

Sl number	Projected FTE	Status	RFIs/Projects	Start Month	End Month

65		Yellow	Infrastructure Migration and regression test	01/05	07/05

66		Yellow	QA Process	04/04	01/05

67		Yellow	PDF outsourcing (w/ and no metadata)	04/04	10/04

68		Yellow	eFeeds Global Config	10/04	04/05

69		Yellow	Operationalize Softline & MM Loads	04/04	10/04

70		Yellow	APS Hit Highlighting	04/04	09/04

71		Yellow	Author Start Page	10/04	02/05

72		Yellow	Reference Linking	10/04	04/05

73		Yellow	Workflow Manager	10/04	04/05

74		Yellow	Auto-categorization	05/04	04/05

75		Yellow	PQDD – Phase 2	09/04	02/05

76		Yellow	Advanced eFeeds manufacturing and display	07/05	01/06

77		Yellow	Dialog Content Enhancement	08/04	10/04

78		Yellow	UME Phase 3 (includes A&I outsourcing)	10/04	04/05

79		Yellow	UME Phase 2	07/04	04/05

80		Yellow	PQSJ CD-ROM Additional 10 Years Images	n/a	n/a

81		Yellow	Repair CBCA and SFLN PQ Content	n/a	n/a

82		Yellow	Expectations Mgt	04/04	01/05

83		Yellow	RFI 62 - Move documents between page collections without changing DOCID	10/05	04/06

84		Yellow	Content Component Controls – never delete	10/05	04/06

85		Yellow	Elsevier	10/04	04/05

86		Yellow	Improve efeeds support of CBCA& SFLN merge	07/04	01/05

87		Yellow	Move Micromedia to Innodata Stream	05/04	10/04

88		Yellow	Family Therapy Network	06/04	08/04

SIRS

CD-ROM Products

1			Researcher Winter 2004	10/04	04/05

2			Discoverer Spring 2005	01/05	07/05

3			Researcher Spring 2005	01/05	07/05

4			Gov Rep Spring 2005	01/05	07/05

5			Renaissance Spring 2005	01/05	07/05

6			Discoverer Fall 2005	07/05	01/06

7			Researcher Fall 2005	07/05	01/06

8			Gov Rep Fall 2005	07/05	01/06

9			Renaissance Fall 2005	10/05	04/06

10			Researcher Winter 2005	n/a	n/a
SIRS Internal

1			Code Cleanup	10/04	04/05

SIRS Information Systems

Sl number	Projected FTE	Status	RFIs/Projects	Start Month	End Month
1			ROCS	01/05	06/05

SIRS Product Enhancements - Committed

1			SIRS/eLibrary Combined Login	10/04	04/05

2			Portal Customization/Enduring Links	01/05	07/05

3			Primary Sources	04/05	10/05

SIRS Product Enhancements - Slotted

1			Bookcart Integration	01/05	07/05

2			Subject heading Search enhancements - Phase I	04/05	10/05

3			Usage stats migration to PQ	04/05	10/05

4			eLibrary/SIRS Researcher HWC Tree Matching	07/05	01/06

5			Interactive Citizens Search and GUI Revisions	07/05	01/06

6			Web Collection Controller	10/05	04/06

7			Tabbed Source Delineation Phase II	10/05	04/06

IS

1			BSR Project II - UMI Traditional Products	04/04	08/04

2			BSR Traditional Product Maintenance Releases	07/04	02/05

3			Electroinic Product Catlog Release	07/04	01/05

4			Sales Release	07/04	03/05

5			BSR Electronic Product Release	01/05	07/05

S & PD

Authentication

			Tier 3 Newspapers	07/04	01/05

			eLibrary Bookcart Enhancements	07/04	01/05

			eLibrary Usage Monitoring	07/04	01/05

			Ancestry Library Edition	07/04	01/05

			PQDD Phase 2	10/04	04/05

			ODS Phase 2	10/04	04/05

			LAT/CT Clubbing	10/04	04/05

			CINAHL Reload	10/04	04/05

			Remaining State Standard Correlations	10/04	04/05

			eLibrary CE II	10/04	04/05

			eLibrary Timeline for HWC	10/04	04/05

			Revolutionary War	10/04	04/05

			Soundex / Wildcard Search	10/04	04/05

			TexShare Authentication II	10/04	04/05

			PQDD Phase 3	01/05	07/05

			Open Access Journals	01/05	07/05

			Reference Linking	01/05	07/05

			eLibrary Platform Enhancements - Auto categorization	01/05	07/05

Sl number	Projected FTE	Status	RFIs/Projects	Start Month	End Month

			Culture Grams World Conflicts	01/05	07/05

			eLibrary Science	01/05	07/05

			HNP SE – Phase II	01/05	07/05

			Freedmans	01/05	07/05

			PERSI FT Linking	01/05	07/05

HQO

1			Platform Migration #1	04/04	06/04

2			Usage Reports	04/04	06/04

3			Platform Migration #2	04/04	09/04

4			Revolutionary War	04/04	09/04

5			Soundex / Wildcard	07/04	09/04

6			Ancestry Library Edition ( new )	07/04	10/04

7			Freedmans ( form 3Q4)	10/04	12/04

8			Revolutionary War ( from 2Q4)	10/04	03/05

9			PERSI FT (linking)	10/04	12/04

10			Full UI	01/05	03/05

11			Cross Search ( form 4Q4)	01/05	03/05

Schedule L

Termination and Termination Assistance

1.0	Termination

1.1	Termination for Convenience.

Client may, in its sole discretion, terminate the Service Agreement by:

a.	providing Supplier with a written notice stating Client’s election to terminate the Service Agreement for its convenience (the “Termination Notice Date”) and the effective date of such termination (the “Termination Date”). Such Termination Date will be:

1.	no earlier than one (1) contract year from the Effective Date; and

2.	no earlier than 120 days, and no later than 18 months, after Supplier’s receipt of such notice; and

b.	paying Supplier the Termination Charges set forth in Exhibit C-1 of Schedule C and other fees as defined in the Service Agreement (e.g, severance reimbursement set forth in Section 2.2 of Schedule E (Employees and Human Resources), Termination Assistance), which Supplier and Client agree is Client’s sole and exclusive liability for such termination for convenience.

1.2	Termination for Change of Control of Supplier.

In the event of a sale of: (a) all or substantially all of the assets of Supplier; or (b) more than twenty-five percent (25%) of issued voting rights stock of Supplier to another person or Entity, which in Client’s sole discretion, creates a substantial uncertainty as to Supplier’s continued ability to perform under the MSA or will substantially change the Client-Supplier relationship, Client may terminate the Service Agreement on at least sixty (60) days notice to Supplier, whereby such termination shall be deemed a termination for convenience.

1.3	Termination for Cause.

a.	Failure to Perform.

If either Client or Supplier fails to perform any of its material obligations or breaches any representations under the MSA or this Service Agreement (except as provided in subsections (b) through (e) below), and such failure is not cured within thirty (30) days after notice is given to the defaulting Party specifying the nature of the default, then the non-defaulting Party may, upon further notice to the defaulting Party, terminate the Service Agreement as to all or part of the Services, as of the date specified in such notice of termination; provided, however, that, if, the defaulting Party has promptly commenced to cure the default and if after the defaulting Party’s reasonable efforts such default could not be cured within such thirty (30) day period, the defaulting Party may give notice to the non-defaulting Party by the end of such thirty (30) day period, and the time to cure a default shall then extend for up to fifteen (15) days from the end of such thirty (30) day period, provided that the defaulting Party continues to use its reasonable efforts to cure such default during the fifteen (15) day period.

b.	Repeated Failure to Perform.

If either Client or Supplier repeatedly fails to perform any of its obligations or breaches any representations under the MSA or this Service Agreement, regardless of whether such failures or breaches are cured and where such failures have a material effect, the non-defaulting Party may, upon further notice to the defaulting Party, terminate all or part of the Services as of the date specified in such notice of termination.

c.	Service Levels.

Client may, upon notice to Supplier, terminate all or part of the Services, for the reasons set forth in Schedule B (Service Levels), as of the date specified in such notice of termination.

d.	Failure to Complete Transition.

If Supplier fails to complete the Transition by the deadlines set forth in the Transition Plan, Client may, upon notice to Supplier, terminate all or part of the Services as of the date specified in such notice of termination.

1.4	Termination by Electronic Means.

Supplier shall not use any electronic means including, but not limited to, Illicit Code to enforce termination under the MSA.

1.5	Other Terminations.

A Service Agreement may also terminate: (a) to the extent necessary to exercise Client’s benchmarking rights under Schedule F (Benchmarking), and (b) pursuant to Section 16.2 and Section 27.6 of Exhibit B to the MSA. Any termination affected pursuant to these Sections shall not be subject to Section 1.3 above.

1.6	Effect of Termination.

In the event of a termination of part of the Services, the Service Agreement shall remain in effect subject to the Change Control Procedures with respect to the Services still to be provided by Supplier. In the event of a termination of all of the Services pursuant to this Section 1.0, the Service Agreement shall terminate in its entirety. Upon termination of the Service Agreement by Client, Client shall have no liability for any payments accruing for services performed after the Termination Date except those set forth in Section 2.0 below; provided, however, that Client shall comply with its obligations, if any, relating to the return or redelivery of any products to Supplier that are covered by the terminated Service Agreement.

1.7	Rights upon Termination.

Upon termination or expiration of the Service Agreement, each Party shall forthwith return to the other all papers, materials and properties of the other held by such Party in accordance with the terms of Article XV of Exhibit B to the MSA and subject to the terms of Article XIII of Exhibit B to the MSA. In addition, each Party will assist the other Party in the orderly termination of the Service Agreement and the transfer of all items, tangible and intangible, as may be necessary for the orderly, non-disrupted business continuation of each Party.

2.0	Termination Assistance

2.1	Termination Assistance Services.

In the event of the expiration or termination of all or of part of the Services being provided under the Service Agreement, Supplier shall, upon Client’s request, continue to provide the Services which were provided by Supplier prior thereto and any new services requested by Client that may be required to facilitate the transfer of the affected Services to Client or a third party service provider, as applicable, or Client’s designee, including, providing to Client or third party personnel training in the performance of the affected Services (collectively, the “Termination Assistance Services”) in accordance with the following:

a.	Applicable Requirements and Access.

At no additional cost, Supplier shall provide to Client and any designated third party service provider:

1.	in writing, to the extent available, applicable requirements, standards, policies, operating procedures and other documentation relating to the affected execution environment of the Services; and

2.	necessary access to the systems and sites from which the affected Services were provided, subject to the provisions of Article XXI of Exhibit B to the MSA relating to Client’s review rights.

b.	Development of Transition Plan.

If and to the extent requested by Client, Supplier shall assist Client in developing a plan which shall specify the tasks to be performed by the parties in connection with the Termination Assistance Services and the schedule for the performance of such tasks.

c.	Termination Assistance Period.

Supplier shall provide the Termination Assistance Services to Client or its designee (1) commencing upon notice up to six (6) months prior to the expiration of the Term or on such earlier date as Client may request and continuing for up to twelve (12) months following the effective date of the expiration of the Term, (2) commencing upon any notice of termination (including notice based upon breach or default by Client) of the Term with respect to all or any part of the Services, and continuing for up to eighteen (18) months following the effective date of such termination (the “Termination Assistance Period”), as agreed upon by Client and Supplier, including prices no worse to Client than those for comparable services prior to termination, except to the extent that resources included in the Charges otherwise being paid by Client to Supplier can be used to provide the Termination Assistance Services.

d.	Service Quality.

To the extent Client requests Termination Assistance Services, such Services shall be provided subject to and in accordance with the terms and conditions of the Service Agreement. Supplier shall perform the Termination Assistance Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it provided and was required to provide the same or similar Services during the Term. The quality and level of performance of the Services provided by Supplier following the expiration or termination of the Term with respect to all or part of the Services or Supplier’s receipt of a notice of termination or non-renewal shall not be degraded or deficient in any respect.

e.	Post-Termination Assistance Period.

Following the Termination Assistance Period for a period not to exceed six (6) months thereafter, Supplier shall: (1) answer all reasonable and pertinent verbal or written questions from Client regarding the Services on an “as needed” basis as agreed upon by Client and Supplier; and (2) deliver to Client any remaining Client-owned reports and documentation still in Supplier’s possession.

f.	Third-Party Contracts.

Upon request from Client to the extent permitted by third party contracts, Supplier shall do the following:

1.	Supplier Hardware.

Supplier shall make available any Supplier Hardware dedicated to the performance of the affected Services by allowing Client or its designee to (A) purchase, at Net Book Value, any such Supplier Hardware owned by Supplier; or (B) assume the lease of any such Supplier Hardware leased by Supplier.

2.	Third Party Maintenance and Services Contracts.

Supplier shall transfer or assign, upon Client’s request, any third party contracts applicable to the affected Services for maintenance, disaster recovery services or other necessary third party services being used by Supplier and dedicated to the performance of the affected Services, to Client or its designee, on terms and conditions acceptable to all applicable parties.

3.	Software Licenses.

Supplier shall, subject to the provisions of the Service Agreement, license to Client, or assist Client in obtaining a license to, Software then being used by Supplier in providing the Services in accordance with the provisions of Article XIII of Exhibit B to the MSA.

g.	Inventory.

Supplier shall provide to Client, in the form and with the content requested by Client, inventories of the Hardware and Software used in connection with the provision of the Termination Assistance Services as needed.

h.	Employment of Supplier Employees.

Upon completion of the Termination Assistance Period and notwithstanding the provisions of Schedule H (Governance) to the Service Agreement, upon request from Client, Supplier will allow Client to offer employment to and to hire all Supplier employees who have been performing the Services that have been terminated or have expired pursuant to the Service Agreement.

i.	Absolute Obligation.

Supplier acknowledges and agrees that it shall have an absolute and unconditional obligation to provide Client with Termination Assistance Services.

2.2	Divested Entities.

In the event an Entity or unit of Client or the business or part of an Entity or unit of Client is sold or otherwise divested (the “Divested Entity”), Supplier shall, upon Client’s request, provide all or part of the Services to the Divested Entity (on the basis that the new owner of Divested Entity shall be deemed to fall within the definition of Client Contracting Party for the purposes of the Service Agreement) in accordance with Section 22.2 of Exhibit B to the MSA, to the extent that the Services will then be provided to such Divested Entity. In addition, Supplier shall provide to the Divested Entity any Termination Assistance Services which may be requested by the new owner of the Divested Entity.

SERVICE AGREEMENT

Number

THIS SERVICE AGREEMENT (“Service Agreement”) is effective as of January 01, 2005 (the “Effective Date”) by and between ProQuest Information and Learning Company, a Delaware corporation, (“Client Contracting Party”), with offices at 300 North Zeeb Road, Ann Arbor, MI 48106, and International Business Machines Corporation (“IBM”), a New York corporation, (“Supplier Contracting Party”), with offices at Route 100, Somers, New York 10589.

RECITALS

WHEREAS, ProQuest Company and IBM have entered into a Master Services Agreement dated as of January 01, 2005 (the “MSA”);

WHEREAS, in accordance with the MSA, Client Contracting Party wishes to obtain from Supplier Contracting Party, and Supplier Contracting Party wishes to provide to Client Contracting Party, certain information technology and related services as described in this Service Agreement; and

WHEREAS, each of Client Contracting Party and Supplier Contracting Party desires that the Terms and Conditions, attached as Exhibit B to the MSA, as modified by this Service Agreement (collectively, the “Terms and Conditions”) be incorporated by reference into this Service Agreement;

NOW, THEREFORE, for and in consideration of the covenants and agreements set forth below and in the MSA, Client Contracting Party and Supplier Contracting Party hereby agree as follows.

ARTICLE I.

INTRODUCTORY PROVISIONS

1.1 Definitions. Terms used in this Service Agreement with initial capital letters shall have the respective meanings set forth herein or, if not set forth herein, in Exhibit A to the MSA, or, if not set forth in either of the foregoing, in the Statement of Work attached hereto.

1.2 Exhibits. This Service Agreement hereby incorporates by reference the following exhibits:

Exhibit 1	Statement of Work
Exhibit 2	Notices

1.3 Terms and Conditions. All references in the Service Agreement to the Terms and Conditions shall refer to the Terms and Conditions as modified by the Statement of Work.

1.4 Hierarchy of Terms.

(a) Terms and Conditions and Service Agreement. Section 1.2 of the Terms and Conditions sets forth the hierarchy among the Terms and Conditions and the Service Agreement.

(b) Body of Service Agreement and Exhibits. In the event of any conflict between the terms of the body of this Service Agreement and the Terms and Conditions, on the one hand, and the terms in any of the exhibits attached hereto, on the other hand, the terms in the body of this Service Agreement or the Terms and Conditions shall prevail.

1.5 Cross-References. This Service Agreement may provide parenthetical cross-references to one or more provisions in the Terms and Conditions. These cross-references are provided for convenience of reference only.

1.6 Client and Supplier. For purposes of this Service Agreement, unless otherwise expressly set forth in this Agreement, the term “Supplier” shall mean only Supplier Contracting Party and the term “Client” shall mean only Client Contracting Party.

ARTICLE II.

TERM

2.1 Initial Term. The Initial Term of this Service Agreement shall commence on the Effective Date and shall continue until the later of: (a) the Expiration Date, and (b) the last date during which Supplier is obligated to provide any Termination Assistance Services. The Expiration Date of this Service Agreement is December 31, 2009.

2.2 Renewal. This Service Agreement shall automatically be renewed for a least one (1) successive Renewal Terms, each having a duration of twelve (12) months, unless Client gives written notice to the contrary at least six (6) months before the expiration of the Initial Term or any Renewal Term, however, this provision shall not apply after the expiration of the last Renewal Term. (See Terms and Conditions, Section 2.2)

ARTICLE III.

SERVICES

3.1 Designated Services. The Statement of Work describes the Services which Supplier shall provide to Client under this Service Agreement. The following Schedules are incorporated in and made part of the Statement of Work:

Schedule A	-	Client Software
Schedule B	-	Service Levels
Schedule C	-	Charges
Schedule D	-	Transition
Schedule E	-	Employees and Human Resources
Schedule F	-	Benchmarking
Schedule G	-	Standards
Schedule H	-	Governance
Schedule I	-	Client Direct Competitors
Schedule J	-	Customer Satisfaction
Schedule K	-	In-Flight Projects
Schedule L	-	Termination and Termination Assistance

3.2 Third Party Service Providers. Subject to Section 5.1.a. of the Terms and Conditions, Client may, now or in the future, use one or more third-party service providers to provide information technology and related services that relate to, interact with, or depend upon the Services. Supplier shall provide all reasonable cooperation to Client and such third-party service providers in connection with the provision of such Third Party Services.

ARTICLE IV.

MISCELLANEOUS

4.1 Notices. All notices, requests, consents and other communications required or permitted under this Service Agreement shall be addressed as set forth in Exhibit 2.

4.2 Governing Law. This Service Agreement shall be interpreted in accordance with, and governed by, the laws of the United States of America and the State of Michigan. Each Party hereby consents to the exclusive jurisdiction of the state and federal courts located in the State of Michigan.

IN WITNESS WHEREOF, this Service Agreement has been executed by the Parties as of the Effective Date.

INTERNATIONAL BUSINESS MACHINES CORPORATION	PROQUEST INFORMATION AND LEARNING COMPANY

By:	By:

(Print):	(Print):

Title:	Title:

Date:	Date: